As filed with the Securities and Exchange Commission on April 26, 2022
Registration
No. 333-259723

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM
F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genius Sports Limited
(Exact name of registrant as specified in its charter)

Island of Guernsey	7990	98-1583958
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Genius Sports Group
9th Floor, 10 Bloomsbury Way
London, WC1A 2SL
Telephone: +44 (0) 20 7851 4060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue #204
Newark, Delaware 19711
Telephone: (302)
738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff
Ross M. Leff
Allison C. Gallagher
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone: (212)
446-4800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
I Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 22, 2021, the registrant filed a Registration Statement on Form
F-1
(File
No. 333-259723),
subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2021 (as amended and supplemented from time to time, the “Registration Statement”). On March 18, 2022, the registrant filed the Post-Effective Amendment No. 1 to the Registration Statement as an exhibit-only filing solely to include as an exhibit WithumSmith+Brown, PC’s consent to the use of its report dated March 18, 2022, with respect to the consolidated financial statements of the registrant included in the Prospectus Supplement No. 3 dated March 18, 2022 filed pursuant to Rule 424(b)(3).
The Registration Statement initially registered the resale by the selling securityholders named therein (the “Selling Securityholders”) of up to 6,624,939 ordinary shares, $0.01 par value, including any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. The securities initially covered by the Registration Statement included (i) 911,149 ordinary shares issued to certain securityholders in connection with the FanHub Acquisition (as defined below), (ii) 5,213,792 ordinary shares issued to certain securityholders in connection with the Second Spectrum Acquisition (as defined below) and (iii) 499,998 ordinary shares issued to certain securityholders in connection with the Spirable Acquisition (as defined below).
This Post-Effective Amendment No. 2 to the Registration Statement on Form
F-1
is being filed to (i) include information contained in the registrant’s Annual Report on Form
20-F
for the fiscal year ended December 31, 2021, filed with the SEC on March 18, 2022, and (ii) update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information contained in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it’ s not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL
26
, 2022
Preliminary Prospectus
6,624,939 Ordinary Shares

Genius Sports Limited
(a
non-cellular
company limited by shares incorporated and registered under the laws of the Island of Guernsey)

This prospectus relates to the offer and sale by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 6,624,939 ordinary shares, $0.01 par value. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. The securities covered by this prospectus include (i) 911,149 ordinary shares issued to certain securityholders in connection with the FanHub Acquisition (as defined below), (ii) 5,213,792 ordinary shares issued to certain securityholders in connection with the Second Spectrum Acquisition (as defined below) and (iii) 499,998 ordinary shares issued to certain securityholders in connection with the Spirable Acquisition (as defined below).
We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of ordinary shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.
Our ordinary shares and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “GENI” and “GENI WS,” respectively. The last reported sale price of our ordinary shares on April 25, 2022 was $4.04 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” and a “foreign private issuer” as defined under applicable federal securities law and are subject to reduced public company reporting requirements for this prospectus and future filings. See, “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Our business and an investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 23 of this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated             , 2022

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Genius,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Genius Sports Limited and its consolidated subsidiaries after the Closing, (ii) Maven Topco Limited and its consolidated subsidiaries prior to the Closing and after the Apax Funds Investment and (iii) Genius Sports Group Limited and its consolidated subsidiaries prior to the Apax Funds Investment. Genius Sports Limited, previously known as Galileo NewCo Limited, is the newly combined company in connection with the Business Combination, in which shareholders of Genius and dMY exchanged their shares for shares in Genius Sports Limited.
Neither we nor the selling securityholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling securityholders take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders are making an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
For investors outside the United States: neither we nor the selling securityholders have done anything that would permit the possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.
Certain amounts that appear in this prospectus may not sum due to rounding.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“
Apax Funds
” means certain funds the ultimate general partners of which are advised by Apax Partners LLP.
“
Apax Funds Investment
” means Topco’s acquisition of all of the issued and outstanding equity interests of Genius Sports Group Limited on September 7, 2018, following of which Genius Sports Group Limited, inclusive of its wholly-owned subsidiaries, became wholly-owned subsidiaries of Topco.
“
B shares
” means B shares of Genius, par value $0.0001.
“
Business Combination
” means the transactions contemplated by the Business Combination Agreement.
“
Business Combination Agreement
” means the Business Combination Agreement, dated as of October 27, 2020, by and among dMY, TopCo, MidCo, Genius, Merger Sub and Sponsor, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part, and as may be amended from time to time.
“
Class
 A Shares
” means dMY’s Class A common stock, par value $0.0001.
“
Class
 B Shares
” means dMY’s Class B common stock, par value $0.0001.
“
Closing
” means the closing of the Business Combination.
“
Continental
” means Continental Stock Transfer & Trust Company.
“
DGCL
” means the Delaware General Corporation Law as the same may be amended from time to time.
“dMY” means dMY Technology Group, Inc. II, a Delaware corporation.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Genius
” means Genius Sports Limited.
“
Genius Board
” means the board of directors of Genius.
“
Genius Governing Documents
” means the Genius Amended and Restated Memorandum of Incorporation and the Genius Amended and Restated Articles of Incorporation.
“
Genius ordinary shares
” means the ordinary shares of Genius, par value $0.01.
“
Genius Sports Group
” means Genius Sports Group Limited, a private limited company incorporated under the laws of England and Wales.
“
Guernsey Companies Law
” means the Companies (Guernsey) Law, 2008 (as amended).
“
IPO
” means dMY’s August 18, 2020 initial public offering of units, with each unit consisting of one Class A Share and one-third
of one warrant, raising total gross proceeds of approximately $276,000,000.
“
Merger Sub
” means Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Genius.
“
MidCo”
means Maven Midco Limited, a private limited company incorporated under the laws of England and Wales.

“
NewCo
” means Galileo NewCo Limited, a company incorporated under the laws of Guernsey, and its subsidiaries when the context requires, that changed its name to Genius Sports Limited in connection with the Business Combination.
“
NFL Warrants
” means the warrants issued to NFL Enterprises LLC, with each such warrant entitling the holder thereof to purchase one Genius ordinary share at a price of $0.01 per Genius ordinary share.
“
NYSE
” means the New York Stock Exchange.
“
private placement warrants
” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO, with each such warrant entitling the holder thereof to purchase one Class A Share at a price of $11.50 per share.
“
public warrants
” means the 9,200,000 redeemable warrants sold as part of the units in the IPO.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Sponsor
” means dMY Sponsor II, LLC, a Delaware limited liability company.
“
Target Companies
” means, collectively, TopCo, MidCo, Genius, Merger Sub and all direct and indirect subsidiaries of TopCo.
“
TopCo
” means Maven Topco Limited, a company incorporated under the laws of Guernsey.
“
Transfer Agent
” means Continental Stock Transfer & Trust Company.
“
warrants
” means the private placement warrants, public warrants and NFL Warrants.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
The consolidated financial statements of the Company included in this prospectus are presented in conformity with accounting principles accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. The consolidated financial statements include the accounts and operations of the Company, inclusive of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Certain prior period amounts reported in our condensed consolidated financial statements and notes thereto have been reclassified to conform to current period presentation.
NewCo was incorporated on October 21, 2020 for the purpose of effectuating the Business Combination described herein. Prior to the Business Combination, NewCo had no material assets and did not operate any businesses. The Business Combination was first accounted for as a capital reorganization whereby NewCo is the successor to its predecessor TopCo. In connection with the Reorganization (defined below), the existing shareholders of TopCo continued to retain control through ownership of NewCo. The capital reorganization was immediately followed by the acquisition of dMY, which was accounted for within the scope of ASC 805, Business Combinations (“ASC 805”). Under this method of accounting, dMY was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of NewCo issuing NewCo ordinary shares for the net assets of dMY, accompanied by a recapitalization.
CONVENTIONS WHICH APPLY TO THIS PROSPECTUS AND EXCHANGE RATE PRESENTATION
In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“£,” “GBP” and “pounds” each refer to the British pound sterling; and

•	“€,” “EUR” and “Euro” each refer to the Euro.
Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

v

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
TopCo, MidCo, NewCo, Merger Sub, dMY and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.
MARKET AND INDUSTRY DATA
In this prospectus, we present industry data, information and statistics regarding the markets in which Genius competes, as well as Genius’ statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Genius’ business and markets, including information obtained from Ellers & Krejcik Gaming (collectively, “Industry Analysis”). Such information is supplemented where necessary with Genius’ own internal estimates and information obtained from H2 Gambling Capital, taking into account publicly available information about other industry participants and the judgment of Genius’ management where information is not publicly available. This information appears in “Business” and other sections of this prospectus.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus, before deciding to invest in our ordinary shares. For purposes of this section, unless otherwise indicated or the context otherwise requires, all references to “Genius,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Genius Sports Limited and its consolidated subsidiaries after the Closing, (ii) Maven Topco Limited and its consolidated subsidiaries prior to the Closing and after the Apax Funds Investment and (iii) Genius Sports Group Limited and its consolidated subsidiaries prior to the Apax Funds Investment. Genius Sports Limited, previously known as Galileo NewCo Limited, is the new combined company in connection with the Business Combination, in which shareholders of Genius and dMY exchanged their shares for shares in Genius Sports Limited.
Our Business
Overview
Genius is a B2B provider of scalable,
technology-led
products and services to the sports, sports betting and sports media industries. Genius is a fast-growing business with significant scale, distribution and an expanding addressable market and opportunity.
Genius’ mission is to be the official data, technology and commercial partner that powers the global ecosystem connecting sports, betting and media. In doing so, the Company creates engaging and immersive fan experiences while simultaneously providing sports leagues with reliable and sustainable revenue streams.
Genius sits at the heart of the global sports betting ecosystem where the Company has deep, critical relationships with over 400 sports leagues and federations, over 500 sportsbook brands and over 150 marketing customers (which includes some of the aforementioned sportsbook brands). The following are examples of services Genius provides its partners globally:

•
Sports Leagues:
Genius provides the technology infrastructure for the collection, integration and distribution of live data that is essential both to running a league’s operations and to growing their profile and revenue streams. Genius also works alongside leagues to protect the integrity of their competitions from the threat of match-fixing through global bet monitoring technology, online and offline education services, and consultancy services including integrity audits and investigations.

•
Sportsbooks:
Genius’ technology, content and services allow sportsbook operators to outsource selected core, but resource-heavy, functions necessary to run their business. This includes the collection of live sports data, oddsmaking, risk management and player marketing.

•
Sports Media (brands and digital publishers):
Genius engages with sports media customers both from the gaming and non-gaming
sectors to provide a range of online marketing and fan engagement tools that drive customer acquisition and retention.

What Genius Does
Genius is a data and technology company that enables consumer-facing businesses such as sports leagues, sportsbook operators and media companies to engage with their customers. The scope of Genius’ software bridges the entire sports data journey, from intuitive applications that enable accurate real-time data capture, to the creation and provision of in-game
betting odds and digital content that help Genius’ customers create engaging experiences for the ultimate end-user,
who are primarily sports fans.

The collection of high quality, live sports data has become indispensable for sportsbooks as in-game
betting has continued to grow rapidly across the world. In mature markets such as the United Kingdom, major sportsbooks report that in-game
betting currently represents the majority of Gross Gaming Revenue (“GGR”), which represents the difference between the amount of money players wager and the amount that they win, making it a critical offering for all major sportsbooks.
In-game
betting typically increases in popularity as markets mature, and it is expected that the United States will follow suit.
Genius’s live data services, alongside other
value-add
solutions, are deeply integrated into nearly all regulated sportsbook operators, comprising over 500 sportsbook brands worldwide. None of these sportsbooks currently take Genius’s entire product offering and so these integrations provide a clear runway for future growth. Genius provides customized solutions depending on its customers’ requirements, ranging from supplying live data feeds, in-game
oddsmaking and risk management, to managing a sportsbook’s entire back-end
operation. Genius customers include global sportsbook brands such as bet365, DraftKings, FanDuel, and Entain (formerly GVC), as well as leading B2B gaming technology platform providers such as Scientific Games, IGT, Kambi and DraftKings B2B (formerly SBTech).
In order to supply sportsbooks with a sufficient volume of sports data, Genius has built a broad portfolio that covers over 285,000 events, and over 190,000 events under official data and/or streaming rights agreements (of which approximately 120,000 are exclusive). This includes official data and trading for leagues such as the English Premier League (“EPL”), National Football Association (“NFL”), and National Basketball Association (“NBA”), as well as several events that are popular with bettors. Due to the need for sportsbooks to provide their customers with deep betting markets and content at all times of the day, Genius believes that its critical mass of events is vital to the operation of these companies.
Genius has established long-term, mutually beneficial relationships with sports leagues and federations and has acquired the rights to collect and monetize their data. Genius utilizes a network of more than 7,000 highly trained statisticians across over 150 countries who work on the ground, pitch-side and court-side, to capture data in real-time using Genius software.
In exchange for these sports data rights, for the majority of Genius’s league partners, the Company provides vital technology infrastructure solutions, including competition management software, scoreboard technology, athlete registration, data collection and distribution, fan-facing
websites, officiating, fan engagement tools, performance data tracking solutions, and coaching analysis tools. The integration of sports leagues and robust human infrastructure gives Genius a highly diversified rights portfolio and deep competitive position.
Genius’s technology and services extend beyond the symbiotic sports data-sports betting relationship. The Company provides data-driven performance marketing technology and services to a range of advertisers, primarily sportsbooks and iGaming brands, which effectively optimize player acquisition, retention and engagement costs. Genius’s multiple data sets, including real-time statistics, betting odds, behavioral data and engagement data, enhance its digital marketing solutions and further deepen its relationships with its customer base.
Company Background
The Company was
co-founded
by the current Chief Executive Officer, Mark Locke, as a software company which specialized in aggregating sports betting data. It then evolved into providing outsourced oddsmaking solutions to sportsbooks. The Company then expanded into a software provider to sports and media technology companies and, in 2015, Genius Sports Group was formed.
With a growing portfolio of betting customers that were driving increasingly large volumes of in-game
bets, the Company and its leadership team realized the importance of live sports data and began to develop the technology that would enable Genius to own and control the entire value chain, from live data collection to pre-game
and
in-game
oddsmaking. As of March 2022, Genius has invested more than $130 million in building out its full suite of proprietary technology and software solutions.
A portion of this amount was provided by private equity firm Three Hills Capital Partners (“THCP”), who have been an investment partner of Genius since 2015. THCP’s investment also bolstered Genius’ growth strategy into new territories and financed strategic acquisitions.
In September 2018, Apax Funds acquired a majority interest in Genius. Approximately $35 million of additional capital was invested into the Business, which enabled Genius to invest in people and key sports relationships which has accelerated the Company’s growth. As a key partner, Apax Funds helped realign the Company’s global operations, strengthen the management team, support the Company to execute its acquisition strategy, and grow the organization that is now scaled and poised for growth.
In 2021, following the Closing of the Business Combination, Genius has made acquisitions totaling over $250 million on proprietary technology such as Second Spectrum, FanHub, and Spirable to complement its existing core business. Second Spectrum is an optical tracking solution that uses computer vision and machine learning to generate performance data, analytics, insights, and visualization solutions for major sports leagues such as the NBA, EPL, and NCAA that drove a significant portion of Sports Technology revenue in 2021. FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media and Fan Engagement Platform. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to engage casual sports fans. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale.

Genius is the Global Leader in Official Data Rights
Official data as it pertains to sports betting is the feed of live statistics that is sanctioned by sports rights holders, typically sports leagues and federations, and used to create betting markets, update odds in real-time, and settle bets accurately and timely. The Company believes that as the global sports betting industry, especially in-game
betting, is expected to grow, the reliance on high quality data is similarly expected to increase over time. Further, the Company believes that the adoption of official data is inevitable as the sports betting market matures, and Genius’ technology and relationships are critical to capturing this trend.

The Company believes that:

•	official data is critical to sports, as it serves as a means for rights holders to monetize their data;

•	official data is critical to sportsbooks, as only official data provides guaranteed access to the fast and reliable data necessary for in-game betting; and

•	official data is critical to regulators, as it is legally compliant and an independent source of truth that protects consumers.
Genius’ existing portfolio of official data includes some of the most valuable sports rights, including the NFL, EPL, NBA, NCAA, and the International Basketball Federation (“FIBA”). Genius continues to identify and strategically acquire additional sports rights that are expected to generate a positive return and create value for Genius’ shareholders.
Genius classifies sports and the associated rights as Tiers 1 through 4. Sports rights classified as Tier 1 are those from leagues with global name recognition, which are typically acquired by rights fees alone. Sports rights that are not classified as Tier 1 are typically from regional leagues. These non-Tier1
rights are typically acquired by Genius through a contra model in which Genius secures long-term agreements with the respective leagues in exchange for Genius’ technology and software solutions (and occasionally de minimis cash fees). This allows the Company to develop mutually beneficial partnerships with leagues globally and integrate Genius’ technology and services deeply within each league’s operations. It is notable that while non-Tier
1 sports are typically smaller leagues that are less popular at a global level, they are very popular in their local countries or regions and often have large, dedicated fan bases.
Taking this dual approach to Tier 1 and
non-Tier
1 rights respectively is unique and beneficial for several reasons. The low cost “contra” strategy in the non-Tier
1 sports helps mitigate the risk of rights inflation for this content while also helping to lock in sports with strong future potential value into long-term deals. The Company believes that these tiers facilitate the vital content a sportsbook needs to be competitive at all times. Furthermore, this approach gives Genius the fiscal flexibility to be competitive for Tier 1 rights when it believes they will be strategically accretive to its portfolio.
The Company started its expansion into the provision of audio visual (“A/V”) services in the second half of 2019. This includes providing sports leagues with proprietary
AI-powered
A/V production services to capture live game streams with minimal human intervention. These streams are a valuable addition to Genius’ portfolio of sports betting services as a complimentary offering to in-game
data and oddsmaking. The Company has over 39,000 streaming rights under official rights.
The Sports Betting Industry and Genius’ Opportunity
The Growing Global Sports Betting Market
Genius operates in the global sports betting industry. H2 Gambling Capital projects the Global Sports Betting industry GGR to grow from $50 billion in 2021 to $86 billion by 2026. The Company believes it is well positioned to grow alongside this rapidly expanding industry. Most of the GGR currently generated by the entire industry is estimated to come from Asia and the Middle East, with Europe being the second largest region.
H2 Gambling Capital expects the sports betting industry to grow across all regions globally, led by rapid expansion in newly regulating markets such as the United States. In May 2018, the US Supreme Court repealed the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), which lifted federal restrictions on sports betting and gave individual states the power to legalize sports betting. As of year-end
2021, 32 states, including Washington, DC for these purposes, have passed measures to legalize sports betting, of which 30 states have already launched active sports betting industries with 19 states, including New York following their early

January 2022 launch, allowing mobile sports betting. The Company expects additional states to legalize sports betting in the coming years, which will further grow the U.S. sports betting market. Per H2 Gambling Capital, the US sports betting market is projected to generate an estimated $12 billion in GGR in 2026, increased from just an estimated $4 billion in 2021.
Regions such as Europe also have several countries, such as Germany, that remain in the early stages of liberalization and proliferation of sports betting. H2 Gambling Capital expects Europe to generate an estimated $30 billion in GGR in 2026, increased from an estimated $20 billion in 2021. Europe remains a key market for Genius due to its large scale and relevance within the global sports betting industry.
Genius’s wide-ranging, well-embedded role across the sports betting industry means that the Company generates revenue regardless of which operators take market share within any given jurisdiction. Genius’s revenue share model also gives it upside exposure as its customers grow and expand.
Sports betting helps leagues create exciting and memorable moments for their fans. Naturally, in-game
sports betting is an engaging type of sports betting experience and adds another layer of connection for fans as they watch the action unfold in real time. As sports betting markets mature, in-game
betting typically increases in popularity and eventually represents both the majority of both bets placed and GGR. For example, Bet365 reported that in-game
accounted for 75% of its total sports betting revenue in the twelve months ending March 31, 2020.
Given the nature of the sports betting data market, where sportsbook operator expenditure on data is mainly driven by in-game
data consumption, this is a tailwind that Genius is well-positioned to capitalize on given its strong focus on expanding its portfolio of rights and the focus on official live data.
Furthermore, Genius believes its position in the sports data value chain and ability to continually and effectively upsell on betting content, services and product innovations will allow the Company to increase its share of customers over time. This includes several end-user
engagement solutions, including live streaming and
ad-tech
products, which Genius expects to become a larger part of its business in the future.
Advantages of Scale
Genius believes that its scale creates meaningful competitive advantages. The human infrastructure the Company has built, with more than 2,300 staff and access to a network of more than 7,000 trained statisticians and agents worldwide, provides scale enabling Genius to better serve its customers.
The broad portfolio of events Genius offers is enabled by its technological expertise and deep relationships and integrations with sports leagues. Building this portfolio has taken many years and requires a deep understanding of each sport league’s technical and strategic requirements, along with developing bespoke technology to meet those requirements. For example, Genius developed technology for basketball leagues that is used by more than 180 leagues in 120 countries around the world, equating to more than 80% of all organized basketball competitions.
To gain access to Genius’s sports betting services, such as live sports data feeds or outsourced oddsmaking, sportsbooks must integrate their back office systems with Genius’s proprietary technology. This technology and the managed services provided by Genius drives the sportsbook’s consumer facing offering—from the events they offer on their site to the odds on those events. This makes Genius’s technology a core and critical part of every customers’ operations on a day-to-day
basis.

Core Strengths

•
The largest portfolio of official betting data:
The combination of greater numbers of sports leagues taking control over their data assets and rapid growth of in-game
betting makes official data both increasingly valuable and harder to acquire. The scale of Genius’ portfolio, built up over more than a decade, puts it at the very forefront of this trend and is a key differentiator from its main competitor.

•
Market-leading data and technology:
Genius’ currency is real-time data. Its value is derived from the Company’s ability to capture, process and distribute vast volumes of data points in milliseconds, which requires highly robust technology alongside machine learning and complex analytics capabilities. Genius’ core systems are highly scalable to support ongoing growth in customers, sports event coverage, and volume of bet types. The Company’s technology framework is standardized, allowing it to support multiple sports leagues at a low incremental cost to the business.

•
Good earnings visibility due to long-term contracts with a large share of recurring revenues and low customer churn:
Genius holds long-term contracts with sportsbooks and sports rights holders, and has historically experienced low churn. Sportsbook contracts are structured with guaranteed minimum payments throughout the life of the term (typically
3-5
years), which allow for good earnings visibility. Approximately 60% of Genius’ revenue is from recurring revenue related to contractual minimum guarantees. Genius’ contracts are also structured with upside levers that allow the Company to benefit as its partners grow through increased GGR, expansion into new markets, and utilization of more events.

•
Improved operating margins from scaled cost structure with high operating leverage:
Genius benefits from significant economies of scale driven by its highly scalable technology and software architecture. Approximately 70% of the Company’s operating expenses, such as data production, trading and hosting costs, are expected to grow slower than revenues.

•
World-class management team with depth of experience and track record of success:
Genius is led by a highly experienced management team with a strong track record of success. The executive team has extensive experience in the global sports, betting and iGaming sectors. Management has successfully led the business to capture meaningful growth as the regulatory landscape matured in Europe over the past decade, and is well positioned to capitalize on developing markets around the globe including the United States and Latin America. Genius co-Founder
and CEO Mark Locke is recognized as a global expert on sports technology, integrity and sports betting.

The Genius Company Culture
Genius’ purpose is to champion a more sustainable sports data ecosystem with the highest-quality data and products that optimize, and enrich experiences for sports, betting and media organizations. Our Company purpose and values are set by our Board and are periodically reviewed by our Nominating and Governance Committee. In accordance with the principals of home country governance, we take the view that our purpose, values and strategy should be aligned and form the basis of our company culture. Accordingly, Genius’ culture is fair, ethical and performance-oriented. The Company operates a clear ‘Game Plan’ and Code of Conduct setting out the company vision and values that all staff are expected to uphold. It also sets out the Company’s ‘team goals,’ in the form of a simple set of targets for which staff can aim. These encapsulate Genius’ values as an organization, encouraging staff to think big, get stuck in, do the right thing, go fast/aim high, express themselves—and win as a team
.
The Company believes this is key to fostering a culture that values performance with integrity, with everyone having the chance to make their mark, and where every contribution counts.
The Company’s success is highly dependent on human capital and a strong leadership team. Genius aims to attract, retain and develop a diverse staff with the skills, experience and potential necessary to implement its growth strategy. As part of this, emphasis is placed on the development of a ready pipeline of ‘home-grown’ management talent, supplemented as necessary by external hires with appropriate experience and expertise.
Genius regularly engages with staff on issues relating to its values and/or affecting the business generally, through a combination of group-wide and location-specific ‘town hall’ sessions, engagement with corporate responsibility initiatives, and through other engagement platforms. Regular surveys indicate healthy staff engagement and identification with the business, and highlight opportunities for further growth and development. The results of these surveys are shared with our Audit Committee of the Board from time-to-time.
The Company refreshed its various ethical dealings policies in 2021 and continues to rollout new policies, procedures and training to underpin a culture of integrity and ethical behaviour.
The Genius Growth Strategy
Genius has multiple levers for growth with existing customers, as well as ongoing customer and partner acquisition strategies.
Capitalizing on the growth of global sports betting

•
Share in existing customer growth.
Typically betting customer contracts include some form of minimum commitment to Genius, whether that be revenue and/or number or quality of events utilized. However, none of these contracts provide customers with Genius’ entire product offering. As a result, Genius’ betting customer contracts may be further expanded as its customers expand and grow. This is especially true as customers move into newly regulated markets, such as the United States, which is expected to continue approving legislation to legalize sports betting across multiple states.

•
Expand Genius’ presence and acquire new customers in growth markets such as the US and Canada.
Genius’ strong partnerships with sports leagues, data-driven marketing products and existing relationships with B2B sports betting platform providers give the Company a major competitive advantage in high growth jurisdictions. Genius is a preferred data supplier to a majority of significant sportsbooks in the U.K. and anticipates this will translate well in new markets.

Additionally, the Company has a forward-looking licensing strategy. Genius is already permitted to supply in 21 U.S. states and plans to be licensed in all states that legalize sports betting. Genius expects to employ a similar licensing strategy in countries, such as Canada and Greece, that can potentially liberalize sports betting in the near future. Genius also has permission to supply in 3 tribal jurisdictions in the United States.
As new states open up in the US and other growth markets such as Canada begin to liberalize, we expect to benefit from GGR growth across these regions without much incremental cost. Each new market brings new potential customers for sports and events that we are already cover and we expect to see further growth from these regions in the future.
Increase in sports rights and event utilization

•
Continue to develop strong partnerships with sports leagues worldwide.
Genius strategically acquires rights in both high profile and non-Tier
1 sports worldwide in a way that enhances the Company’s rights portfolio and offering to sportsbooks. In non-Tier
1 sports, Genius will continue to aggressively deploy its “contra” model and acquire long-term agreements in exchange for technology and software solutions.

•
Ability to capitalize on the expansion of adjacent total addressable market opportunities.
As other nascent industries such as iGaming grow, Genius will have the opportunity to leverage its technology and existing distribution to expand its offerings into new verticals.

•
Continue to grow event utilization
. Genius has historically seen strong growth in its sport events utilization as the demand for its services and its number of customers has grown. The Company expects this growth to continue, which should create stronger operating leverage.

Price escalators and wallet share

•
Price escalators.
Many of Genius’ customer contracts for Betting Technology, Content and Services have already built in price escalators whereby customer revenue and product commitments grow through the term of the contract.

•
Expand
value-add
services and increase share of wallet.
Genius is constantly expanding its services to sportsbooks. For example, the Company developed and has started to commercialize streaming and risk services capabilities. As these and other verticals grow and develop, the Company believes this will allow it to increase its share of the customer’s wallet.

Media and Advertising

•
Expand its dynamic and tailored digital marketing capabilities beyond sports betting and iGaming.
Genius’
ad-tech
solutions are deployed by dozens of sportsbooks to reach sports fans with relevant marketing messages that include game statistics and real-time betting odds. The Company expects that non-betting
brands may recognize the value in the Company’s ability to align online advertising campaigns to live sporting action, enabling Genius to diversify its client base for digital marketing services.

•
The acquisitions of FanHub and Spirable in 2021 provide Genius with new capabilities across Media and Advertising to engage casual audiences and leverage data to target a wider array of sports fans around the world. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to collect more data and better target their customers with relevant ads or offers. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale providing the ability for Genius to offer the right ad, to the right fan, at the right time.

Sports Technology

•
Additional Development of Sports Facing Technology and Services.
Continued development in the breadth of Genius’ sports facing technology and services means that the Company expects to expand the number of sports leagues it works with, as well as the number of products it offers to existing and new customers. This is an enabler to further build long-term, sticky relationships with sports leagues. The acquisition of Second Spectrum is expected to drive future growth of the Sports Technology segment moving forward as we expand our optical tracking capabilities into new sports and new leagues around the world.

Strategic acquisitions and investments

•
Selectively pursue strategic acquisitions and investments.
Genius seeks acquisition and investment opportunities that it believes will provide long-term value to its shareholders. While a primary area of focus is expected to be on smaller, complimentary technology companies that improve its product and technology offerings, the Company also maintains an active pipeline of larger, more transformational opportunities.

In December 2020, Genius acquired Sportzcast, a U.S. based company, which builds and supplies proprietary devices that automate collection of low latency, official data feeds direct from in-venue
scoreboards.

In 2021, Genius acquired Second Spectrum, FanHub, and Spirable to complement its existing core business. Second Spectrum is an optical tracking solution that uses computer vision and machine learning to generate performance data, analytics, insights, and visualization solutions for major sports leagues such as the NBA, EPL, MLS, and NCAA. FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media and Fan Engagement Platform. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to engage casual sports fans. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale.
Additionally, Genius may opportunistically seek to make minority investments in sports leagues that benefit from Genius’s full suite of services and broad distribution network. The Canadian Football League (“CFL”) was an early example of this in January 2022.
Products and Business Model
Genius provides critical technology and services required to power the global ecosystem connecting sports, betting and media. Genius’ services are organized into three key products areas:

•	Sports Technology and Services;

•	Betting Technology, Content and Services; and

•	Media Technology, Content and Services.
All of Genius’ products are powered by proprietary technology and robust data infrastructure.

Sports Technology and Services
Genius builds and supplies technology and services that allow sports leagues to collect, analyze and monetize their data. Genius has trained statisticians globally that are highly skilled in collecting accurate, real-time data during events and matches. The data can then be repackaged and analyzed almost instantaneously, where it can then be used to help leagues and teams analyze real time statistics, develop coaching tools, and support broadcast partners. It is this same data that Genius also uses to power its Betting Content and Services.

The recent acquisition of Second Spectrum also allows Genius to capture performance data through an optical tracking system using computer vision and machine learning. These data points are used to generate analytics, insights, and visualization solutions for sports leagues, teams, and media companies.
Using the data collected, Genius can also develop additional tools that help sports leagues deepen fan engagement. These include automated creation of fan-facing
websites, social media content, and statistical content such as team and player standings that are updated in real time.
Genius’ streaming solution provides the technology, automatic production and distribution needed by sports to commercialize video footage of their games. This is particularly useful for non-Tier
1 sports leagues that lack the capabilities or resources to develop their own live streaming solutions.

Genius also provides
end-to-end
integrity services to sports leagues, and is the trusted integrity partner for over 150 sports leagues worldwide. Integrity services range from full-time active monitoring technology, which uses mathematical algorithms to identify and flag suspicious betting activity in global betting markets, to a full suite of online and offline educational and consultancy services. The technology and services provided to sports leagues are typically provided on a contra basis in return for access to live sports data for commercialization in betting and media. In some cases, sports leagues also pay fees for licensing the technology.
Betting Technology, Content and Services
Genius supplies the technology, content and services that powers global sportsbooks. Sportsbooks can outsource as much or as little of these capabilities as necessary depending on their requirements. Genius’ offering includes:

•
Live sports data:
Fast and reliable feeds of live match data, the majority of which are delivered direct from stadiums around the world in under a second using Genius technology. These real-time data points allow sportsbooks to create odds for in-game
betting markets on over 240,000 events a year.

•
Pre-game
and
in-game
odds feeds:
A combination of automated oddsmaking powered unique mathematic algorithms, a specialist trading team of over 400 people and robust technology, enables Genius to manage the full sports betting lifecycle on behalf of its sportsbook customers. This includes creating the events, setting the odds and managing them in real-time as the game unfolds, and settling betting markets so that sportsbooks can update their users’ accounts. Configuration by the customer within Genius’ backend system enables sportsbooks to create a bespoke experience for their userbase.

•
Risk management services:
Genius offers real-time management of all sportsbook liabilities, including customer profiling, monitoring of incoming bets, automated acceptance and rejection of bets, and limit setting. Risk management is a vital part of a sportsbook’s operation because it protects its profitability.

•
Live streaming
: Thousands of official live streams, most of which are derived from Genius’ official partnerships with Tier 2 through 4 sports leagues, captured at courtside and pitchside around the world using Genius technology. This service is designed to boost betting appeal and drive sportsbook handle at off-peak
times, in a cost-efficient manner when compared to Tier 1 streaming content.

These services are provided to sportsbooks under long term contracts. In each of these contracts the sportsbook makes a commitment to Genius regarding what services and/or what sports events they will use Genius’ products and services for. The business model is either revenue share, where Genius receives a share of customer NGR or GGR,or a usage-based license fee model.

Media Technology, Content and Services
Genius builds and supplies technology, services and data to enable its partners to efficiently acquire, retain and engage with their customers in a highly cost-effective manner. These partners include sportsbooks, online and brick and mortar gaming operators, sports leagues and other non-gaming
brands that target sports fans. Genius provides services such as the creation, delivery and measurement of personalized online marketing campaigns, all run through Genius’ proprietary technology. These campaigns have been proven to help brands significantly reduce acquisition costs.

Genius also develops fan engagement widgets for digital publishers, featuring live game statistics and betting-related content that drive traffic to sportsbooks. This helps unlock alternative revenue streams for digital content developers and sports betting affiliate programs.

The acquisitions of FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media business. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to collect more data and better target their customers with relevant ads or offers. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale providing the ability for Genius to offer the right ad, to the right fan, at the right time.
In most cases, Genius is compensated through a performance-based model which fully aligns the Company’s interests with its partners, ultimately resulting in increased partner retention and satisfaction.

Awards
Over the past decade, Genius has consistently been recognized as a leader in its field with a host of industry awards. In 2020, Genius’s in-game
betting services were awarded
In-play
Betting Software of the Year and Sports Data Supplier of the Year at the 2020 EGR B2B Awards, and the Sports Data Product of the Year and Live Betting Product of the Year at the 2020 SBC Gaming Awards. Additionally, the Genius Live streaming product was given the Innovation of the Year prize at the 2020 Sports Technology Awards, ahead of other entries from BT Sport, Nielsen Sports, Intel and Manchester City.
In 2021, Genius was named Acquisition and Retention Partner at the EGR North America Awards, Sports Betting Supplier of the Year at the Gaming Intelligence Awards, Best Live Betting Product at the SBC Awards, Best Sports Betting Supplier at the EGR Italy Awards, and Best Sports Data and Live Betting Product at the SBC LatAm Awards.
Representative Customers and Partnerships
Whether they are sports organizations or sportsbooks, Genius enjoys deep and long-term relationships with its customers rooted in the provision of mission critical technology, live data, or services that are fundamental to its partners’ success. The nature of these partnerships creates a deep technological connection and dependence, leading to very low customer churn rates.
Genius has relationships with over 500 sportsbook brand customers, including:

•	Global sportsbooks such as Fanduel, Betfair, PaddyPower and Sky Bet (all Flutter), BetMGM, Ladbrokes and Coral (all GVC/Entain), DraftKings, bet365, William Hill and 888; and

•	Leading B2B platform providers such as Scientific Games, IGT, Kambi, and SBTech (now DraftKings B2B);

Genius has over 400 sports league partners, including:

•	Globally recognized leagues such as the NFL, EPL, NBA, NCAA, PGA, FIBA, FIFA, MLS, CFL, AFA and Dimayor; and

•	Numerous other regional and lower tier league divisions across various sports such as basketball, soccer, ice hockey and volleyball.
Genius has over 150 media and advertising customers, including:

•	Recognized U.S. gaming brands such as BetMGM, Caesars, TwinSpires, Golden Nugget, DraftKings, FanDuel, William Hill, Delaware North and Unibet;

•	A wide range of sports betting and iGaming brands in Europe and Africa, including bet365, PlayOjo, and Unibet;

•
A wide range of brands globally including Diageo, Sony, British Airways, Heineken, Nissan, Domino’s Pizza, Volvo, Buffalo Wild Wings that Genius helps engage and monetize sports fans through its dynamic creative, media buying or free-to-play
game solutions.

•	Major global media publishers, such as CBS, MSN, FoxSports, BT Sports and Univision, to which Genius helps drive valuable new audiences with data-driven sports and betting content; and

•
Sports properties including the National Football League (“NFL”) and more than 20 teams from Major League Baseball (“MLB”), including the LA Dodgers, the Houston Astros and the San Diego Padres, that Genius helps target fans with contextual marketing campaigns that drives ticket and merchandise sales.

Genius Technology
Innovation is fundamental to the culture at Genius. The Company’s technical teams have a deep understanding of sports, how they interact with fans online, and the data that is critical to driving value through the ecosystem. Sports are fast-paced, and dynamic; the action does not stop to wait for technology—teams develop products with the speed, accuracy, scalability, reliability, and flexibility to meet the expectations of passionate and demanding fans.
Teams are allocated responsibility for specific systems and use Agile development methodologies to deliver through an iterative, continuous software delivery life cycle. Teams are also responsible for technically operating the systems that they develop, which involves monitoring and supporting production systems, on boarding new customers, and scaling systems to meet commercial demand.
Fail-safe data and video capture
Genius’
in-venue
data collection systems are designed to continue to function when disconnected from supporting systems, ensuring statisticians can continue to collect rich sports data unimpeded. When disconnected from the internet, these systems will continue to support officials, teams, scoreboards, and broadcasters in the venue. While connected, data is synchronized with Genius’ data distribution network, ensuring low latency, accurate, reliable delivery of play-by-play
data. The unique sport-specific user interface workflows ensure the most time critical data is delivered at the earliest opportunity while still allowing the collection of a rich dataset.
Supplementing the data solutions, automated cameras allow sports leagues to produce live streaming content for delivery through the distribution network.
Automated monitoring, remote management, and
AI-driven
production mean minimal interaction is required from sports leagues once the solution has been installed which, alongside Genius’ innovative hardware solution, reduces production costs.

Highly scalable real-time sportsbook content
To support the vast volume of sports events and live data provided to sportsbooks, Genius hosts in-memory
controllers that allow independent management of every
in-game
fixture for each customer. This architecture provides a very low latency service, is horizontally scalable, and implements a failover software design over redundant hardware to ensure uninterrupted service.
Proprietary high-speed algorithmic models driven by live sports data calculates the probability of key actions (i.e., a turnover, foul, or player substitution) within each event. These probabilities are used to generate and continuously update betting markets, lines, margins, and odds that are specific to each event and customer. Sportsbook customers can take control of their own event at any time and adjust their margins, offering, or position within the market through the online portal; however, Genius’ proprietary back-office trading systems ensure that skilled operators can cost-effectively manage all fixtures for Genius’ customers with significant economies of scale.
Robust and Reliable distribution
Genius’ data distribution platforms are integrated directly into B2B customers’ servers through both standard application programming interfaces and services that can be easily customized to integrate with the back office systems commonly used by sportsbooks. These integration pathways ensure reliable, low latency delivery of data that customers are licensed to access with additional features including heart-beats, receipt confirmation, and conflation, ensuring customers are protected from any network disruption or slow consumption under load. The design of the data integrations ensures seamless delivery of additional fixtures to the network with minimal customization required by customers as they on-board
new sports.
The streaming network supports B2B and B2C delivery of both
in-play
and
on-demand
streams at scale. The Genius Drop and Play media player enables rapid B2C integration allowing customers to deliver Genius Live content alongside other content for a fixture by simply inserting an HTML tag in their websites. Streaming integrations are not sport specific, meaning that all new streaming content can be immediately delivered to all integrated partners in the network.
Targeted fan engagement
With visual components that are embedded directly in league, sportsbook, and media websites and mobile applications, Genius is able to uniquely understand the interests of sports fans and deliver relevant, engaging content. This content is served from the Company’s B2C data and visualization systems achieving high availability and low latency at significant scale.
The components offer fans visualizations of real-time sports and betting data, analysis, and streaming, which offer significant value in their own right and are critical to driving engagement in complementary products. Components are modular and can be styled and composed to support the branding and requirements of each partner allowing investment in new functionality to be leveraged across the ecosystem.
Through big data analytics of data generated from this unique understanding of fans, live sports events, and the sportsbook market Genius is able to offer large scale targeted advertising campaigns which are delivered through cost effective, data driven, real-time bidding for publishing space. The advertising content selected for each fan by the Genius proprietary advertising technology further leverages the Company’s data and visualization capabilities.

Background
Business Combination
On October 27, 2020, dMY, TopCo, Midco, NewCo, Merger Sub, and Sponsor entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, Topco undertook a series of transactions pursuant to which it sold, exchanged and contributed its shares for a mix of cash consideration and Genius ordinary shares (the “Reorganization”). The Reorganization was immediately followed by the acquisition of dMY by Merger Sub with dMY being the surviving corporation and a wholly-owned subsidiary of Genius. Additionally, NewCo and dMY entered into subscription agreements for the purchase an aggregate of 33,000,000 Genius ordinary shares, for a purchase price of $10.00 per share, for an aggregate purchase price of $330.0 million (the “PIPE Investment”). The Business Combination and the PIPE Investment closed on April 20, 2021.
NFL License Agreement
On April 26, 2021, Genius and NFL Enterprises LLC (“NFL Enterprises”) entered into a multi-year License Agreement (the “License Agreement”), pursuant to which Genius obtains the right to serve as (a) the worldwide exclusive distributor of NFL official data to the global regulated sports betting market; (b) the worldwide exclusive distributor of NFL official data to the global media market; (c) the NFL’s exclusive international distributor of live digital video to the regulated sports betting market (outside of the United States where permitted); and (d) the NFL’s exclusive sports betting and
i-gaming
advertising partner. The License Agreement contemplates a
six-year
period (the “Term”), with an initial four-year period commencing April 1, 2021 and years five and six renewable by NFL Enterprises in one year increments. Pursuant to the License Agreement, Genius will issue to NFL Enterprises an aggregate of up to 22,500,000 warrants (each, a “NFL Warrant” and, collectively, the “NFL Warrants”), with each NFL Warrant entitling NFL Enterprises to purchase one Genius ordinary share (each, a “NFL Warrant Share”) for an exercise price of $0.01 per NFL Warrant Share. The NFL Warrants will be subject to vesting over the six-year
Term. 18,500,000 NFL Warrants were issued on April 26, 2021, of which 11,250,000 were vested immediately upon issuance and 4,250,000 were vested on April 1, 2022. The balance of the NFL Warrants will vest over the remaining Term or upon certain limited specified events and on customary terms. Each NFL Warrant will be issued along with, and be stapled to, one share of a new class of shares of Genius, $0.0001 par value (each, a “B share”), with each B share representing an economic value equal to the $0.0001 par value per share, and entitling the holder thereof to vote with the holders of the ordinary shares of Genius on the basis of 1/10 of a vote per B share. Upon each purchase of an NFL Warrant Share pursuant to the exercise of an NFL Warrant, each B share attached to such NFL Warrant shall automatically be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Genius governing documents.
Acquisition of FanHub
On May 3, 2021, the Company announced it had entered into a definitive agreement to acquire FanHub Media Holdings Pty Ltd (“FanHub”), a leading provider of free-to-play
games and fan engagement solutions (the “FanHub Acquisition”). This transaction closed on June 9, 2021. The sellers of FanHub received a combination of cash and Genius ordinary shares in the transaction.
Acquisition of Second Spectrum
On May 6, 2021, the Company announced that it had entered into a definitive agreement to acquire Second Spectrum, Inc. (“Second Spectrum”), a leading provider of cutting-edge data tracking and visualization solutions for $200 million, subject to customary adjustments (the “Second Spectrum Acquisition”). Second Spectrum is a

world-leading and fully integrated sports AI provider, offering tracking, analytics and data visualization services, with a strong blue-chip client list including the NBA, EPL and MLS. This transaction closed on June 15, 2021. The purchase price was paid at the closing in cash and Genius’s ordinary shares.
Spirable Acquisition
On August 17, 2021, the Company announced that it has entered into a definitive agreement to acquire Photospire Limited (“Spirable”), a leading creative performance platform that allows brands, agencies and rights holders to create, automate and optimize highly personalized content (the “Spirable Acquisition”). This transaction closed on August 17, 2021. The purchase price was paid at the closing in cash and Genius’s ordinary shares.
Summary of Risk Factors
Our business faces significant risks and uncertainties. These risks and uncertainties could materially and adversely affect our business, financial condition or results of operations. You should carefully consider all of the information set forth in this prospectus and in other documents we file with or furnish to the SEC, including the following risk factors, before deciding to invest in or to maintain an investment in our securities. Additional risks not presently known to us or that we currently deem immaterial, may also impair our business operations, share price, financial condition or reputation. These risks include, among others, the following:

•
Health epidemics or pandemics, such as
COVID-19,
can and have adversely affected consumer spending, consumer engagement in sports and entertainment, and reduced the number of sporting live sporting events, all of which can affect our financial results, our business operations, and prospects.

•
Our business and operating results and the business and operating results of our customers, suppliers and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, geopolitical circumstances and events, such as the Russia and Ukraine conflict, and the health of the sports, entertainment and sports betting industries.

•	We may not be able to offset higher costs associated with inflation and other general cost increases.

•	The international scope of our operations may expose us to increased risk, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

•	Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations and financial position.

•
We rely on relationships with sports organizations from which we acquire sports data, including, among other things, via arrangements for exclusive rights for such data. Loss of existing relationships, overreliance on certain relationships, or failure to renew or expand existing relationships may cause unanticipated costs or loss of competitive advantage, or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

•	Risks related to the U.K.’s exit from the European Union (“Brexit”) may have a negative effect on global economic conditions, financial markets and our business in years to come.

•	We operate in a competitive market and we may lose customers and relationships to both existing and future competitors.

•
Fraud, corruption or negligence related to sports events, or by our employees or contracted statisticians collecting data on behalf of the Company, may adversely affect our business, financial condition and results of operations and negatively impact our reputation.

•
Our collection, storage and processing of personal data is subject to applicable data protection and privacy laws in various jurisdictions, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.

•
We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. Protracted litigation costs could negatively affect our operational costs, and an adverse outcome in one or more proceedings could adversely affect our business.

•
Failure to protect or enforce our proprietary and intellectual property rights, including our unregistered intellectual property, and the costs involved in such protection and enforcement could harm our business, financial condition, results of operations and prospects.

•	We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain solutions.

•
We rely on information technology and other systems and platforms, including our data center and Amazon Web Services and certain other third-party platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors or errors that we fail to identify as material.

•	We have a history of losses and may not be able to achieve or sustain profitability in the future.

•
Genius may issue additional Genius ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Genius ordinary shares.

•
Because Genius is incorporated under the laws of the States of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

•	It may be difficult to enforce a U.S. judgment against Genius or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

•
As a company incorporated in the States of Guernsey, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ, and in some cases significantly differ, from NYSE corporate governance listing standards; these practices may, and in some cases does afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

Corporate Information
The legal name of the Company is Genius Sports Limited. The Company was incorporated under the laws of Guernsey as a non-cellular
company limited by shares on October 21, 2020. The Company’s registered office in Guernsey is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP. The address of the principal executive office of the Company is Genius Sports Group, 9th Floor, 10 Bloomsbury Way, London, WC1A 2SL, and the telephone number of the Company is +44 (0) 20 7851 4060.
Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is
https://geniussports.com
. The information contained on, or accessible from, or hyperlinked to, our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer). If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the closing of dMY’s IPO, (ii) in which we have total annual gross revenues of at least $1.07 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that are held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible
debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a
non-U.S.
company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form
10-Q
containing unaudited financial and other specific information, or current reports on Form
8-K,
upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the selling securityholders	6,624,939 ordinary shares.

Ordinary shares outstanding	205,628,066 ordinary shares.

Use of proceeds	All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

See “Use of Proceeds.”

Dividend policy	We have not paid any cash dividends on our ordinary shares to date. The Genius Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Genius Board must consider Genius’ financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Genius adopts such a dividend policy and the frequency and amount of any dividends declared on the Genius ordinary shares will be within the discretion of the Genius Board. See “Dividend Policy.”

NYSE listing symbol	Our ordinary shares and public warrants are currently listed on the NYSE under the symbol “GENI” and “GENI WS,” respectively.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is as of April 18, 2022, and excludes:

•	7,668,381 of our ordinary shares issuable upon the exercise of public warrants outstanding as of April 18, 2022;

•
18,500,000 of our ordinary shares issuable upon the exercise of NFL Warrants (along with the redemption and cancellation of an equal number of B shares) outstanding as of April 18, 2022, of which 11,250,000 became exercisable upon the issuance on April 26, 2021 and 4,250,000 became exercisable on April 1, 2022 and 3,000,000 will be exercisable on April 1, 2023, and 18,500,000 B shares attached to such NFL Warrants outstanding as of April 18, 2022;

•
up to 4,000,000 of our ordinary shares issuable upon the exercise of NFL Warrants (along with the redemption and cancellation of an equal number of B shares) to be issued upon exercise of the options to extend NFL term pursuant to the License Agreement, and up to 4,000,000 B shares to be issued and attached to such NFL warrants pursuant to the License Agreement;

•	11,027 of ordinary shares reserved for future issuance under the Genius Option Plan (as defined below); and

•	4,551,606 of ordinary shares reserved for issuance under the Genius Sports Limited 2022 Equity Incentive Plan.

SUMMARY CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION
The summary historical consolidated statements of operations and cash flow data of the Company for the years ended December 31, 2021, 2020 and 2019, and the historical consolidated balance sheet data of the Company as of December 31, 2021 and 2020 are derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus.
The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	For the Year Ended December 31,
	2021	2020	2019
	(dollars in thousands except shares and per share data)
Statement of Operations Data
Revenue	$262,735	$149,739	$114,620
Cost of revenue	476,168	114,066	89,311

Gross (loss) profit	(213,433)	35,673	25,309
Total operating expenses	359,859	56,711	61,498
Interest income (expenses), net	(3,331)	(7,874)	(6,840)
Loss on disposal of assets	(46)	(8)	(7)
Gain on fair value remeasurement of contingent consideration	(19,405)	271	—
Change in fair value of derivative warrant liabilities	(11,412)	—	—
Gain (loss) on foreign currency	3,032	114	(2,537)
Income tax benefit (expense)	11,701	(1,813)	5,366

Net loss	$(592,753)	$(30,348)	$(40,207)

Weighted average common shares outstanding, basic and diluted	150,912,333	70,040,242	68,414,830
Net loss per common share, basic and diluted	$(3.93)	$(0.43)	$(0.59)
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$(63,308)	$17,073	$2,492
Net cash used in investing activities	(132,319)	(22,656)	(24,623)
Net cash provided by financing activities	410,364	10,096	6,931

	December 31,
	2021	2020
Balance Sheet Data
Total assets	$887,084	$391,005
Total liabilities	180,906	179,757
Total temporary equity	—	350,675
Total stockholders’ equity (deficit)	706,178	(139,427)

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our ordinary shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.
Risks Related to Genius Sports Group’s Business
Macroeconomic and Geopolitical Risks
Health epidemics or pandemics, such as
COVID-19,
can and has adversely affected consumer spending, consumer engagement in sports and entertainment, and reduced the number of sporting live sporting events, all of which can affect our financial results, our business operations and prospects.
The outbreak of
COVID-19
has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending and continues to have an unpredictable impact on consumer spending and the operation of leisure and sporting events. Efforts to contain the effect of the virus have included business closures, travel restrictions and restrictions on public gatherings and events. Governments around the world, including governments in Europe and state and local governments in the U.S., have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. To date, governmental authorities have imposed or have recommended various measures, including social distancing, quarantine and stay-at-home
or
“shelter-in-place”
directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings.
The direct impact on our business and the business of our customers, including sports organizations and bookmakers, beyond disruptions in normal business operations in several of our and their offices and business establishments, has been primarily through the suspension, postponement and cancellation of sports and sporting events. The suspension, postponement and cancellation of sporting events affected by
COVID-19
has reduced the volume of sporting events on which we can collect data and has had an adverse impact on our revenue and the revenue of our customers and sports organizations.
Additionally, as a result of the cancellation of major and professional sporting events, bookmakers have increased demand for lower-tier events. Providing data for such lower-tier and amateur events to meet this demand exposes our business to additional risk, including risks related to fraud, corruption or negligence, reputational harm, regulatory risk, privacy risk and certain other risks related to our international operations. Although many sports seasons and sporting events have recommenced in recent months, the rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of
COVID-19,
which remains a material uncertainty and risk with respect to us, our performance, and our financial results. The revenue of our customers and sports organizations and our revenue continues to depend on sports events taking place, and we may not generate as much revenue as we would have without the cancellation or postponements in the wake of
COVID-19.
The continued impact of
COVID-19
remains uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our results has been material and adverse, and it may continue to be material and adverse in the future. Any significant or prolonged decrease in sporting events and in consumer spending on entertainment or leisure activities could adversely affect the demand for offerings of our customers and sports organizations and, in turn, our offerings, reducing our cash flows and revenues, and thereby materially harm our business, financial condition, results of operations and prospects.

Moreover, as a result of orders issued by governmental authorities around the world, a number of our customers’ operations have been restricted and certain of their properties continue to see intermittent periods of forced closure. While many of these operations have resumed and properties have reopened, demand for our products and services may continue to be adversely impacted by such closures and restrictions in the future.
If a large number of our employees and/or a subset of our key employees and executives are impacted by
COVID-19,
our ability to continue to operate effectively may be negatively impacted. We have taken precautionary measures intended to help minimize the risk of the virus to our staff which may disrupt our operations, however it may impair our ability to effectively manage our business, which may negatively impact our business, results of operations, and financial condition.
COVID-19
could continue to have a material adverse impact on economic and market conditions and trigger a period of continued global or regional economic slowdown. Our business and the businesses of our customers and sports organizations are particularly sensitive to reductions in discretionary consumer spending. Demand for entertainment and leisure activities, including sporting events, sports betting and online gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, high inflation, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce consumers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as sporting events, sports betting and online gaming. In particular, the effects of
COVID-19
have reduced the coverage we are able to offer to our customers and required us to amend payment terms to reflect this.
We rely on relationships with sports organizations from which we acquire sports data, including, among other things, via arrangements for exclusive rights for such data. Loss of existing relationships, overreliance on existing relationships or failure to renew or expand existing relationships may cause unanticipated costs or loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We rely on relationships with sports organizations from which we acquire rights to collect and supply sports data that we provide to our customers. Substantially all of our offerings and services use sports data acquired from sports organizations. The future success of our business may depend, in part, on our ability to obtain, retain and expand relationships with sports organizations. We have arrangements with sports organizations for rights to their sports data, including, in certain cases, exclusive rights for such data. Our arrangements with sports organizations, including exclusive arrangements, may not continue to be available to us on commercially reasonable terms or at all. In the event that we lose exclusive existing arrangements or cannot renew and expand existing arrangements, we may lose our competitive advantage or be required to discontinue or limit our offerings or services. Additionally, our competitors may choose to infringe on our exclusive stadium rights by collecting data on events on which we have exclusive rights. In these instances, our rights may be devalued and litigation to enforce our rights or recover damages incurred by such infringement may be costly, ineffective and time consuming.
Our exclusivity arrangements with certain sports organizations are subject to short and medium term contracts, which may not be renewed on favorable terms or at all. Additionally, we are party to litigation regarding whether entering into arrangements with sports organizations to be the exclusive acquirer and provider of sports data for such sports organizations violates competition laws. The loss of such exclusive arrangements with one or more sports organizations, whether due to a judicial judgment, order or settlement, or otherwise, including as a result of the expiration or termination of our exclusivity arrangements, may cause loss of competitive advantage and could materially adversely affect our financial condition and business operation.

Fraud, corruption or negligence related to sports events, or by our employees or contracted statisticians collecting data on behalf of the Company, may adversely affect our business, financial condition and results of operations and negatively impact our reputation.
Our reputation and the strength of our brand are key competitive strengths. To the extent that the sports and sports betting industry as a whole or the Company, relative to its competitors, suffers a loss in credibility, our business will be significantly impacted. Factors that could potentially have an impact in this regard include fraud, corruption or negligence related to sports events, including as a result of match fixing, or by our employees or contracted statisticians collecting data on behalf of the Company or third parties. Operational errors, whether by us or our competitors, could also harm the reputation of the Company or the sports data, sports betting, online gaming and sports marketing industries. Damage to reputation and credibility could have a material adverse impact on our business, financial condition and results of operations.
Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.
We believe that developing, maintaining and enhancing our brand is critical to achieving widespread acceptance of our products and services, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and services and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our markets further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide high- quality, reliable and cost-effective products and services, the perceived value of our products and services and our ability to provide quality customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate customer awareness or increase revenue, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.
We operate in a public-facing industry where negative publicity, whether or not justified, can spread rapidly through, among other things, social media. Negative publicity, including related to the use of fixed-odds betting terminals, sports betting by vulnerable parties, whether or not it is connected with our services or brand and lack of diversity within the industry may adversely impact our reputation and the willingness of the public to participate in sports betting, negatively impact the promotion of our brand or cause jurisdictions to place restrictions on, or ban, sports betting. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business.
We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business may give rise to liability or result in public exposure of personal information of our employees or customers, each of which could affect our revenue, business, results of operations and financial condition.
We may not be able to offset higher costs associated with inflation and other general cost increases.
We are subject to inflationary and other general cost increases, including with regard to our labor costs, selling and marketing costs, communications costs, travel costs, software development costs, professional fees and other costs. General economic conditions may result in higher inflation, which may increase our exposure to higher costs. If we are unable to offset these cost increases by price increases, growth, and/or cost reductions in our operations, these inflationary and other general cost increases could have a material adverse effect on our operating cash flows, profitability, and liquidity.
We operate in a competitive market and we may lose customers and relationships to both existing and future competitors.
The markets for sports data and sports data technology services and solutions and marketing services are competitive and rapidly changing. The sports media industry is particularly competitive and fast growing.

Competition in these markets may increase further if economic conditions or other circumstances, including as a result of
COVID-19,
cause customer bases and customer spending to decrease and service providers to compete for fewer customer resources. Our existing competitors, or future competitors, may have or obtain greater name recognition, larger customer bases, better technology or data, lower prices, exclusive or better access to data, greater user traffic or greater financial, technical or marketing resources than we have. Our competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, sports betting operators, sports organizations, distribution partners and content providers or may be able to respond more quickly to new or emerging technologies or changes in user requirements. We currently rely on data journalists to attend events to collect data. If our competitors develop technology before we do, whether through artificial intelligence or otherwise, that makes scouts obsolete, our business could be materially harmed, and our profitability would be reduced. Further, if competitors gain access to faster visual feeds from stadiums, our exclusive in-stadium
rights would have reduced value and our revenues could decline. If we are unable to retain customers or obtain new customers or maintain or develop relationships with sports organizations, our revenues could decline. Increased competition for exclusive league partnerships could result in lower revenues and higher expenses, which would reduce our profitability.
Our business may be materially adversely affected if our existing and future products, technology, services and solutions do not achieve and maintain broad market acceptance, if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if we do not invest in product development and provide services that are attractive to our customers.
Our future business and financial success will depend on our ability to continue to anticipate the needs of customers and potential customers, to achieve and maintain broad market acceptance for our existing and future products and services, to successfully introduce new and upgraded products and services and to successfully implement our current and future geographic expansion plans. To be successful, we must be able to quickly adapt to changes in technology, industry standards and regulatory requirements by continually enhancing our technology, services and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on our product development team, management and researchers. These processes are costly, and our efforts to develop, integrate and enhance our services may not be successful. In addition, successfully launching and selling a new or upgraded service puts additional strain on our sales and marketing resources. Expanding into new markets and investing resources towards increasing the depth of our coverage within existing markets impose additional burdens on our research, systems development, sales, marketing and general managerial resources. If we are unable to manage our expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of new or upgraded products and services, we may not be able to offset the expenses associated with the launch and marketing of the new or upgraded service, which could have a material adverse effect on our financial results. If we introduce new or expand existing offerings for our business, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all.
If we are unable to develop new or upgraded services or decide to combine, shift focus from, or phase out a service, then our customers may choose a competitive service over ours and our revenues may decline and our profitability may be reduced. If we incur significant costs in developing new or upgraded services or combining and coordinating existing services, if we are not successful in marketing and selling these new services or upgrades, or if our customers fail to accept these new or combined and coordinating services, then there could be a material adverse effect on our results of operations due to a decrease of our revenues and a reduction of our profitability. If we eliminate or phase out a service and are not able to offer and successfully market and sell an alternative service, our revenue may decrease, which could have a material adverse effect on our results of operations.
If we lose any official accreditation from one of our league or federation partners, we could lose our exclusive rights to collect certain data and our services would be less attractive to customers. Our revenue may decrease as a result, which could have a material adverse effect on the results of our operations.

Further, increased competition for skilled staff in locations where we are based could have a material adverse effect on our business operations. Our service provisions and operations requires that we recruit, retain and develop personnel from diverse backgrounds across a wide range of expertise areas and geographies. In order to maintain and grow in a competitive market, we require significant intellectual capital in the fields of technology, gaming, customer service and key management functions across various jurisdictions. Failure to retain key positions could result in increased recruitment costs for senior management positions and across competitive markets. If we cannot retain, attract and develop our intellectual capital we may see a decrease in our service provision, data collection, technological development, corporate functionality and operations which could cause slower growth or a loss in interest to competitors which could result in lost revenues and long-term prospects.
Our success depends on our continued improvements to provide products and services that are attractive to our customers. As a result, we must continually invest resources in product development, retention of human capital and successfully incorporate and develop new technology.
We must use all efforts to retain and acquire sports data rights and to protect and enforce our data rights. If we are unable to do so or otherwise provide products and services that customers want, then customers may become dissatisfied and use competitors’ services. If we are unable to continue offering innovative services, we may be unable to attract additional customers or retain our customers, which could harm our business, results of operations and financial condition.
The loss or significant reduction in business from one or more of our large customers could materially adversely affect our business, financial condition and results of operations.
A material portion of our revenues is concentrated in some of our largest customers. Our revenue growth depends on our ability to obtain new clients and achieve and sustain a high level of renewal rates with respect to our existing customers. Failure to achieve one or more of these objectives could have a material adverse effect on our business, financial condition and operating results. If we lose one or more of our large customers or have significant reduction in business from such customers, our business, financial condition or results of operations could be materially adversely affected. In addition, our customers’ losses in the betting market may adversely affect our financial condition if we are participating in a profit sharing arrangement with that customer.
We have historically achieved growth organically, but have supplemented such growth via strategic acquisitions of key targets. We may undertake acquisitions or divestitures in the future, which may not be successful, and which could materially adversely affect our business, financial condition and results of operations. Our business may suffer if we are unable to successfully integrate acquired businesses into the Company or otherwise manage the growth associated with such acquisitions.
As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. From time to time, we may enter into letters of intent, agreements, agreements in principle or memoranda of understanding or similar documents or commitments related to acquisitions of a new or complementary business. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful.
In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•
the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, culture, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

•
increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

•
entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•	exposure to compliance, intellectual property or other issues, not uncovered by a limited due diligence review of the target or otherwise;

•
diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

•
bringing new businesses into compliance with various laws and regulations, including but not limited to Sarbanes Oxley Section 404, and implementing adequate financial, risk and compliance controls to ensure appropriate financial reporting.

•	failure to fully integrate new business into our operations and difficulty in utilizing personnel and technology effectively.

•
the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations.
Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing additional equity to fund an acquisition has and would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our equity unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.
Our operations are subject to seasonal fluctuations that may impact our cash flows.
Although the sporting calendar is year round, there is seasonality in sporting events that may impact our operations and operations of our customers and sports organizations. The broad geographical mix of our customer base also impacts the effect of seasonality as customers in different territories will place differing importance on different sporting competitions and those competitions will often have different sporting calendars. Sports organizations have their own significant sporting events such as the playoffs and championship games, which may cause peaks in our revenues and revenues of our customers and such sports organizations. On the other hand, their respective off-seasons
may cause troughs in our revenues and revenues of our customers and such sports organizations. Certain sports only hold events during portions of the calendar year. For example, our revenues are significantly impacted by the NFL and European football season calendars. Our revenues and revenues of our customers and sports organizations may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races. Such fluctuations and uncertainties may negatively impact our cash flows.

Indemnity provisions in customer and other third-party agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our products or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments of damage claims from contractual breach could harm our business, results of operations and financial condition. Although we generally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our products and services, damage our reputation and harm our business, results of operations and financial condition.
Our business and operating results and the business and operating results of our customers, suppliers and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, geopolitical circumstances and events, such as the Russia and Ukraine conflict, and the health of the sports, entertainment and sports betting industries.
Our business and operating results and the business and operating results of our customers, suppliers and vendors are subject to global economic conditions and their impact on levels of consumer spending. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global sports, entertainment and sports betting industries, which may adversely affect our business and financial condition and the business and financial condition of our customers, suppliers and vendors. In the past decade, global, U.S. and U.K. economies have experienced tepid growth following the financial crisis in 2008 - 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy,
COVID-19
and other changes. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we and our customers, suppliers and vendors may experience a material adverse effect on our and their business, financial condition, results of operations and prospects.
Further, our business and operating results and the business and operating results of our customers, suppliers and vendors are subject to geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism. For example, we operate an office in Zaporizhzhia, Ukraine and have operations and revenue generating business within Ukraine and Russia. Geopolitical tensions with the ongoing conflict between Russia and Ukraine may adversely affect our operations involving Ukraine, Russia and other countries involved in the conflict and present safety risks to our office and staff in Zaporizhzhia. Due to the conflict, we have ceased all commercial operations in Russia and Belarus until further notice. Further, certain countries or organizations have implemented actions and may implement further actions in relation to the conflict, including trade actions, tariffs, export controls, cyber-attacks and sanctions, against other countries or localities, including potentially against certain government, government-related, or other entities or individuals, which along with any retaliatory measures, could increase costs, adversely affect our operations, or adversely affect our ability to meet contractual and financial obligations. Although we generated only approximately 1% of our revenues in Russia, Belarus and Ukraine for the year ended December 31, 2021, the ongoing conflict between Russian and Ukraine, uncertainty and disruption in the global economy and financial markets due to such conflict, and further escalation of geopolitical tensions could have a broader impact that expands into other markets where we do business, which could adversely affect our business and/or our customers, suppliers and vendors in the broader region.
Additionally, we, and our customers, partners and suppliers, are subject to a variety of domestic and foreign laws and regulations, which are subject to change and interpretation and which could subject us to claims or otherwise harm our and our customers’ and suppliers’ respective businesses. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to our or our customers’ and suppliers’

products and services, or changes in tax rules and regulations or interpretation thereof related to our or our customers’ and suppliers’ products and services, could adversely impact our or our customers’ and suppliers’ ability to operate our or their respective businesses as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
Adverse developments affecting financial markets and economies throughout the world, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole, a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, severe weather events and other natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines or volatility in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, may further reduce spending on sporting events, sports betting and marketing services and may negatively affect the sports, entertainment and sports betting industries. Any one of these developments could have a material adverse effect on our and our customers’, suppliers and vendors’ business, financial condition, results of operations and prospects.
Risks Related to Legal Matters and Regulations
We and our customers, partners and suppliers are subject to a variety of domestic and foreign laws and regulations, which are subject to change and interpretation and which could subject us to claims or otherwise harm our and our customers’ and suppliers’ respective businesses. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to our or our customers’ and suppliers’ products and services, or changes in tax rules and regulations or interpretation thereof related to our or our customers’ and suppliers’ products and services, could adversely impact our or our customers’ and suppliers’ ability to operate our or their respective businesses as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
We and our customers, partners and suppliers are generally subject to laws and regulations relating to sports, sports betting, online gaming, marketing and advertising in the jurisdictions in which we and they conduct our and their businesses or in some circumstances, of those jurisdictions in which we and they offer services or those are available, as well as the general laws and regulations that apply to all
e-commerce
and online businesses as well as all publicly listed businesses, such as those related to privacy and personal information, tax, anti-money laundering, anti-bribery, advertising, competition, inside information and disclosures, and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, and changes in legislative or governmental priorities, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting, online gaming and advertising, while others have taken the position that sports betting or online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable sports betting or online gaming in their jurisdictions. In some jurisdictions, additional requirements and restrictions may continue to develop. For example, recently, the Committees of Advertising Practice in the U.K. recommended new rules which ban sports betting advertisements if they are likely to appeal to minors, which evidences a trend in Europe for an increasingly restrictive approach to gambling advertising more generally. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations. Some jurisdictions do not have laws that grant us rights in the data we collect. Any enactment of laws in these jurisdictions would require a change in how we conduct business in such jurisdictions.
As of 31 December 2021, we have licenses in 17 states and are permitted to provide services in a total of 21 states in the U.S. that have adopted legislation permitting online sports betting. We also have a further 3 tribal licenses in the U.S., 2 licenses in Romania, and 2 licenses in UK. However, we offer our services to customers in many more countries, but do not always have visibility of where our customers use our products and services to offer their services to their customers. Any of our licenses could be revoked, suspended or conditioned at any time. Our license applications may also be denied or conditioned. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. As laws and regulations change, we may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, we may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.
In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals and licenses in jurisdictions, whether individually or collectively, could have a material adverse effect on our business. See “Business.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.
Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our and our customers’ operations and financial results. Governmental authorities could view us or our customers as having violated applicable laws or regulations, despite our or their efforts to obtain and maintain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in sports betting and online gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our customers or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our and our customers’ businesses, financial condition, results of operations and prospects, as well as impact our and our customers’ reputation.
There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of sports betting and online gaming industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our and our customers’ businesses, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our customers to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.
Our collection, storage and processing of personal data is subject to applicable data protection and privacy laws in various jurisdictions, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.
In the ordinary course of business, we collect, store, use and transmit certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations relating to personal and consumer information that we are subject to often vary significantly by jurisdiction. Our media business is particularly impacted by such data security and data protection laws and regulations as the business targets end consumers of gambling services.

For example, the
EU-wide
General Data Protection Regulation (“GDPR”) became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for noncompliance, including where we act as a data processor. Notwithstanding Brexit, largely identical requirements apply under the equivalent legislation in the U.K. (the “U.K. GDPR”). We have executed (other than for transfer to the U.S.) intracompany Standard Contractual Clauses (“SCCs”) which are currently in compliance with the GDPR to allow for the transfer of personal data from the EU to other jurisdictions and continue to execute SCCs with respect to newly acquired contracts. With regard to U.S. transfers, we previously relied on the
EU-U.S.
Privacy Shield in the U.S. while valid to do so. However, given that SCCs still remain a valid mechanism for personal data transfers to the U.S., the Company is in the process of implementing SCCs for such U.S. transfers (while following guidance and directions from the U.K.’s Information Commissioner (the “ICO”) and equivalent EU regulators to assess the adequacy of such transfers, including ensuring that the guarantees provided in the SCCs can be complied with in practice).
Data security and data protection laws and regulations are continuously evolving. There are currently a number of legal challenges to the validity of EU, U.K. and Swiss mechanisms for adequate data transfers such as the SCCs, and our work could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts. Brexit also requires the Company to take additional steps to ensure that data flows from EU members states to the U.K and with respect to the selection of a supervisory authority in an EU member state despite our operational head office location in the UK. Additionally, we are also subject to the Data Protection (Bailiwick of Guernsey) Law, 2017 (as amended) (the “Guernsey DP Law”), which largely follows GDPR and requires us to control and process personal data only for proper purposes and in accordance with statutory data protection principals, and the Data Protection Law of Colombia, which requires the consent of the user to their data being transmitted outside of Colombia.
In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EU/U.K., marketing is defined broadly to include any promotional material and the rules specifically on
e-marketing
are currently set out in the ePrivacy Directive which will be replaced by a new ePrivacy Regulation. While no official time frame has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2021. On June 20, 2020, the ICO published a report setting out its views on advertising technology, specifically the use of personal data in “real time bidding” (i.e.
in-play
betting), and the key privacy compliance challenges arising from it. In its report, which is a status update rather than formal guidance, several key deficiencies are noted and marked for formal regulatory action in December 2020.
In January 2021, the ICO confirmed the resumption of its paused investigation into the Advertising Technology industry, and such an investigation may involve the Company. Additionally, other EU regulators are reviewing digital advertising and in some cases, such as with Belgium, the regulator has ruled that measures such as the Transparency & Consent Framework is insufficient to protect the privacy of end users. Should regulators take a stricter view on the impact of advertising technology on privacy rights, or if we are involved in an investigation, we are likely to be required to expend further capital and other resources to ensure compliance with these changing laws and regulations or to represent our interests in regulatory discussions. While we have numerous mitigation controls in place, advertisements produced by us may be erroneously served on websites that are not suitable for the advertising content of gambling (e.g. websites predominantly aimed at children). There is also a risk that gambling advertisements are viewed by people who do not want to view them, or who have taken measures not to receive them (for example, individuals on “self-exclusion” lists). In each case this may have adverse legal and reputational effects on our business. Our media customers may also use our services to target jurisdictions where they are not permitted to advertise, that our risk mitigation controls fail to identify and/or prevent this and our business suffers adverse legal and reputational effects as a result.
Because our products and services rely on the movement of data across national boundaries, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products globally. European data protection laws, including the GDPR, the U.K. GDPR and the Guernsey DP Law, generally restrict the transfer of personal information from Europe, including the European Economic Area, U.K. and Switzerland, to the U.S. and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal information. As noted above, one of the primary safeguards allowing importation of personal information from Europe to the U.S. had historically been certification to the
EU-U.S.
Privacy Shield and
Swiss-U.S.
Privacy Shield frameworks administered by the U.S. Department of Commerce. However, the Court of Justice of the EU effectively invalidated the
EU-U.S.
Privacy Shield in July 2020. The same decision also raised questions about whether one of the primary alternatives to the
EU-U.S.
Privacy Shield, namely, the SCCs, can lawfully be used for personal information transfers from Europe to the U.S. or most other countries. At present, there are few, if any, viable alternatives to the
EU-U.S.
Privacy Shield and the SCCs. Although we rarely rely on individuals’ explicit consent to transfer their personal information from Europe to the U.S. and other countries, in most cases we have relied or may rely on the SCCs (although, as noted above, we are following ICO and EU guidance and directions to assess the adequacy of such transfers, including ensuring that the guarantees provided in the SCCs can be complied with in practice). Inability to import personal information from the European Economic Area, U.K. or Switzerland may also restrict our operations in Europe, limit our ability to collaborate with our customers, sports organizations, service providers, contractors and other companies subject to European data protection laws and require us to increase our data processing capabilities in Europe at significant expense. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business.
In order to diversify our data transfer strategy, we will continue to explore other options managing data from Europe, including without limitation, amending SCCs where required and considering suppliers that limit their data processing activities to ensure processing occurs in Europe at all times, which may involve substantial expense and distraction from other aspects of our business. We may, however, be unsuccessful in establishing an adequate mechanism for data transfer, and will be at risk of enforcement actions taken by an EU/U.K./Swiss data protection authority until such point in time that we ensure an adequate mechanism for European data transfers, which could damage our reputation, inhibit sales and harm our business. Despite actions we have taken or will be taking to diversify our data transfer strategies, we may be unsuccessful in establishing a conforming means of transferring data due to ongoing legislative activity that could vary the current data transfer landscape. As we expand into new markets and grow our customer base, we will need to comply with any new requirements and continue to progress our compliance to align with changing regulations in our existing operational regions. If we cannot comply with, or if we incur a violation of one or more of these requirements, some customers may be limited in their ability to purchase our products, particularly our cloud products. Growth could be harmed, and we could incur significant liabilities.
The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party
cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves, or provide advertising services on behalf of customers, to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain EU regulators have issued guidance (including U.K. and French data protection regulators) on the requirement to seek strict opt-in,
unbundled consent to use all nonessential cookies. We may need to make changes to our cookies notice or require additional resources to meet these compliance requirements.

In addition, California has enacted the California Consumer Privacy Act, or CCPA and the California Privacy Rights Act, or CPRA, which became effective on January 1, 2020. The CCPA and CPRA requires new disclosures to California consumers, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, and affords California consumers new abilities to opt out of certain disclosures of personal information. Further, although the California Attorney General has issued implementing regulations in connection with the CCPA, it remains unclear how it will be interpreted and enforced. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. The effects of the CCPA, the SHIELD Act, and data privacy regulations in other US jurisdictions, are potentially are significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply.
Although we have appointed a Data Protection Officer and a full time Data Privacy Manager, analyzed certain risks associated with our data processing activities, provided employee training, implemented certain policies and procedures, and continue to review and improve such policies and procedures, that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data. Recently, a group of U.K. football players issued a data subject access request under the GDPR to various participants in the sports data and sports betting industries. If the request (named “Project Red Card”) develops into legal action, it could significantly alter the way we collect and use sports data relating to players, sports staff and referees and could materially affect the sports data industry as whole.
We may face claims for data rights infringement, which could subject us to monetary damages.
Although we have generally adopted measures to avoid potential infringement of third-party data rights in the course of our operations, ownership of certain data rights is not always clear in certain jurisdictions we may operate in, particularly in “gray” jurisdictions which are presently unregulated or partially regulated. Should we face claims for illegal data rights sources or should we inadvertently infringe on another company’s data rights in any jurisdiction, we could be subject to claims of infringement, which could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of our business, and we may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on our business, results of operations and financial position.
We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. Protracted litigation costs could negatively affect our operational costs, and an adverse outcome in one or more proceedings could adversely affect our business.
We are and have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, investigations, and other proceedings, including those which may involve competition and anti-trust, anti-money laundering, OFAC, gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. We have in the past employed third party contractors that may operate in countries under U.S. sanctions and, as a result, have been and may continue to be subject to legal proceedings regarding compliance with U.S. sanctions laws. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs, fines or penalties and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects. For additional information regarding legal proceedings to which we are subject see “Business—Legal Proceedings.”
Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing
or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects. For example, Project Red Card, if it develops into a legal claim, could significantly alter the way we collect and use personal data, and could materially affect the sports data industry as whole. Under the terms of our existing contractual arrangements, any adverse judgements could impact the validity of such contractual arrangements and/or our ability to rely on intellectual property rights to prevent third party infringement, which may force us to alter our business strategy and have an adverse effect on our business.
Litigation between third parties may also result in changes in (or interpretation of) law that materially adversely impact our existing business and strategy.
Our failure to comply with the anti-corruption, anti-bribery, anti-money laundering and similar laws of the U.S. and various international jurisdictions could negatively impact our reputation and results of operations.
Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.K. Bribery Act 2010 (“U.K. Bribery Act”), the U.S. Foreign Corrupt Practices Act (“FCPA”), the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003 (as amended) (the “Guernsey Bribery Law”), as well as the laws of the other countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The FCPA, the Guernsey Bribery Law, the U.K. Bribery Act and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits “commercial” bribery or the appearance of such bribery. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. We are further required to implement various processes around conflicts of interest and related party transactions in order to comply with our obligations under the UK Bribery Act and regulations relating to our listing as a public company. These procedures and processes must be maintained and overseen in various jurisdictions, and even still may not be sufficient to prevent a violation. A violation in our procedures and policies could result in regulatory fines, litigation, risks to the rights of shareholders with respect to a violation of listing rules and disclosures, and public relations risks; all of which could affect our reputation and results of operations. Additionally, the costs, resourcing and impact of compliance may continue as additional requirements are imposed by various regulators. These additional measures may affect our operating costs or financial results.
In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption
laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We are continuously developing and maintaining policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, including statisticians who attend events on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, financial condition and results of operations.
Risks Related to Genius Sports Group’s Technology, Intellectual Property and Infrastructure
Failure to protect or enforce our proprietary and intellectual property rights, including our unregistered intellectual property, and the costs involved in such protection and enforcement could harm our business, financial condition, results of operations and prospects.
We rely on database, trademark, trade secret, confidentiality and other intellectual property protection laws to protect our rights. In certain foreign jurisdictions and in the U.S., we have filed applications to protect aspects of our intellectual property, currently hold several trademarks and domain names in multiple jurisdictions and in the future we may acquire patents, additional trademarks and domain names, which could require significant cash expenditures.
However, circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the U.S. or other countries in which we operate or intend to operate our business. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any significant impairment of our intellectual property rights could harm our business or our ability to compete. For example, it may not always have been possible or commercially desirable to obtain registered protection for our products, software, databases or other technology and, in such situations, we rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. As such, if we are unable to protect our proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. In particular, the EU database right protection we enjoy in the EU does not apply outside the EU and, as such, there are now separate UK and EU database rights protection in the UK and the EU. Certain aspects of the new Brexit legislation relating to database rights have not been tested in the courts. Additionally, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our product offerings and services. Any of these events could seriously harm our business, financial condition, results of operations and prospects.
Further, third parties may knowingly or unknowingly infringe our proprietary and intellectual property rights (including by purposefully breaching our exclusive contractual arrangements with third parties, for example, by entering stadiums without the owner’s consent to collect data at events where we hold exclusive data collection rights) or challenge proprietary and intellectual property rights held by us. We currently do not hold any patents, which means our technology, products and services are susceptible to copying. The fact that we currently do not hold any patents also means third parties may claim patent rights over our technology, products and services and may bring infringement proceedings in respect of the same. Any pending and future trademark or patent applications may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement of or to enforce our rights, and we may fail to enforce our rights which may have a material adverse effect on our business. Notwithstanding our intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain solutions.
Although we have generally adopted measures to avoid potential infringement of third-party intellectual property rights in the course of our operations, we may not be successful in ensuring all components of our platform have proper authorization. Additionally, the legal position in all jurisdictions in relation to the ownership and permitted use of sports data and databases is subject to change. We cannot be certain that our current uses of data from publicly available sources (including third party websites) or otherwise, which are not known to infringe or misappropriate third party intellectual property today, will not result in claims for infringement or misappropriation of third party intellectual property in the future. Intellectual property infringement claims or claims of misappropriation against us could subject us to liability for damages and restrict us from providing solutions or require changes to certain solutions and technologies. Claims of infringement or misappropriation of a competitor’s or other third party’s intellectual property rights, regardless of merit, could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of our business, and we may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on our business, results of operations and financial position.
We rely on information technology and other systems and platforms, including our data center and Amazon Web Services and certain other third-party platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors or errors that we fail to identify as material.
Our technology infrastructure, including Amazon Web Services and certain other third party platforms, is critical to the performance of our services and product offerings and to user satisfaction. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. The performance and availability of Amazon Web Services with the necessary speed, data capacity and security for providing reliable access and services can affect the delivery, availability and performance of our services. Decisions by the owners and operators of the data centers where our cloud infrastructure, Amazon Web Services, is deployed to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth or prioritize the traffic of other parties could also affect the delivery, availability and performance of our services. Third parties may also conduct attacks designed to temporarily deny customers access to our cloud services.
We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that absolute security will be provided by the measures we take to: prevent or hinder cyber-attacks and protect our systems, data and user information; to prevent outages, data or information loss and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions have not had a material impact on us, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.
We are reliant on our data centers in London and Dublin, which could also be a target of cyber-attacks, experience outages or data or information loss and security breaches. We have in the past experienced minor outage-related incidents in the London data center and any future disruptions could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our services and product offerings, including our user interface, may contain errors, bugs, flaws or corrupted data that we have not detected, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of our systems. Additionally, we have detected certain errors, bugs and flaws in our service and product offerings, and have judged them to be immaterial. If we have misjudged the materiality of such errors, bugs and flaws, our business could be harmed. If a particular product offering is slower than they expect, customers may be unable to use our services and product offerings as desired and may be less likely to continue to use our services and product offerings, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our customers, harm our reputation, cause our customers to stop utilizing our services and product offerings, divert our resources or delay market acceptance of our services and product offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.
If our customer base and engagement continue to grow, and the amount and types of services and product offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our services or product offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel, and service providers) could result in an inability to scale our services to meet business needs, system interruptions, degradation of service, or operational mistakes. Our business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as
COVID-19)
or other catastrophic events.
We believe that if our customers have a negative experience with our services and product offerings, or if our brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing our services and product offerings or to recommend our services and product offerings to other potential customers. As such, a failure or significant interruption in our service could harm our reputation, our business, financial condition, results of operations and prospects.
Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, other loss or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.
The secure maintenance and transmission of information is a critical element of our operations. Our information technology and other systems that maintain and transmit information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of our network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or the actions or inactions of a third-party service provider or business partner. As a result, our information may be lost, disclosed, accessed or taken without consent. We have experienced attempts to breach our systems and other similar incidents in the past. The data industry is a particularly popular target for malware attacks, and a company in the sports data industry was recently targeted by a ransomware attack. We have also been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future, including by overloading our systems and network and preventing our product offering from being accessed by legitimate users through the use of ransomware or other malware.
We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service
attacks, viruses, malicious software,
break-ins,
phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including certain confidential information, which may subject us to fines or higher transaction fees or limit or terminate our access to such confidential information. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.
Furthermore, security breaches can also occur as a result of non-technical
issues, including intentional or inadvertent breaches by our employees or by third parties. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. These risks may increase over time as our user number increases and the complexity and number of technical systems and applications we use and employees we have also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents have resulted in and may in the future result in: unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of information, including personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware, ransomware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In addition, the sports betting and online gaming industries have experienced and may continue to experience social engineering, phishing, malware and similar attacks and threats of denial-of-service
attacks. To date, we are not aware of any material breach to our business; however, such breaches could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. In addition, while we maintain cybersecurity insurance coverage that we believe is adequate for our business, such coverage may not cover all potential costs and expenses associated with cybersecurity incidents that may occur in the future. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.
We use third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our product offerings.
We use software components licensed to us by third-party authors under “open source” licenses (“Open Source Software”). Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise our services or product offerings.
Some licenses for Open Source Software contain requirements that we make available source code for modifications or derivative works we create, or grant other licenses to our intellectual property, if we use such Open Source Software in certain ways. If we combine our proprietary software with Open Source Software in a certain manner, we could, under certain licenses for Open Source Software, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer
some or all of our proprietary software.
Although we periodically review our use of Open Source Software to avoid subjecting our services and product offerings to conditions we do not intend, the terms of many licenses for Open Source Software have not been interpreted by U.S., U.K. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our services or product offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be Open Source Software. Moreover, we cannot assure you that our processes for controlling our use of Open Source Software in our services and product offerings will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our services and product offerings on terms that are not economically feasible, to find replacement software, to discontinue or delay the provision of our services or product offerings if replacement cannot be accomplished on a timely basis or to make generally available, in source code form, our proprietary software, any of which could adversely affect our business, financial condition, results of operations and prospects.
Risks Related to Genius Sports Group’s Financial Conditions
We have a history of losses and may not be able to achieve or sustain profitability in the future.
We have a history of incurring net losses, and we may not achieve or maintain profitability in the future. We experienced net losses of $592.8 million, $30.3 million, and $40.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, we had an accumulated deficit of $757.3 million. While we have experienced significant growth in revenue in recent periods, we cannot predict when or whether we will reach or maintain profitability. We also expect our operating expenses to increase in the future as we continue to invest for our future growth, which will negatively affect our results of operations if our total revenue does not increase.

We cannot assure you that these investments will result in substantial increases in our total revenue or improvements in our results of operations. In addition to the anticipated costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. Any failure to increase our revenue as we invest in our business or to manage our costs could prevent us from achieving or maintaining profitability or positive cash flow.
If we are unable to increase our revenues or our costs are higher than expected, our profitability may decline and our operating results may fluctuate significantly.
We may not be able to accurately forecast our revenues or future revenue growth rate. Many of our expenses, particularly personnel costs, occupancy costs and sports rights costs, are relatively fixed, but we may experience higher than expected operating costs, including increased selling and marketing costs, investments in geographic expansion, acquisition costs, communications costs, travel costs, software development costs, professional fees and other costs. Further, we expect our fixed costs to increase in future periods, due to recent acquisitions and inflation in the cost of data rights, which could negatively affect our future operating results and ability to achieve and sustain profitability. We expect to continue to expend substantial financial and other resources on acquiring other resources or on acquiring and retaining customers, our technology infrastructure, research and development, including investments in our research and development team and the development of new features, services and products. Also, we may not generate sufficient revenue to offset our costs, including the cost of maintaining and growing our business and the fixed costs associated with our data licenses and rights. As a result, we may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. Increased competition amongst sports data providers for data collection rights granted by sports organizations could lead to an increase in the cost of those rights, which we may be unable to pass on to our customers. Such competition may also mean we lose access to data on certain events if a third party data provider is granted exclusivity over data on that event. If costs exceed our expectations and cannot be adjusted accordingly, our profitability may be reduced, and our results of operations and financial position will be adversely affected. Additionally, historic growth rates may not be reflective of future growth, we may not be able to sustain our revenue growth rates, and our percentage revenue growth rates may decline. Reduced demand, whether due to a weakening of the global economy, reduction in consumer spending, competition or other reasons, may result in decreased revenues and growth, adversely affecting our operating results. Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the U.K. and the U.S. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We intended to and have increased the depth and experience within our accounting and finance organization, as well as designing and implementing improved processes and internal controls. However, our efforts may not be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting. If our efforts are not successful or material weaknesses or control deficiencies occur in the future, we may be unable to report its financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of our common stock to decline.

If certain material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of our common stock to decline. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that the measures taken and/or that we plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to annually furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm may be required to attest to the effectiveness of our internal control over financial reporting depending on our reporting status. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.
We may require additional capital to support our growth plans, including in connection with the acquisition of additional data rights, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.
We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new technology and services or enhance our existing offering, improve our operating infrastructure, enhance our information security systems to combat changing cyber threats or implement more mature corporate processes to support growth, and acquire complementary businesses, personnel and technologies. Our success depends on our ability to retain and acquire sports data rights, which may require significant investments and additional capital. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, markets conditions, our credit rating and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on reasonable terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.
Risks Related to Genius Sports Group’s International Operations
The international scope of our operations may expose us to increased risk, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.
We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. Our international operations are subject to the following risks, among others:

•	political instability;

•	international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•	differing economic cycles and adverse economic conditions;

•	unexpected changes in regulatory environments and government interference in the economy, including gambling, data privacy and advertising laws and regulations;

•	changes to economic and anti-money laundering sanctions, laws and regulations;

•	varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•	inflation fluctuations in various regions where our revenues are contingent upon consumer spending.

•	differing labor regulations;

•	foreign exchange controls and restrictions on repatriation of funds;

•	fluctuations in currency exchange rates;

•	increased costs for corporate, administrative and personnel costs to support operations in various jurisdictions;

•	inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•	insufficient protection against product piracy and rights infringement and differing protections for intellectual property rights;

•	varying attitudes towards sports data providers and betting by foreign governments;

•	difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•	differing business practices, which may require us to enter into agreements that include non-standard terms; and

•	difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products, lack of local expertise and services.
Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.
We have expanded our presence in a number of major regions and any future actions or escalations that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business. In particular, we may have access to fewer business opportunities and our operations in that region may be negatively impacted.
As a result of the international scope of our operations and our corporate and financing structure, we are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in or to the interpretation of the tax laws or tax treaties of the countries in which we operate may adversely affect the manner in which we have structured our business operations and legal entity structure to efficiently realize income or capital gains and mitigate withholding taxes, and may also subject us to tax and return filing obligations in such countries that do not currently apply to us. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Congress, the U.K. Government, the Organization for Economic
Co-operation
and Development (the “OECD”), and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. Also, within the EU, the European Council Directive 2016/1164
(Anti-Tax
Avoidance Directive (“ATAD”)) and Directive 2017/952 (“ATAD II”) required EU member states to transpose certain measures affecting multinational corporations into national legislation by December 31, 2019. Further, the introduction of a digital services tax, such as the U.K. digital services tax introduced with effect from April 1, 2020, may increase our tax burden which and could adversely affect our business, financial condition and results of operations. Finally, the international scope of our business operations subjects us to multiple overlapping tax regimes that can make it difficult to determine what our obligations are in particular situations.
Risks related to the U.K.’s exit from the European Union (“Brexit”) may have a negative effect on global economic conditions, financial markets and our business.
We have significant business operations in Europe, and our headquarters is in the U.K. where “Brexit” has occurred in 2021, Although we generated only approximately 13% of our revenues in the U.K. for the year ended December 31, 2021, Brexit-related developments and the potential consequences of them have had and may continue to have a material adverse effect upon global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. The position regarding UK and EU database rights has now been clarified following Brexit and there will be separate UK and EU database rights protection in the UK and the EU. Certain aspects of the new Brexit legislation relating to database rights have not been tested in the courts. Adapting to a new set of data protection laws could increase costs, risk of litigation and other adverse consequences. Lack of clarity about other future U.K. laws and regulations as the U.K. determines which European Union laws to replace or replicate, including financial laws and regulations, tax and free trade agreements, tax and customs laws, intellectual property rights, environmental, health and safety laws and regulations, immigration laws, employment laws and transport laws could increase costs, depress economic activity, restrict our access to capital, impair our ability to attract and retain qualified personnel and have other adverse consequences. If the U.K. and the European Union are unable to negotiate acceptable withdrawal terms, barrier-free access between the U.K. and other European Union member states or among the European economic area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.
Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations and financial position.
Due to our international operations, a portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transactions in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Risks Related to Genius Ordinary Shares
The market price of Genius’s securities may decline, and you may not be able to resell Genius’s securities at or above the price at which you purchased them.
The market price of Genius ordinary shares have declined from their listing date. The market values of Genius ordinary shares in the future may vary significantly from the date of this prospectus or the time you purchased them.
In addition, fluctuations in the price of Genius ordinary shares could contribute to the loss of all or part of your investment. Prior to 20 April 2021, there had not been a public market for Genius ordinary shares. Accordingly, the valuation ascribed to Genius may not be indicative of the price that will prevail in the trading at any given time. If an active market for Genius’s securities continues, the trading price of Genius ordinary shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Genius’s control. Any of the factors listed below could have a material adverse effect on your investment in Genius ordinary shares, and Genius ordinary shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Genius ordinary shares may not recover and may experience a further decline.
Factors affecting the trading price of Genius ordinary shares may include:

•	actual or anticipated fluctuations in Genius’s quarterly financial results or the quarterly financial results of companies perceived to be similar to Genius;

•	changes in the market’s expectations about Genius’s operating results;

•	success of competitors;

•	Genius’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Genius or the industries in which Genius operates in general;

•	operating and share price performance of other companies that investors deem comparable to Genius;

•	Genius’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting Genius’s business;

•	concerns over customers business or the wider consumer market for sportsbooks;

•	commencement of, or involvement in, litigation involving Genius;

•
changes in Genius’s capital structure, such as future issuances of securities (including, but not limited to, pursuant to stock option plans and other equity compensation arrangements available to officers, directors or employees, or other equity issuance transactions for which Genius, as a foreign private issuer, is not required by NYSE corporate governance listing standards to seek shareholder approval) or the incurrence of additional debt;

•	changes in significant shareholding

•	the volume of Genius ordinary shares available for public sale;

•	any major change in Genius’s management or Board of Directors;

•	social, environmental or governance factors relating to our relationship to sportsbooks or otherwise;

•	sales of substantial amounts of Genius ordinary shares by Genius’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, inflation, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Genius ordinary shares irrespective of Genius’s operating performance. The stock market in general, and NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Genius ordinary shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Genius could depress its share price, regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Genius ordinary shares also could adversely affect Genius’s ability to issue additional securities and its ability to obtain additional financing in the future.
Because Genius is incorporated under the laws of the States of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts is limited.
Genius is a limited company incorporated under the laws of the States of Guernsey. As a result, it may be difficult for investors to effect service of process within the United States upon Genius’s directors or officers, or enforce judgments obtained in the United States courts against Genius’s directors or officers.
We have been advised that there is doubt as to the enforceability in Guernsey of judgments of the United States courts of civil liabilities predicated solely upon the laws of the United States, including the federal securities laws.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.
It may be difficult to enforce a U.S. judgment against Genius or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
The majority of Genius directors and executive officers are not residents of the United States, and the majority of Genius’s assets and the assets of these persons are located outside the United States. As a result, it is difficult or may be impossible for investors to effect service of process upon Genius within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it is difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim, because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time- consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.
As a company incorporated in the States of Guernsey, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ, and in some cases significantly differ, from NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.
We are a company incorporated in the States of Guernsey, and our ordinary shares and public warrants are listed on the NYSE. NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Island of Guernsey, which is our home country, differ, and in some cases significantly differ, from NYSE corporate governance listing standards.
Among others, we are not required to:
(a) have a majority of the members of our board of directors who are independent;

(b) hold regular meetings of our
non-executive
directors without the executive directors;
(c) have a nominating and/or corporate governance committee composed of entirely independent directors;
(d) have a remuneration/compensation committee composed of entirely independent directors;
(e) adopt a code of business conduct and ethics;
(f) seek shareholder approval of stock option plans and other equity compensation arrangements available to officers, directors or employees and any material amendments thereto;
(g) seek shareholder approval of certain equity issuances, including, but not limited to, the issuance of more than 1% of our outstanding ordinary shares or 1% of the voting power outstanding to a related party;
(h) comply with certain rules and regulations under the Exchange Act and the NYSE related to the content of proxy statements that apply to domestic issuers;
(i) have an audit committee or another independent body of the board of directors conduct a reasonable prior review and oversight of certain related party transactions that foreign private issuers are not required to disclose.
We currently follow and intend to continue to follow some of NYSE corporate governance requirements from which foreign private issuers are exempt. For example, we have adopted a code of conduct, and our board and board committees regularly meet without the executive directors. We may in the future, however, decide to use foreign private issuer exemptions with respect to some or all of such NYSE corporate governance requirements. Also, we currently utilize and intend to continue to utilize exemptions from many of NYSE corporate governance requirements. Following our home country governance practices may provide less protection than is accorded to investors under the NYSE corporate governance requirements applicable to domestic issuers.
Provisions in our governing documents may inhibit a takeover of Genius, which could limit the price investors might be willing to pay in the future for Genius ordinary shares and could entrench management.
Our governing documents will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include that the Genius Board will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. Genius may issue additional shares without shareholder approval and such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Genius has in the 2021 year utilized this right to issue additional shares for acquisitions and to raise capital without requiring a shareholder vote. The ability for Genius to issue additional shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for Genius ordinary shares.
If a U.S. Holder is treated as owning at least 10% of Genius ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.
If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Genius ordinary shares, such U.S. Holder may be treated as a “United States shareholder” with respect to Genius, or to any of our subsidiaries, if Genius or such subsidiary constitutes a “controlled foreign corporation” (in each case, as such terms are defined under the U.S. Tax Code). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income,” “global intangible low-taxed
income” and certain investments in U.S. property by

controlled foreign corporations, whether or not such controlled foreign corporation make any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. Genius cannot provide any assurances that it will assist investors in determining whether Genius or any of its
non-U.S.
subsidiaries are treated as controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. Genius also cannot guarantee that it will furnish to any United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in Genius. The risk of being subject to increased taxation may deter our current shareholders from increasing their investment in us and others from investing in us, which could impact the demand for, and value of, Genius ordinary shares.
If Genius or any of its subsidiaries is characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.
If Genius or any of its subsidiaries is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the U.S. Tax Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations
”) holds Genius ordinary shares or public warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements.
We do not believe Genius will be treated as a PFIC for its current taxable year and do not expect Genius to become one in the near future. Nevertheless, whether Genius is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, we are unable to determine whether Genius will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Genius will not be treated as a PFIC for any taxable year. If Genius determines that it is a PFIC for any taxable year, Genius intends to, upon written request from a U.S. Holder of Genius ordinary shares, provide a PFIC Annual Information Statement for 2021 or going forward, as applicable. Please see “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders
—
Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants—Passive Foreign Investment Company Rules
” for a more detailed discussion with respect to Genius’s potential PFIC status. U.S. Holders (as defined in “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations
”) are urged to consult their tax advisors regarding the possible application of the PFIC rules to U.S. Holders of the Genius ordinary shares or public warrants.
Future resales of Genius ordinary shares and/or warrants may cause the market price of such securities to drop significantly, even if its business is doing well.
Certain of our
pre-Closing
holders, NFL Enterprises and PIPE Investors have been granted certain rights, pursuant to the Amended and Restated Investor Rights Agreement and Subscription Agreements, respectively, to require Genius to register, in certain circumstances, the resale under the Securities Act of their Genius ordinary shares or warrants held by them, subject to certain conditions, and to certain demand, piggy-back and shelf registration rights. We have filed a registration statement on Form
F-1
(the “Resale
F-1”)
to register such ordinary shares for resale, which was declared effective on June 1, 2021. Further, certain holders who have been issued Genius ordinary shares in connection with the FanHub Acquisition and the Second Spectrum Acquisition have certain registration rights under the respective agreements to such transactions. We have filed a registration statement on Form
F-1
to register such ordinary shares for resale, which was declared effective on September 30, 2021. The sale or possibility of sale of these Genius ordinary shares and/or warrants could have the effect of increasing the volatility in Genius ordinary share price or putting significant downward pressure on the price of Genius ordinary shares and/or warrants.

Additionally, a significant portion of Genius’s ordinary shares will be subject to a lock-up
and restricted from immediate resale, however, upon expiration of their respective lock-up
periods, the sale of shares of Genius’s ordinary shares or the perception that such sales may occur, could cause the market price of Genius’s ordinary shares to drop significantly.
The appointment of directorships are, in some cases, subject to our Amended and Restated Investor Rights Agreement.
As a result of the Business Combination, certain shareholders have been granted the right to appoint directors to our Board, pursuant to the Amended and Restated Investor Rights Agreement. This may make it difficult for our shareholders to propose changes to our Board composition while the Amended and Restated Investor Rights Agreement remains applicable.
Genius may issue additional Genius ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Genius ordinary shares.
Genius has, within the past year issued additional ordinary shares and other equity securities, including warrants, in connection with mergers, acquisitions and employee and director equity plans. Genius may do so again in the future, and intends to consider the issuance of shares for an employee and director equity plan on an annual basis. Genius may also issue additional ordinary shares in connection with, among other things, future capital raising and transactions and future acquisitions, or pursuant to agreements in connection with past acquisitions, without your approval in many circumstances.
Genius’s issuance of additional Genius ordinary shares or other equity securities would have the following effects:

•	Genius’s existing shareholders’ proportionate ownership interest in Genius may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Genius ordinary share may be diminished; and

•	the market price of Genius ordinary shares may decline.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, we are exempt from certain provisions of the securities rules and regulations in the U.S. applicable to U.S. domestic public companies.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form
10-Q
or current reports on Form
8-K;
(ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
We are required to file an annual report on Form
20-F
within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form
6-K.
We are, by our Articles required to hold an Annual General Meeting, within eighteen months of the Business Combination and intend to voluntarily furnish certain governance information when doing so. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you will not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act; however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022.
In the future, we would lose our foreign private issuer status if a majority of our shareholders are U.S. residents and if any of the following occurs: a majority of our directors or management are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form
10-K
requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form
20-F
permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on NYSE that are available to foreign private issuers and may still be responsible for maintaining home country governance requirements in addition to domestic governance requirements.
Genius is subject to the costs and responsibilities for mandatory corporate governance, stakeholder engagement, UK Section 172 CA 2006 and climate-related reporting on in accordance with their UK operations. Compliance with these obligations creates the need for additional public disclosures and governance compliance. These additional compliance requirements are unlikely to be released should we lose our foreign private issuer status as they are triggered by our operational footprint in the UK. Therefore, there is a risk that compliance requirements and costs in the UK and Guernsey will remain in place even if the Genius was to lose its foreign private issuer status and this could negatively affect our operations or financial results. Additionally, the added disclosures may cause our business to face increased scrutiny related to these activities which would not otherwise be disclosed by a domestic issuer, including from the investment community, could adversely affect our brand or reputation.
Genius operations and its corporate structure currently subject many of its subsidiaries to comply with certain UK corporate governance, corporate compliance and corporate reporting requirements. Individual UK compliance and reporting obligations are frequently reviewed and amended by the UK government, and may result in Genius being subject to varying or additional compliance and reporting obligations or require additional disclosures in relations to entities operating both in the UK and those operating or incorporated elsewhere. Should any corporate compliance, disclosure or reporting obligations be expanded, Genius may incur costs to comply with these obligations for many of their entities within their group companies, including those outside of the United Kingdom.
Genius may not be subject to the UK Takeover Code.
Based upon Genius’ current and intended plans for its directors and management, for the purposes of UK Takeover Code, Genius anticipates that it will be considered by the UK Takeover Panel not to have its place of central management and control in the UK, the Channel Islands or the Isle of Man. Therefore, the UK Takeover Code should not apply to us. It is possible that in the future circumstances could change that may cause the UK Takeover Code to apply to us.
The UK Takeover Code provides a framework within which takeovers of companies subject to it are conducted. If, at the time of a takeover offer, the UK Takeover Code applied to Genius, then this would result in certain restrictions and obligations applying, including but not limited to the following: (i) Genius’ ability to enter into deal protection arrangements in favor of a bidder would be extremely limited; (ii) Genius might not be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) all due diligence information given to one bidder or potential bidders would be required to be provided to all other bidders or bona fide potential bidders (even if less welcome). In addition, the UK Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

•	acquires an interest in Genius shares that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of Genius; or

•
together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% of Genius’ voting rights but does not hold shares carrying more than 50% of such voting rights, and such person (or any person acting in concert with such person) acquires additional interests in Genius shares that increase the percentage of shares carrying voting rights in which that person is interested, then the acquirer, and, depending on the circumstances, its concert parties would be required (except with the consent of the UK Takeover Panel) to make a cash offer for Genius’ outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
If Genius is not subject to the UK Takeover Code, shareholders would not be afforded the protections provided by the UK Takeover Code.
If, however, Genius is later deemed to be subject to the UK Takeover Code, the Company may incur significant costs in relation to complying with the UK Takeover Code should a shareholder, or group of shareholders acting in concert, seek to acquire significant portion of the Company’s shares.
Genius is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Genius’s ordinary shares less attractive to investors, which could have a material and adverse effect on Genius, including its growth prospects.
Genius is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Genius will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following August 18, 2025, the fifth anniversary of dMY’s initial public offering, (b) in which Genius has total annual gross revenue of at least $1.0 billion or (c) in which Genius is deemed to be a large accelerated filer, which means the market value of our Genius ordinary shares that is held by non-affiliates
exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which Genius has issued more than $1.0 billion in non-convertible
debt during the prior three- year period. Genius intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that Genius’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company”

can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. Genius has not chosen to “opt out” of this extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Genius, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Genius’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Genius cannot predict if investors will find Genius ordinary shares less attractive because Genius intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find Genius ordinary shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for Genius ordinary shares and the market price and trading volume of Genius ordinary shares may be more volatile and decline significantly.
General Risk Factors
Recruitment and retention of qualified personnel and key employees, including members of our senior management team, are vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.
We depend on a limited number of key employees to manage and operate our business. We believe a significant portion of our success is owed to our CEO and founder, Mark Locke. The leadership of Mr. Locke and our current executive officers has been critical and the departure, death or disability of Mr. Locke, or any one of our executive officers, or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We may not be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire qualified personnel that are knowledgeable regarding the sports data industry could result in significant disruptions to our business, and the integration of replacement personnel could be time- consuming and expensive and cause additional disruptions to our business. The sports data industry requires specific knowledge that is not easily transferable from other industries, and finding suitable replacements for specialized roles can be challenging in a limited talent pool. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.
We may not be able to achieve any specific target or make progress in other environmental, social, and governance initiatives.
Genius engages in environmental, social and governance initiatives, some of which have been disclosed in the past. Genius intends to formalise its environmental, social and governance initiatives and may set defined targets and objectives. Any estimates concerning the timing and cost of implementing our goals and targets are subject to risks and uncertainties, and there can be no assurances that our commitments will be achieved.
We are also required, by local law in various operational jurisdictions, to report publicly on compliance with certain environmental, social and governance regulations. For example we may be required to publicly disclose our compliance or publicly report in relation to various local regulations such as the Equality Act 2010 (UK), the Workplace Relations Act 1996 (Aus), Section 172 of the Companies Act 2006 (UK) (as stated above), the Modern Slavery Act 2015 (UK), the Task Force on Climate-Related Financial Disclosures, and other similar environmental, social and governance disclosures as required currently or may be required in the future, by local law in the jurisdictions in which we operate. Furthermore, we may also elect, or have elected, to share publicly our corporate environmental, social and governance (“ESG”) initiatives, policies, targets, activities, programs and other related information voluntarily by posting on our website, social media or other communications channels.

This reporting, whether voluntary or involuntary, may cause our business to face increased scrutiny related to these activities, or receive scrutiny for a lack of activities on ESG initiatives, including from the investment community, and our failure to make progress in these areas on a timely basis, or at all, could adversely affect our brand and reputation. Although we expect that our commitment to
ESG-based
values will improve our financial performance over the long term, these decisions may not be consistent with the expectations of investors and any longer-term benefits may not materialize within the time frame we expect or at all, which could harm our business, revenue and financial results.
The requirements of being a public company, including compliance with the reporting requirements of the SEC and the requirements of the Sarbanes-Oxley Act and any applicable stock exchange, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by public companies for reporting and corporate governance purposes generally have been increasing. Our management team has limited experience related to managing a public company and SEC and NYSE compliance and will not be immediately familiar with the increased regulations and controls to which public companies are subject. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In estimating these costs, we took into account expenses related to investor relations, insurance, legal, accounting and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of our common stock and warrants, fines, penalties sanctions and other regulatory action, public relations risks and potentially civil litigation.
Genius may not hold its first Annual General Meeting within 18 months of incorporation, as required under Guernsey Law.
Genius is incorporated in Guernsey. Guernsey incorporated companies are required by the Companies (Guernsey) Law, 2008 (as amended) (the “Companies Law”) to hold an annual general meeting within 18 calendar months of incorporation. However, this requirement can be waived by waiver resolution. Accordingly, on 22 December 2020, the sole shareholder of the Company passed a resolution waiving the requirement for the Company to hold an annual general meeting in accordance with the Companies Law for an indefinite period (the “Waiver Resolution”). As a result of the passing of the Waiver Resolution the Company may, but is not required to, hold an annual general meeting within the period set forth by the Companies Law. If exercised, this waiver would allow Genius to instead opt to comply with NYSE rules applicable to such meetings (along with certain requirements of the Companies Law.
The waiver has not yet been utilized as Genius continues to be within 18 months of its incorporation. However, Genius intends to utilise this waiver in 2022, and does not plan to hold its Annual General Meeting before 15 April 2022. Instead, Genius will opt to comply with the specified time periods for hosting an annual general meeting as permitted by the applicable NYSE rules. This may pose a risk to shareholders interests by delaying the first annual general meeting.

Genius may exercise its rights under Guernsey law with respect to the format, notice and process for its shareholder meetings even where common practice for a domestic issuer would dictate alternative format, notice and process requirements.
Guernsey laws may not offer as stringent of shareholder protections with respect to annual and extraordinary shareholder meetings, as would be required for a domestic issuer. Genius has outlined these exceptions in the Company’s Articles of Incorporation (as amended and approved on 20 April 2021. Genius may exercise its rights under Guernsey law with respect to the format, notice and process for its shareholder meetings even where common practice for a domestic issuer would dictate alternative format, notice and process requirements.
The terms of future indebtedness may contain restrictions on our business and operations. Our inability to comply with the terms of any of our existing or future indebtedness may adversely affect our business.
The terms of our future indebtedness may contain covenants that could, among other things, restrict our business and operations, our ability to incur additional indebtedness, pay dividends or make other distributions or repurchase stock, make certain investments, create liens on certain of our corporate assets, enter into affiliate transactions, merge, consolidate or sell all or substantially all of our assets. If we breach any of these covenants, our lenders and holders of other indebtedness may be entitled to accelerate our debt obligations. Any default could require that we repay outstanding indebtedness prior to maturity or that a lender could enforce a lien on our assets, as well as limit our ability to obtain additional financing, which in turn may have a material adverse effect on our cash flow and liquidity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain statements that are or may be forward-looking statements with respect to us, our industry and our business that involve substantial risks and uncertainties. All statements other than statements of historical factors contained in this prospectus, including statements regarding our future financial condition, results of operations and/or business achievements, including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “may,” “could,” “should,” “would,” “will,” “intend” and similar expressions are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to those described in the section of this prospectus titled “Risk Factors” and other factors disclosed in this prospectus.
You should refer to the section of this prospectus titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements that “we believe” and other similar statements reflect our belief and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherent uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY
We have not paid any cash dividends on our ordinary shares to date. The Genius Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Genius Board must consider Genius’ financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Genius adopts such a dividend policy and the frequency and amount of any dividends declared on the Genius ordinary shares will be within the discretion of the Genius Board.

CAPITALIZATION
The table below sets forth our cash and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2021.
You should read this table together with our consolidated financial statements and related notes including in this prospectus, as well as the sections of this prospectus titled “Summary Consolidated Historical and Other Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

As of December 31, 2021
(In thousands, except per share data)
Cash and cash equivalents	$222,378
Debt:
Current debt	23
Long-term debt—less current portion	65

Total debt	$88

Shareholders’ equity :
Class A common stock	—
Common stock	1,936
B Shares	2
Additional paid-in capital	1,461,730
Accumulated deficit	(757,317)
Accumulated other comprehensive loss	(173)

Total shareholders’ equity	$706,178

Total capitalization	$706,266

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
For purposes of this section, “we,” “our,” “us”, “Genius” and the “company” refer to Genius Sports Limited and all of its subsidiaries.
The following discussion includes information that Genius’ management believes is relevant to an assessment and understanding of Genius’ consolidated results of operations and financial condition.
The discussion should be read together with the historical audited annual consolidated financial statements of Genius Sports Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of operations, comprehensive loss, changes in temporary equity and shareholders’ equity (deficit) and cash flows for the years ended December 31, 2021, 2020 and 2019, and the related notes thereto, included elsewhere in this prospectus.
Genius’ actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus. Certain amounts may not foot due to rounding.
Overview
Genius is a B2B provider of scalable,
technology-led
products and services to the sports, sports wagering and sports media industries. Genius is a fast-growing business with significant scale, distribution and an expanding addressable market and opportunity ahead.
Genius’ mission is to be the official data, technology and commercial partner that powers the global ecosystem connecting sports, betting and media. In doing so, Genius creates engaging and immersive fan experiences while simultaneously providing sports leagues with essential technology and vital, sustainable revenue streams.
Genius uniquely sits at the heart of the global sports betting ecosystem where Genius has deep, critical relationships with over 400 sports leagues and federations, over 500 sportsbook brands and over 150 marketing customers (which includes some of the aforementioned sportsbook brands).
Business Model
Genius provides critical technology and services required to power the global ecosystem connecting sports, betting and media. Genius has three principal products lines—Sports Technology and Services, Betting Technology, Content and Services, and Media Technology, Content and Services. All of Genius’ products are powered by proprietary technology and robust data infrastructure. See “Business—Products and Business Model.”
Genius’ Offerings
Sports Technology and Services
. Genius builds and supplies technology and services that allow sports leagues to collect, analyze and monetize their data with added tools to deepen fan engagement. These tools include creation of fan-facing
websites, rich statistical content such as team and player standings, immersive social media content, and, Genius’ latest creation, its streaming product, a tool that allows sports leagues to automatically produce, distribute and commercialize live, audio-visual game content. Genius also provides sports leagues with bespoke monitoring technology and education services to help protect their competitions and athletes from the threats of match fixing and betting-related corruption. Following the acquisition of Second Spectrum, Inc (“Second Spectrum”), Genius is now a leading provider of cutting-edge data tracking and visualization solutions that partners with elite football and basketball clubs, leagues, federations, and media organizations around the world.

Genius’ technology has become essential to their partners’ operations and it would be inefficient or unaffordable for most sports leagues to build similar technology themselves. In return for the provision of their essential technology, the sports leagues typically grant to Genius the official sports data and streaming rights to collect, distribute and monetize the official data or streaming content.
Betting Technology, Content and Services
. Genius builds and supplies data-driven technology that powers sportsbooks globally. Genius’ offerings include official data, outsourced bookmaking, trading/risk management services and live audio-visual game content that is derived from its streaming partnerships with sports leagues.
Media Technology, Content and Services
. Genius builds and supplies technology, services and data that enables sportsbooks, sports organizations, and other brands to target, acquire and retain sports fans as their customers in a highly effective and cost-efficient manner. Key services include the creation, delivery and measurement of personalized online marketing campaigns, all delivered using Genius’ proprietary technology and proven to help advertisers reduce spend and wastage. Genius’ sports media solutions provide incremental revenue opportunities for stakeholders across the entire sports ecosystem.
Innovative, Proprietary Technology Tailored for Sports
Genius has an organizational culture that values and encourages continual innovation. Genius’ technical teams have a deep understanding of sports, their interaction with fans, and the key data that drives value through the ecosystem. See “Business—Genius Technology.” This deep understanding and Genius’ position at the core of the Sports, Betting, and Media ecosystem allows Genius to realize technical synergy between different sectors, as well-planned investment in one area can realize value across the ecosystem. Over the past decade, Genius has consistently been recognized as a leader in its field with a host of industry awards. See “Business—Products and Business Model—Awards.” Genius’ research and development team is comprised of over 400 employees that specialize in specific domains and technologies to meet customers’ existing needs and drive future innovation.
For example, Genius Live (Genius’ proprietary streaming solution) provides the technology, automatic production and distribution needed by sports to commercialize live video footage of their games. Genius believes this is particularly useful for non-Tier
1 sports organizations that lack the capabilities or resources to develop their own live streaming solutions. Genius expects its streaming solution to become an important driver of both rights acquisition and revenue growth. Genius also intends to continue to invest resources in its research and development capabilities to effectively incorporate new technologies and expand its offerings.
Events under Official Sports Data and Streaming Rights
Genius establishes long-term, mutually beneficial relationships with sports leagues, federations and teams that enable its partners to collect, organize and communicate data internally (e.g., for coaching analysis) or externally (e.g., for posting on fan-facing
websites) and grant to Genius the rights to collect, distribute and monetize official sport data. Genius seeks to maintain an optimal portfolio of data rights, from high profile, widely followed sports events, such as the English Premier League (“EPL”), National Football League (“NFL”), National Basketball Association (“NBA”) and other Tier 1 sports, to more specialized and less widely followed events, such as non-European
soccer,
non-US
basketball, professional volleyball and other Tier 2 to 4 sports. This provides Genius with global breadth and depth of coverage across all tiers of sport, all time zones, and all geographical locations.
Data rights for Tier 1 sports, which include the most popular sports leagues, are typically acquired via formal tender processes and competitive bidding often resulting in high acquisition costs. For example, Genius’ U.K. soccer data rights contract, which runs through the end of the 2023-2024 season and NFL data rights contract, which runs through the end of the 2026-2027 season, accounts for a significant majority of Genius’ third-party data rights fees. Genius believes that its inventory of selectively acquired Tier 1 data rights is important to establishing relationships with sportsbooks on beneficial terms.

Data rights for lower tier sports are typically acquired through long-term agreements with the respective leagues in exchange for Genius’ technology and software solutions (and, occasionally, cash fees). These non-Tier
1 sports are typically smaller leagues that are less prominent at a global level, although often are highly popular in their local countries or regions and often have large localized fan bases. Genius estimates that these sports comprise approximately 95% of the total volume of sporting events offered to sportsbooks.
Genius’ events under official sports data and streaming rights form the backbone of its business model, and are a principal driver of revenue, particularly for the Betting Technology, Content and Services product line. Genius defines an “event” as a single sports match or competitive event. Genius’ rights to collect, distribute and monetize the data related to such events may be exclusive (meaning that Genius has the exclusive right to collect, distribute, and monetize such data), co-exclusive
(meaning that Genius shares collection, distribution, and monetization rights with one other company) or non-exclusive.
The following table presents Genius’ number of events under official sports data and streaming rights, and the portion thereof under exclusive rights, as of the dates indicated:

	December 31,
	2021	2020
Events under official rights	201,216	162,078
Of which, exclusive	128,232	101,906
Genius believes that data under official sports data and streaming rights is critical to sportsbooks, as only official data provides guaranteed access to the fast and reliable data necessary for in-game
betting. To remain competitive, sportsbooks must be able to operate and provide customers with betting content around the clock, every single day of the year. This requires an extensive and broad portfolio of data and other content from Tier 1 and Tier
2-4
sports events. Events under exclusive rights give Genius an added commercial advantage over competitors and serve as a barrier of entry, making Genius an essential provider to its customers.
Additionally, Genius collects, distributes, and monetizes data from additional sporting events where no official sports data and streaming rights have been granted or it is legally permissible to do so. Accordingly, the total number of events to which Genius delivers data to its customers in a given period may exceed its total inventory of events under official sports data and streaming rights.
Long-Term Partnerships and Revenue Visibility
Genius does more than serve its customers; it partners with them. Genius’ Sports Technology and Services offerings form the foundation of the sports leagues’ data ecosystem and fan engagement operations—meaning that they are deeply embedded and hard to displace. For example, Genius’ long-term NCAA LiveStats project enables schools and conferences across all three divisions to better capture and distribute richer, faster live game statistics, to power their websites, apps, coaching applications and enhance their media partners’ offering.
Similarly, Genius’ Betting Technology, Content and Services offerings are now essential to the operations of most sportsbooks and many B2B platform providers to sportsbooks. For example, Genius provides all the official data for the NFL and U.K. soccer competitions, including the EPL (along with a host of other soccer, basketball and volleyball competitions) to leading sportsbooks worldwide. By integrating its services into the customer’s environment, Genius’ technology is an essential, business critical component of its customers’ businesses. Genius has long- term contracts with over 500 sportsbook brands and B2B platform providers and has historically experienced very low customer churn.
Genius’ sportsbook contracts are typically structured with guaranteed minimum payments throughout the life of the term (typically
3-5
years), providing for clear earnings visibility. Substantially all sportsbook contracts include a minimum fee mechanism, with upside based either on a percentage share of the customer’s gross gaming revenue (“GGR”) or incremental
per-event
fees that apply once the contracted minimum number of events has been utilized. Approximately 60% of Genius’ fiscal 2021 and 2020 revenue was related to contractual minimum revenue guarantees. The variable revenue components and other material terms in Genius’ sportsbook contracts (for example, geographic use limitations) provide a significant opportunity for growth.
Factors Affecting Comparability of Financial Information
The Business Combination
Pursuant to the Business Combination Agreement, Genius Sports Limited legally acquired all the outstanding equity interests in Genius and dMY, in equity-for-equity
exchange transactions (“the Merger”). The Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded. Genius was the accounting acquirer in the Merger and dMY was treated as the acquired company for financial statement reporting purposes. Genius Sports Limited became a new public,
SEC-reporting
company and Genius was deemed its predecessor, meaning that Genius Sports Limited’s periodic reports after the consummation of the Merger would reflect Genius’ historical financial results. See Genius’ audited consolidated financial statements included in this prospectus.
As a result of the Merger, Genius Sports Limited is now a publicly traded company with its ordinary shares trading on New York Stock Exchange, requiring it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Genius Sports Limited expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.
Impact of
COVID-19
The novel coronavirus
(“COVID-19”)
had a significant impact on Genius’ business and that of its customers. The direct impact on Genius’ business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. For example, in 2020, the EPL season was postponed from early March to mid-June.
While many sports have since restarted, some have been played on a reduced or uncertain schedule, and the ultimate impact of
COVID-19
on Genius’ financial performance will depend on the length of time that these disruptions exist.
While to date the impact of
COVID-19
on Genius’ revenues has been mitigated by minimum revenue guarantees in majority of its customer contracts, Genius provided certain customers discounts in 2020 due to disruptions in scheduled sports seasons and events. Genius also sought to align its costs with revenue, reducing non-essential
costs during periods of disruption, namely, by reducing staff costs through shortened working weeks, reducing travel, data collection and other costs, and commencing a hiring freeze.
Towards the end of 2020, the Company saw a recovery as major sports leagues started back up and more sporting events resumed. However, there can be no assurance that more postponements or cancellations of major sporting events will not occur in response to a resurgence in
COVID-19
outbreaks. Genius has taken appropriate business continuity measures to ensure that employees are safe and can work remotely to support all aspects of the business. See
“Risk Factors—Risk Factors Relating to the Genius Sports Group’s Business—Health epidemics or pandemics, such as
COVID-19,
can and has adversely affected consumer spending, consumer engagement in sports and entertainment, and reduced the number of sporting live sporting events, all of which can affect our financial results, our business operations and prospects.”
Acquisition of Second Spectrum Inc.
On June 15, 2021, the Company acquired all outstanding equity interests in Second Spectrum, Inc (“Second Spectrum”) for a total consideration of $198.3 million including $115.0 million in cash and $83.3 million in equity, reflecting a working capital adjustment of $1.1 million in the fourth quarter of fiscal year 2021. Second Spectrum is a leading provider of cutting-edge data tracking and visualization solutions that partners with elite football and basketball clubs, leagues, federations, and media organizations around the world.
Second Spectrum was founded in 2013 and has become a world-leading and fully integrated sports AI provider, offering tracking, analytics and data visualization services. Second Spectrum’s innovative technology allows clients to automatically index action on the court, pitch or field within seconds. With the world’s most advanced player tracking technology, teams, leagues, media and data partners are able to gain real-time insights; driving decision making and greater levels of engagement. Second Spectrum is the official tracking provider of the EPL, NBA, and MLS, using advanced AI capabilities and computer vision technology to capture precise ball and player location-based data. In addition to these relationships, Second Spectrum has partnerships with ESPN, BT Sport, and Bally Sports to offer augmented reality features for select soccer and basketball games. The business has also formed partnerships with leading sports franchises, including The Los Angeles Clippers, to provide new content and revolutionize the fan viewing experience. The combined offering of the Company’s existing products, extensive network, and operational scale with Second Spectrum’s highly innovative tracking and video augmentation products will create richer, more valuable official sports data and drive fan engagement with a compelling experience that combines real-time data, and analytics with innovative augmented video streaming and personalized content.
As part of the Company’s initial assessment, intangible assets acquired relate to existing technology, customer relationships and trademarks.
The Company’s consolidated statements of operations for the year ended December 31, 2021 included revenue of $13.8 million and net loss of $12.0 million attributable to Second Spectrum since the acquisition date of June 15, 2021.
NFL License Agreement
On April 1, 2021, the Company entered into a new multi-year strategic partnership with the NFL (the “License Agreement”). Under the terms of the License Agreement, the Company obtains the right to serve as the worldwide exclusive distributor of NFL official data to the global regulated sports betting market, the worldwide exclusive distributor of NFL official data to the global media market, the NFL’s exclusive international distributor of live digital video to the regulated sports betting market (outside of the United States where permitted), and the NFL’s exclusive sports betting and
i-gaming
advertising partner. The License Agreement contemplates a
six-year
period (the “Term”), with an initial four-year period commencing April 1, 2021 and years five and six renewable by NFL in one year increments. Pursuant to the License Agreement, the Company, agreed to issue the NFL an aggregate of up to 18,500,000 warrants and 2,000,000 additional warrants for each annual extension, with each warrant entitling NFL Enterprises to purchase one ordinary share of the Company for an exercise price of $0.01 per warrant share. The warrants will be subject to vesting over the six-year
term.
Foreign Exchange Exposure
Genius’ results of operations between periods are affected by changes in foreign currency exchange rates. Genius’ assets and liabilities and results of operations are translated from its functional currency, the British Pound Sterling (“GBP”) into its reporting currency, the United States Dollar (“USD”), which is Genius’ reporting currency, using the average exchange rate during the relevant period for income and expense items and the period-end
exchange rate for assets and liabilities.
The effect of translating Genius’ functional currency amounts into USD is reported in accumulated other comprehensive income within shareholders’ equity but is not reported in Genius’ income statement. However, changes in
GBP-USD
exchange rate between periods directly impact the amount of revenue and expense reported by Genius, and therefore its results of operations between periods may not be comparable. Genius estimates that a hypothetical 10% appreciation of the USD against the GBP would have resulted in $26.3 million,

$15.0 million, and $11.5 million decreases in reported revenue for years ended December 31, 2021, 2020 and 2019, respectively. Throughout this prospectus, Genius discusses certain items on a constant currency basis to facilitate comparability between periods. See
“-Non-GAAP
Measures-Constant Currency,” below.
In addition, Genius is a global business that transacts with customers and vendors worldwide and makes and receives payments in several different currencies, and from time to time may also engage in intercompany transfers to and from its subsidiaries. Genius re-measures
amounts payable on transactions denominated in currencies other than GBP into GBP and records the relevant gain or loss, which occurs due to timing differences between recognition of a transaction on the income statement and the related payment, under the income statement caption “gain (loss) on foreign currency.” Genius does not hedge its foreign currency translation or transaction exposure, though it may do so in the future.
Seasonality
Genius’ products and services cover the entire sporting calendar, which from a global perspective is year-round. On the other hand, the relative importance of different sporting events varies based on the geographic locations in which Genius’ customers operate. Accordingly, Genius’ operations are subject to seasonal fluctuations that may result in revenue and cash flow volatility between fiscal quarters. For example, Genius’ revenue is typically impacted by the European soccer season calendars and the NFL season. Genius’ revenue trends may also be affected by the scheduling of major sporting events such as the FIFA World Cup or the cancellation/postponement of sporting events and races.
Key Factors Affecting Genius’ Performance
Genius’ financial position and results of operations depend to a significant extent on the following factors:
Ability to Acquire and Profitably Monetize Data Rights
Genius grows its business by acquiring new data rights and, in turn, selling the data and its other value-added services to sportsbooks. Genius’ data rights, and its ability to collect, distribute and monetize official sports data, are typically limited to the duration of the contract with the relevant sports organization. Accordingly, Genius’ growth prospects are impacted by its ability to obtain, retain and expand relationships with sports organizations on commercially viable terms.
To date, Genius has been able to secure data rights to
non-Tier
1 sports at a relatively low cost. If data rights to more sports become subject to competitive bidding (as Tier 1 sports are today), then the cost of acquiring data rights may increase and, conversely, Genius’ ability to successfully acquire such rights on commercially reasonable terms (or at all) may be diminished. Genius is also able to monetize a significant number of events to which it has no official sports data and streaming rights because the collection of such data for such events is not subject to legal or contractual restrictions. If such events were to become subject to data use limitations, Genius may be required to incur higher data rights costs and/or secure data rights to fewer events, either of which could adversely impact its financial performance. Genius seeks to mitigate these risks through long-term mutually beneficial partnership agreements that embed indispensable technology within a sports league’s infrastructure in exchange for the grant of exclusive rights to collect, distribute and monetize official data and/or streaming content.
Industry Trends and Competitive Landscape
Genius operates within the global sports betting industry. H2 Gambling Capital projects that the industry’s GGR will grow from $50 billion in 2021 to $86 billion by 2026. See “Business
—
The Sports Betting Industry and Genius’ Opportunity.” Genius believes its industry-leading product offerings, strong technology platform, data integrity and established brand make it a partner of choice for many professional sports organizations and sportsbooks. Despite uncertainties related to future costs of acquiring official or exclusive rights to sports data, Genius believes that substantial barriers to entry are likely to favor its business model. Genius’ bespoke technology, developed over time specifically for (and embedded within the operating environment of) its sports league partners, would be difficult for most competitors to replicate.
Genius’ growth prospects also depend in part on continuing legalization of sports betting across the globe, for example in the United States. As of year-end
2021, 32 U.S. states, including Washington, DC for these purposes, have passed measures to legalize sports betting, of which 30 states have launched active sports betting industries with 19 states, including New York following their early January 2022 launch, allowing mobile sports betting. This trend is expected to continue. H2 Gambling Capital projects that the U.S. sports betting market will generate an estimated $12 billion in GGR in 2026, up from an estimated $4 billion in 2021. Genius is already permitted to supply in 21 U.S. states and intends to obtain licenses in other states as the legalization trend continues. Genius’ core European market is also expected to grow, as certain countries such as Germany remain in the early stages of liberalization and proliferation of sports betting. H2 Gambling Capital projects that the European sports betting market will generate an estimated $30 billion in GGR in 2026, up from an estimated $20 billion in 2021.
The process of securing the necessary licenses or partnerships to operate in any given jurisdiction may cost more and/or take longer than Genius anticipates. Further, legislative or regulatory restrictions, the cost of data rights to sports that are popular in a certain region, and betting and other taxes may make it less attractive or more difficult for Genius to successfully do business in a particular jurisdiction.
Key Components of Revenue and Expenses
Revenue
Genius generates revenue primarily through delivery of products and services to customers in connection with the following major product groups: Betting Technology, Content and Services, Media Technology, Content and Services, and Sports Technology and Services. The following table shows Genius’ revenue split by product group, for the periods indicated:

	Year Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
	(dollars, in thousands)
Revenue by Product Group
Betting Technology, Content and Services	$177,201	$110,618	$88,370
Media Technology, Content and Services	48,312	23,055	11,883
Sports Technology and Services	37,222	16,066	14,367

Total Revenue	$262,735	$149,739	$114,620

Betting Technology, Content and Services
—revenue is primarily generated through the delivery of official sports data for in-game
and
pre-match
betting and outsourced bookmaking services through the Genius’ proprietary sportsbook platform. Customers access Genius’ sportsbook platform and associated services through the cloud over the contract term. Customer contracts are typically either on (i) a “fixed” basis, requiring customers to pay a guaranteed minimum recurring fee for a specified number of events, with incremental per-event
fees thereafter, or (ii) a “variable” basis, based on a percentage share of the customer’s Gross Gaming Revenue (“GGR”), typically with minimum payment guarantees. Minimum guarantee amounts are generally recognized over the life of the contract on a straight-line basis, while generally variable fees based on profit sharing and per event overage fees are recognized as earned. Genius believes that its minimum payment guarantees provide for enhanced revenue visibility while the variable component of its contracts benefits Genius as its partners grow.
Media Technology, Content and Services
—revenue is primarily generated from providing data-driven performance marketing technology and services, including personalized online marketing campaigns, to sportsbooks, sports leagues and federations, along with other global brands in the sports ecosystem. Genius typically offers its solutions on a fixed fee basis, which is generally prepaid by customers. Revenue is generally recognized over time as the services are performed using an input method based on costs to secure advertising space. Genius also provides customers with data driven video marketing capabilities through the acquisition of Photospire Limited (“Spirable”) and their creative performance platform, and a suite of technology solutions for digital fan engagement products and free to play (“F2P”) games through the acquisition of Fan Hub Media Holdings Pty Limited (“FanHub”). Customers subscribe or access these products through hosted service over the contractual term in exchange for a fixed annual fee, subject to certain variable components.
Sports Technology and Services
—revenue is primarily generated through the delivery of technology that enables sports leagues and federations to capture, manage and distribute their official sports data, along with other tools and services, including software updates and technical support. These software solutions are tailored for specific sports. Also included within Sports Technology, Content and Services are revenues derived from Sportzcast, a company acquired in December 2020, and Second Spectrum, acquired in June 2021. In some instances, Genius receives noncash consideration in the form of official sports data and streaming rights, along with other rights, in exchange for these services, particularly to non-Tier
1 sports organizations. Because there is not a readily determinable fair value for these unique data rights, Genius estimates the fair value of noncash consideration based on the standalone selling price of the services promised to customers. Revenue is recognized either ratably over the contract term or as the services are provided, by event or season, depending on the nature of the underlying promised product or service. Genius also provides sports teams and leagues with player tracking systems that capture and produce fast and accurate location data used to power new ways to understand, evaluate, improve and create content their game, enhanced data analytics programs and real-time video augmentation services through the acquisition of Second Spectrum. Depending on the nature of the underlying product or service, revenue is recognized ratably over the contract term or recognized over time using an output method based on deliverables to the customer.
Costs and Expenses
Cost of revenue.
Genius’ cost of revenue includes costs related to (i) amortization of intangible assets, mainly related to Genius’ capitalized internally developed software, along with Genius’ proprietary sports management technology platform, data rights recognized in connection with the investment by Apax Funds (in which on September 7, 2018, Maven Topco Limited, a company incorporated under the laws of Guernsey (“Topco”) acquired all of the issued and outstanding equity interests of Genius Sports Group Limited) under the acquisition method of accounting (ii) fees for third-party data and streaming rights under executory contracts, including stock-based compensation for non-employees,
(iii) data collection and production, third-party server and bandwidth and outsourced bookmaking, and (iv) advertising costs directly associated with Genius’ Media Technology, Content and Services offerings.
Genius believes that its cost of revenue is highly scalable over the longer term. While key components of cost of revenue, such as server and bandwidth costs and personnel costs related to revenue-generating activities, are variable, Genius expects them to grow at a slower pace than revenue. Other key costs, such as third-party data including those related to Genius’ EPL and NFL contract, are typically fixed. Genius also expects its gross margin to increase in the medium term, once the intangible assets stepped-up
in connection with the Apax Funds Investment are fully amortized.
Sales and marketing.
Sales and marketing expenses consist primarily of sales personnel costs, including compensation, stock-based compensation, commissions and benefits, amortization of costs to obtain a contract associated with capitalized commissions costs, event attendance, event sponsorships, association memberships, marketing subscriptions, and third-party consulting fees.
Research and development
. Research and development (“R&D”) expenses consist primarily of costs incurred for the development of new products related to Genius’ platform and services, as well as improving existing products and services. The costs incurred included related personnel salaries and benefits, stock-based compensation, facility costs, server and bandwidth costs, consulting costs, and amortization of production software costs.
R&D expenses can be volatile between periods, as Genius capitalizes a significant portion of its internally developed software costs, in periods where a product completes the preliminary project stage and it is probable the project will be completed and performed as intended. Capitalized internally developed software costs are typically amortized in cost of revenue.
General and administrative.
General and administrative expenses (“G&A”) consist primarily of administrative personnel costs, including executive salaries, bonuses and benefits, stock-based compensation, professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies, rent expense and depreciation of property and equipment.
Transaction expenses.
Transaction expenses consists primarily of advisory, legal, accounting, valuation, other professional or consulting fees, and bonuses in connection with Genius’ corporate development activities. Direct and indirect transaction expenses in a business combination are expensed as incurred when the service is received.
Gain (loss) on fair value remeasurement of contingent consideration.
Gain (loss) on fair value remeasurement of contingent consideration represents the change in fair value of contingent consideration liabilities related to historical acquisitions. Contingent consideration liabilities are revalued at each reporting period.
Change in fair value of derivative warrant liabilities.
Change in fair value of derivative warrant liabilities represents the change in fair value of public and private warrant liabilities assumed as part of the Merger. Warrant liabilities are revalued at each reporting period.
Income tax expense.
Genius accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed, mainly in the United Kingdom. See Note 17—
Income Taxes
, to Genius’ audited consolidated financial statements appearing elsewhere in this prospectus.
Non-GAAP
Financial Measures
This prospectus includes certain
non-GAAP
financial measures.
Adjusted EBITDA
Genius presents Adjusted EBITDA, a
non-GAAP
performance measure, to supplement its results presented in accordance with U.S. GAAP. Adjusted EBITDA is defined as earnings before interest, income tax, depreciation and amortization and other items that are unusual or not related to Genius’ revenue-generating operations, including stock-based compensation expense, change in fair value of derivative warrant liabilities and remeasurement of contingent consideration.
Adjusted EBITDA is used by management to evaluate Genius’ core operating performance on a comparable basis and to make strategic decisions. Genius believes Adjusted EBITDA is useful to investors for the same reasons as well as in evaluating Genius’ operating performance against competitors, which commonly disclose similar performance measures. However, Genius’ calculation of Adjusted EBITDA may not be comparable to other similarly titled performance measures of other companies. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure.

The following table presents a reconciliation of Genius’ Adjusted EBITDA to its net loss for the periods indicated:

	Year Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
	(dollars, in thousands)
Consolidated net loss	$(592,753)	$(30,348)	$(40,207)
Adjusted for:
Net, interest expense	3,331	7,874	6,840
Income tax expense (benefit)	(11,701)	1,813	(5,366)
Amortization of acquired intangibles (1)	37,617	21,571	21,412
Other depreciation and amortization (2)	22,542	14,010	6,793
Stock-based compensation (3)	489,474	—	—
Transaction expenses	12,886	672	1,005
Litigation and related costs (4)	4,395	2,295	516
Change in fair value of derivative warrant liabilities	11,412	—	—
(Gain) loss on fair value remeasurement of contingent consideration	19,405	(271)	—
Other (5)	4,942	(106)	2,799

Adjusted EBITDA	$1,550	$17,510	$(6,208)

(1)	Includes amortization of intangible assets generated through business acquisitions, inclusive of amortization for data rights, marketing products, and acquired technology.
(2)
Includes depreciation of Genius’ property and equipment, amortization of contract cost, and amortization of internally developed software and other intangible assets. Excludes amortization of intangible assets generated through business acquisitions.

(3)	Includes restricted shares and stock options granted to employees and directors and equity-classified non-employee awards issued to suppliers.
(4)	Includes mainly legal and related costs in connection with non-routine litigation matters including Sportradar litigation and BetConstruct litigation.
(5)
Includes gain/losses on disposal of assets, gain/losses on foreign currency and expenses incurred related to earn-out
payments on historical acquisitions. For the year ended December 31, 2021 an allowance for doubtful accounts of $0.7 million is included for Russian sportsbook customers as a result of events in Ukraine.

On a constant currency basis, Adjusted EBITDA would have been $18.7 million and ($6.7) million for the year ended December 31, 2020 and 2019, respectively.
Constant Currency
Certain income statement items in this prospectus are discussed on a constant currency basis. As discussed under “Quantitative and Qualitative Disclosures about Market Risk—Foreign Exchange Exposure,” Genius’ results between periods may not be comparable due to foreign currency translation effects. Genius presents certain income statement items on a constant currency basis, as if GBP:USD exchange rate had remained constant period-over-period, to enhance the comparability of its results. Genius calculates income statement constant currency amounts by taking the relevant average GBP:USD exchange rate used in the preparation of its income statement for the more recent comparative period and applies it to the actual GBP amount used in the preparation of its income statement for the prior comparative period.
Constant currency amounts only adjust for the impact related to the translation of Genius’ consolidated financial statements from GBP to USD. Constant currency amounts do not adjust for any other translation effects, such as the translation of results of subsidiaries whose functional currency is other than GBP or USD, as such effects have not been material to date.

Operating Results
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
The following table summarizes Genius’ consolidated results of operations for the periods indicated.

	Year Ended		Variance
	December 31, 2021	December 31, 2020	In dollars	In %
	(dollars, in thousands)
Revenue	$262,735	$149,739	$112,996	75%

Cost of revenue(1)	476,168	114,066	362,102	317%
Gross (loss) profit	(213,433)	35,673	(249,106)	(698)%
Operating expenses:
Sales and marketing(1)	27,292	13,176	14,116	107%
Research and development(1)	26,513	11,240	15,273	136%
General and administrative(1)	293,168	31,623	261,545	827%
Transaction expenses	12,886	672	12,214	1,818%
Total operating expense	359,859	56,711	303,148	535%
Loss from operations	(573,292)	(21,038)	(552,254)	2,625%
Interest expense, net	(3,331)	(7,874)	4,543	(58)%
Loss on disposal of assets	(46)	(8)	(38)	475%
Gain (loss) on fair value remeasurement of contingent consideration	(19,405)	271	(19,676)	(7,261)%
Change in fair value of derivative warrant liabilities	(11,412)	—	(11,412)	—
Gain (loss) on foreign currency	3,032	114	2,918	2,560%
Total other income (expenses)	(31,162)	(7,497)	(23,665)	316%
Loss before income taxes	(604,454)	(28,535)	(575,919)	2,018%
Income tax benefit (expense)	11,701	(1,813)	13,514	(745)%

Net loss	$(592,753)	$(30,348)	$(562,405)	1,853%

(1)	Includes stock-based compensation as follows:

	Year Ended		Variance
	December 31, 2021	December 31, 2020	In dollars	In %
	(dollars, in thousands)
Cost of revenue	$243,512	$—	$243,512	—
Sales and marketing	3,546	—	3,546	—
Research and development	4,670	—	4,670	—
General and administrative	237,746	—	237,746	—

Total stock-based compensation	$489,474	$—	$489,474	—

Revenue
Revenue was $262.7 million for the year ended December 31, 2021 compared to $149.7 million for the year ended December 31, 2020. Revenue increased $113.0 million, or 75%. On a constant currency basis, revenue would have increased $102.5 million, or 64% in the year ended December 31, 2021.
Betting Technology, Content and Services revenue increased $66.6 million, or 60%, to $177.2 million for the year ended December 31, 2021 from $110.6 million for the year ended December 31, 2020. Growth in business with existing customers as a result of price increases on contract renewals and renegotiations powered by Genius’ official data rights strategy, expansion of value-add
services, and new service offerings contributed $23.3 million to the increase, while another $25.8 million was attributable to new customer acquisitions, while a further $17.4 million was driven by increased customer utilization of Genius’ available event content. Events under official sports data and streaming rights increased to 201,216 as of December 31, 2021 from 162,078 as of December 31, 2020. In the second and third quarter of 2020 we provided approximately $5.9 million in one-time
customer discounts due to the impact of
COVID-19.
Media Technology, Content and Services revenue increased $25.3 million, or 110%, to $48.3 million for the year ended December 31, 2021 from $23.1 million for the year ended December 31, 2020, primarily driven by the acquisition of new customers in the Americas and Europe primarily for programmatic advertising services, and the inclusion of revenues from recent acquisitions.
Sports Technology and Services revenue increased $21.2 million, or 132%, to $37.2 million for the year ended December 31, 2021 from $16.1 million for the year ended December 31, 2020. This was driven by the inclusion of revenues derived from acquisitions, being Sportzcast (acquired in December 2020), and Second Spectrum (acquired in June 2021). In addition, there was also growth driven by expanded services provided to existing sports league and federation customers across all tiers of sport. Revenue for contracts where Genius receives non-cash
consideration in the form of official sports data and streaming rights was $14.0 million in the year ended December 31, 2021 compared to $10.4 million in the year ended December 31, 2020.
Cost of revenue
Cost of revenue was $476.2 million for the year ended December 31, 2021, compared to $114.1 million for the year ended December 31, 2020. The $362.1 million increase in cost of revenue includes $243.2 million non-employee
stock-based compensation and $0.3 million stock-based compensation in relation to equity awards issued to management. Excluding the impact of the non-employee
stock-based compensation and the stock-based compensation in relation to equity awards issued to management, the increase would have been $118.6 million, which is primarily driven by increased data rights and media direct costs and increased amortization of capitalized software development costs.
Data and streaming rights costs were $97.9 million for the year ended December 31, 2021, compared to $41.9 million for the year ended December 31, 2020. The $55.9 million increase is driven primarily by Genius’s official data rights strategy.
Media direct costs were $24.4 million for the year ended December 31, 2021, compared to $12.9 million for the year ended December 31, 2020. The $11.5 million increase is driven primarily by programmatic advertising revenues in the Americas and Europe.
Amortization of capitalized software development costs was $17.9 million for the year ended December 31, 2021, compared to $11.2 million for the year ended December 31, 2020. This increase is driven primarily by Genius’ continued investment in new product offerings which has resulted in increased capitalization of internally developed software costs. Other amortization and depreciation was $38.7 million for the year ended December 31, 2021, compared to $20.2 million for the year ended December 31, 2020. This increase is driven primarily by amortization of acquired intangibles, arising from acquisitions completed in 2021.
Sales and marketing
Sales and marketing expenses were $27.3 million for the year ended December 31, 2021, compared to $13.2 million for the year ended December 31, 2020. The $14.1 million increase includes $3.5 million stock-based
compensation in relation to equity awards issued to management. Excluding the impact of the stock-based compensation in relation to equity awards issued to management, the increase would have been $10.6 million, which is primarily driven by higher staff costs due to recent acquisitions completed in 2021, investment in Genius teams in the United States of America to drive growth in that country. Staff costs were lower in the prior year in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and implemented a hiring freeze.
Research and development
Research and development expenses were $26.5 million for the year ended December 31, 2021, compared to $11.2 million for the year ended December 31, 2020. The $15.3 million increase includes $4.7 million stock-based
compensation in relation to equity awards issued to management. Excluding the impact of the stock-based
compensation in relation to equity awards issued to management, the increase would have been $10.6 million, which was primarily due to higher staff costs due to recent acquisitions completed in 2021 and investment in the underlying Genius platform and teams to drive future growth. Staff costs were lower in the prior year in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and implemented hiring freeze.
General and administrative
General and administrative expenses were $293.2 million for the year ended December 31, 2021, compared to $31.6 million for the year ended December 31, 2020. The $261.5 million increase includes $237.7 million stock-based
compensation in relation to equity awards issued to management. Excluding the impact of the stock-based
compensation in relation to equity awards issued to management, the increase would have been $23.8 million, which was driven by increased costs associated with ongoing business activities and efforts involved to operate as a public company, and higher staff costs associated with acquisitions completed in 2021. Staff costs were lower in the prior year in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and implemented a hiring freeze.
Transaction expenses
Transaction expenses were $12.9 million for the year ended December 31, 2021, primarily due to costs related to acquisitions in the year.
Interest expense, net
Interest expense, net was $3.3 million for the year ended December 31, 2021, compared to $7.9 million for the year ended December 31, 2020. The $4.5 million decrease is primarily due to the settlement in full of the Investor Loan Notes and the Related Party Loan upon consummation of the Merger in April 2021.
Gain (loss) on fair value remeasurement of contingent consideration
Genius recorded a loss on fair value remeasurement of contingent consideration of $19.4 million for the year ended December 31, 2021, compared to a gain of $0.3 million for the year ended December 31, 2020. The loss in the year ended December 31, 2021 was predominately due to an increase in consideration to the former shareholders of Second Spectrum at the end of December 31, 2021.
Change in fair value of derivative warrant liabilities
Change in fair value of derivative warrant liabilities was $11.4 million for the year ended December 31, 2021, due to revaluation of the public and private place warrants assumed as part of the Merger.
Foreign currency gain (loss)
Genius recorded a foreign currency gain of $3.0 million for the year ended December 31, 2021 and a gain of $0.1 million for the year ended December 31, 2020. The gain in the year ended December 31, 2021 was mainly due to the depreciation of the GBP against local currencies during that period, in particular the USD.

Income tax benefit (expense)
Income tax benefit was $11.7 million for the year ended December 31, 2021 and income tax expense was $1.8 million for the year ended December 31, 2020. The change in income tax expense to income tax benefit from the year ended December 31, 2020 to the year ended December 31, 2021 was primarily driven by the changes in recorded valuation allowance against U.K. deferred tax assets that cannot be realized, driven by the increase in taxable temporary differences that would support the realization of additional operating losses.
Net loss
Net loss was $592.8 million for the year ended December 31, 2021 and $30.3 million for the year ended December 31, 2020.
Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
The following table summarizes Genius’ consolidated results of operations for the periods indicated.

	Year Ended		Variance
	December 31, 2020	December 31, 2019	In dollars	In %
	(dollars, in thousands)
Revenue	$149,739	$114,620	$35,119	31%
Cost of revenue	114,066	89,311	24,755	28%
Gross profit	35,673	25,309	10,364	41%
Operating expenses:
Sales and marketing	13,176	17,711	(4,535)	(26)%
Research and development	11,240	13,290	(2,050)	(15)%
General and administrative	31,623	29,492	2,131	7%
Transaction expenses	672	1,005	(333)	(33)%
Total operating expense	56,711	61,498	(4,787)	(8)%
Loss from operations	(21,038)	(36,189)	15,151	(42)%
Interest income (expense), net	(7,874)	(6,840)	(1,034)	15%
Gain (loss) on disposal of assets	(8)	(7)	(1)	14%
Gain on fair value remeasurement of contingent consideration	271	—	271	nm
Gain (loss) on foreign currency	114	(2,537)	2,651	(104)%
Total other income (expenses)	(7,497)	(9,384)	1,887	(20)%
Loss before income taxes	(28,535)	(45,573)	17,038	(37)%
Income tax benefit (expense)	(1,813)	5,366	(7,179)	(134)%

Net loss	$(30,348)	$(40,207)	$9,859	(25)%

nm = not meaningful
Revenue
Revenue was $149.7 million for the year ended December 31, 2020 compared to $114.6 million for the year ended December 31, 2019. Revenue increased $35.1 million, or 31%. On a constant currency basis, revenue would have increased $34.5 million, or 30%, in the year ended December 31, 2020.
Betting Technology, Content and Services revenue increased $22.2 million, or 25%, to $110.6 million for the year ended December 31, 2020 from $88.4 million for the year ended December 31, 2019. Growth in business with existing customers as a result of price increases on contract renewals and renegotiations powered by Genius’ official data rights strategy, expansion of value-add
services, and new service offerings contributed $16.9 million to the increase, while another $6.1 million was attributable to new customer acquisitions, while a further $5.3 million was driven by increased customer utilization of Genius’ available event content. Events under official sports data and streaming rights increased to 162,078 as of December 31, 2020 from 142,083 as of December 31, 2019. These positive impacts were partially offset by $6.1 million in one-time
customer discounts due to the impact of
COVID-19,
which adversely impacted revenue in the second and third quarters of 2020.
Media Technology, Content and Services revenue increased $11.2 million, or 94% to $23.1 million for the year ended December 31, 2020 from $11.9 million for the year ended December 31, 2019, primarily driven by the acquisition of new customers in the Americas and Europe primarily for programmatic advertising services.
Sports Technology and Services revenue increased $1.7 million, or 12%, to $16.1 million for the year ended December 31, 2020 from $14.4 million for the year ended December 31, 2019, primarily driven by expanded services provided to existing sports league and federation customers across all tiers of sport. Revenue for contracts where Genius receives noncash consideration in the form of official sports data and streaming rights was $10.4 million in the year ended December 31, 2020 compared to $7.9 million in the year ended December 31, 2019.
Cost of revenue
Cost of revenue was $114.1 million for the year ended December 31, 2020, compared to $89.3 million for the year ended December 31, 2019. The $24.8 million increase in cost of revenue is primarily driven by increased data rights costs and increased amortization of capitalized software development costs.
Data rights costs were $41.9 million for the year ended December 31, 2020 and $23.8 million for the year ended December 31, 2019. This increase is driven primarily by the U.K. soccer data rights contract Genius entered into in May 2019.
Amortization of capitalized software development costs was $11.2 million for the year ended December 31, 2020 and $4.9 million for the year ended December 31, 2019. This increase is driven primarily by Genius’ continued investment in new product offerings which has resulted in increased capitalization of internally developed software costs since the Apax Funds Investment.
Sales and marketing
Sales and marketing expenses were $13.2 million for the year ended December 31, 2020, compared to $17.7 million for the year ended December 31, 2019. The $4.5 million decrease is primarily due to decreased marketing and advertising events, sponsorships and decreased staff costs in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and commenced a hiring freeze.
Research and development
Research and development expenses were $11.2 million for the year ended December 31, 2020, compared to $13.3 million for the year ended December 31, 2019. The $2.1 million decrease in 2020 is primarily due to decreased staff costs in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and commenced a hiring freeze.
General and administrative
General and administrative expenses were $31.6 million for the year ended December 31, 2020, compared to $29.5 million for the year ended December 31, 2019. The $2.1 million increase was mainly driven by costs incurred in the period related to implementation of a new ERP system, partially offset by decreased staff costs in the wake of the
COVID-19
pandemic, where Genius shortened staff working weeks, and commenced a hiring freeze.

Transaction expenses
Transaction expenses were $0.7 million for the year ended December 31, 2020, compared to $1.0 million for the year ended December 31, 2019, primarily due to higher corporate development activity in the year ended December 31, 2019.
Interest expense, net
Interest expense, net was $7.9 million for the year ended December 31, 2020, compared to $6.8 million for the year ended December 31, 2019. The $1.1 million increase in the year ended December 31, 2020 was mainly driven by the additional issuance of Genius’ Investor Loan Notes in late 2019.
Foreign currency gain (loss)
Genius recorded a $0.1 million foreign currency gain for the year ended December 31, 2020 and a foreign currency loss of $2.5 million for the year ended December 31, 2019. The gain in the year ended December 31, 2020 was mainly due to the depreciation of the GBP against local currencies during that period.
Income tax (expense) benefit
Income tax expense was $1.8 million for the year ended December 31, 2020 and income tax benefit was $5.4 million for the year ended December 31, 2019. The change in income tax benefit to income tax expense from the year ended December 31, 2019 to the year ended December 31, 2020 was driven by the increase in recorded valuation allowance against U.K. deferred tax assets that cannot be realized.
Net loss
Net loss was $30.3 million for the year ended December 31, 2020 and $40.2 million for the year ended December 31, 2019.
Liquidity and Capital Resources
Genius measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Genius’ current working capital needs relate mainly to launching its product offerings and acquiring new data rights in new geographies, as well as compensation and benefits of its employees. Genius’ recurring capital expenditures consist primarily of internally developed software costs and property and equipment (such as buildings, IT equipment, and furniture and fixtures). Genius expects its capital expenditure and working capital requirements to increase as it continues to expand its product offerings across the United States, but has not made any firm capital commitments. Genius’ ability to expand and grow its business will depend on many factors, including its working capital needs and the evolution of its operating cash flows.
Genius cannot guarantee that its available cash resources will be sufficient to meet its liquidity needs. Genius may need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions or competitive pressures. Genius believes that its cash on hand will be sufficient to meet its working capital and capital expenditure requirements for the next twelve months. To the extent that its current resources are insufficient to satisfy its cash requirements, Genius may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than expected, Genius may be forced to decrease its level of investment in new product launches and related marketing initiatives or to scale back its existing operations, which could have an adverse impact on its business and financial prospects.

Debt
Genius had $0.1 million and $93.0 million in debt outstanding as of December 31, 2021 and December 31, 2020, respectively. Substantially all of this debt was held by its investors and management personnel (primarily Apax) in the form of unsecured Investor Loan Notes bearing interest at 10% annually and Related Party Loan bearing interest at 4% annually. Genius repaid the Investor Loan Notes and the Related Party Loan in full upon the consummation of the Merger.
In addition, Genius has a £150 thousand overdraft facility (the “Overdraft Facility”), which was undrawn as of December 31, 2021.
Commitments
Refer to Note 18 of the notes to the consolidated financial statements included in this prospectus for disclosures regarding our commitments, including our contractual obligations.
Cash Flows
The following table summarizes Genius’ cash flows for the periods indicated:

	Year Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
	(dollars, in thousands)
Net cash provided by (used in) operating activities	$(63,308)	$17,073	$2,492
Net cash provided by (used in) investing activities	(132,319)	(22,656)	(24,623)
Net cash provided by (used in) financing activities	410,364	10,096	6,931
Operating activities
Net cash used in operating activities was $63.3 million in 2021, while net cash provided by operating activities was $17.1 million in 2020. In 2021, net cash used in operating activities primarily reflected the effect of business combinations ($22.4 million), changes in working capital ($17.9 million) and Genius’ net loss net of non-cash
items of $23.0 million. In 2020, net cash provided by operating activities primarily reflected the change in working capital of $3.5 million and net income net of non-cash
items of $13.6 million.
Net cash provided by operating activities was $17.1 million in 2020, while net cash provided by operating activities was $2.5 million in 2019. In 2020, net cash provided by operating activities primarily reflected the impact of Genius’ net income net of non-cash
items of $13.6 million and changes in working capital of $3.5 million. In 2019, cash provided by operating activities reflected primarily by the change in working capital of $11.5 million, offset by net loss net of non-cash
items of $9.0 million.
Investing activities
Net cash used in investing activities was $132.3 million and $22.7 million in 2021 and 2020, respectively. In 2021, investing cash flows primarily reflect the acquisition of Second Spectrum, Inc, Photospire Limited and Fan Hub Media Holdings Pty Limited of $71.2 million, $24.6 million and $8.1 million respectively, combined with internally developed software costs of $26.9 million and purchases of property and equipment of $6.4 million, offset by the repayment of $4.7 million of executive loan notes. In 2020, investing cash flows primarily reflect internally developed software costs and purchases of intangible assets of $17.3 million, the acquisition of Sportzcast, Inc. of $3.9 million and purchases of property and equipment of $1.5 million.

Net cash used in investing activities was $22.7 million and $24.6 million in 2020 and 2019, respectively, and was primarily driven by capital expenditures including internally developed software costs, IT equipment, and furniture and fixtures, and business acquisitions. In 2020, investing cash flows primarily reflect internally developed software costs and purchases of intangible assets of $17.3 million, the acquisition of Sportzcast, Inc. of $3.9 million and purchases of property and equipment of $1.5 million. In 2019, investing cash flows primarily reflect internally developed software costs of $20.8 million and purchases of property and equipment of $3.2 million.
Financing activities
Net cash provided by financing activities was $410.4 million and $10.1 million in 2021 and 2020, respectively. The increase was driven by $276.3 million cash acquired as part of the merger with dMY Technology Group, Inc. II, less dMY transaction costs of $24.8 million and Genius transaction costs of $20.2 million. Concurrent with the merger, the Company issued 33,000,000 ordinary shares providing $316.8 million proceeds, net of equity issuance costs, and paid $313.2 million to redeem certain preference shares and catch-up
Class B shareholders, and $97.0 million to repay the investor loan notes in full including regular mortgage repayments. Following the Merger, the Company received $254.8 million, net of issuance costs after completing an additional public offering of 13,928,447 shares. The Company also received $17.6 million from the exercise of Public Warrants, with 1,531,591 shares issued. Cash provided by financing activities in 2020 was primarily driven by proceeds of $10.0 million from the Related Party Loan. See “Liquidity and Capital Resources—Debt” above for applicable interest rates and other relevant terms.
Net cash provided by financing activities was $10.1 million and $6.9 million in 2020 and 2019, respectively. Cash provided by financing activities in 2020 was primarily driven by proceeds of $10.0 million from the Related Party Loan. See “Liquidity and Capital Resources—Debt” above for applicable interest rates and other relevant terms. Cash provided by financing activities in 2019 was primarily driven by proceeds of $6.2 million from the issuance of common and preference stock to Apax Funds and other investors.
Research and Development, Patents and Licenses
For a detailed analysis of research and development, patents and licenses, see “Business” and discussions elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Trend Information
For trend information, see “Factors Affecting Comparability of Financial Information,” “Key Factors Affecting Genius’ Performance” and discussions elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Critical Accounting Policies and Estimates
Genius’ consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires Genius’ management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Management considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on Genius’ consolidated financial statements. Genius’ significant accounting policies are described in Note 1—
Description of Business and Summary of Significant Accounting Policies
to Genius’ audited consolidated financial statements included elsewhere in this prospectus. Genius’ critical accounting policies are described below.

Revenue Recognition
Genius applies judgment in determining whether it is the principal or agent in providing products and services to customers. Genius generally controls all products and services before transfer to customers as Genius is primarily responsible to deliver products and services to customers, bears inventory risk, and has discretion in establishing prices.
Accounting for contracts recognized over time under ASC 606, Revenue from Contracts with Customers (“ASC 606”) involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of variable consideration or costs to complete a performance obligation will be revised in the near-term. Genius reviews and updates its contract-related estimates, and records adjustments as needed.
Genius determines the standalone selling price of goods or services based on an observable standalone selling price when it is available, as well as other factors, including standalone sales of similar goods or services, cost plus a reasonable margin, the price charged to customers, discounting practices, and overall pricing objectives, while maximizing observable inputs. For Sports Technology and Services, Genius primarily receives noncash consideration in the form of official sports data and streaming rights, along with other rights. Because there is not a readily determinable fair value for these unique data rights, Genius estimates the fair value of noncash consideration by reference to the standalone selling price of the services promised to the customer.
For Betting Technology, Content and Services contracts with variable consideration associated with overages to the extent Genius’ estimate of the transaction price, including consideration of the constraint changes, Genius records a cumulative-effect adjustment to adjust revenue recognized to date. For those performance obligations for which revenue is recognized using an input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up
basis in the period in which the revisions to the estimates are made.
Internally Developed Software
Genius capitalizes software that is developed for internal use in accordance with the guidance in ASC
350-40,
Intangibles, Goodwill and
Other—Internal-Use
Software (“ASC
350-40”).
ASC
350-40
requires that costs related to preliminary project activities and post implementation activities are expensed as incurred. Judgment is required in determining when development costs can be capitalized. Qualifying costs incurred to develop software for internal use are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use
software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations. Genius evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Business Combinations
Genius accounts for acquisitions in accordance with ASC 805, Business Combinations (“ASC 805”). Genius allocates the fair value of consideration transferred to the tangible and intangible assets acquired, and liabilities assumed based on their estimated fair values. The excess of the fair value of consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require Genius to make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired data rights, acquired technology, customer contracts and tradenames, useful lives, and discount rates.

Genius’ estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual values may differ from estimates. Allocation of consideration transferred to identifiable assets and liabilities affects Genius’ amortization expense, as acquired finite-lived intangible assets are amortized over their useful lives, whereas any indefinite lived intangible assets, including goodwill, are not amortized. During the measurement period, which is not to exceed one year from the acquisition date, Genius may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Stock-based Compensation
The Company records stock-based compensation in accordance with ASC 718,
Compensation—Stock Compensation
(“ASC 718”). The Company measures the cost of stock-based awards including restricted shares and stock options granted to employees and directors based on the grant date fair value of the awards. For stock-based awards subject only to service conditions, the Company recognizes compensation cost for these awards on a straight-line basis over the requisite service period. For stock-based awards subject to market conditions, the Company recognizes compensation cost on a tranche-by-tranche
basis (the accelerated attribution method). The Company’s equity-classified non-employee
awards are measured based on the grant date fair value of the awards and the Company recognizes compensation cost on a tranche-by-tranche
basis. The Company elects to recognize the effect of forfeitures in the period they occur.
Warrants
The Company accounts for Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (ASC 480) and ASC 815, Derivatives and Hedging (ASC 815). Specifically, the Public and Private Placement Warrants meet the definition of a derivative but do not qualify for an exception from derivative accounting since the warrants are not indexed to the Company’s stock and therefore, are precluded from equity classification. Since the Public and Private Placement Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Merger, with subsequent changes in their respective fair values recognized in the consolidated statement of operations. See Note 11—
Derivative Warrant Liabilities
below for further discussion of the Warrants.
Income Tax
Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included in the deferred tax liability line in the consolidated balance sheets.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 1—
Description of Business and Summary of Significant Accounting Policies
, to Genius’ audited consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Genius Sports Limited is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. This may make it difficult to compare Genius Sports Limited’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period because of the potential differences in accounting standards used.
Quantitative and Qualitative Disclosures about Market Risk
Genius’ primary and currently only material market risk exposure is to foreign currency exchange. See “Factors Affecting Comparability of Financial Information-Foreign Exchange Exposure” above for additional information about Genius’ foreign currency exposure and sensitivity analysis.

BUSINESS
Overview
Genius is a B2B provider of scalable,
technology-led
products and services to the sports, sports betting and sports media industries. Genius is a fast-growing business with significant scale, distribution and an expanding addressable market and opportunity.
Genius’ mission is to be the official data, technology and commercial partner that powers the global ecosystem connecting sports, betting and media. In doing so, the Company creates engaging and immersive fan experiences while simultaneously providing sports leagues with reliable and sustainable revenue streams.
Genius sits at the heart of the global sports betting ecosystem where the Company has deep, critical relationships with over 400 sports leagues and federations, over 500 sportsbook brands and over 150 marketing customers (which includes some of the aforementioned sportsbook brands). The following are examples of services Genius provides its partners globally:

•
Sports Leagues:
Genius provides the technology infrastructure for the collection, integration and distribution of live data that is essential both to running a league’s operations and to growing their profile and revenue streams. Genius also works alongside leagues to protect the integrity of their competitions from the threat of match-fixing through global bet monitoring technology, online and offline education services, and consultancy services including integrity audits and investigations.

•
Sportsbooks:
Genius’ technology, content and services allow sportsbook operators to outsource selected core, but resource-heavy, functions necessary to run their business. This includes the collection of live sports data, oddsmaking, risk management and player marketing.

•
Sports Media (brands and digital publishers):
Genius engages with sports media customers both from the gaming and non-gaming
sectors to provide a range of online marketing and fan engagement tools that drive customer acquisition and retention.

What Genius Does
Genius is a data and technology company that enables consumer-facing businesses such as sports leagues, sportsbook operators and media companies to engage with their customers. The scope of Genius’ software bridges the entire sports data journey, from intuitive applications that enable accurate real-time data capture, to the creation and provision of in-game
betting odds and digital content that help Genius’ customers create engaging experiences for the ultimate end-user,
who are primarily sports fans.
The collection of high quality, live sports data has become indispensable for sportsbooks as in-game
betting has continued to grow rapidly across the world. In mature markets such as the United Kingdom, major sportsbooks report that in-game
betting currently represents the majority of Gross Gaming Revenue (“GGR”), which represents the difference between the amount of money players wager and the amount that they win, making it a critical offering for all major sportsbooks.
In-game
betting typically increases in popularity as markets mature, and it is expected that the United States will follow suit.
Genius’s live data services, alongside other
value-add
solutions, are deeply integrated into nearly all regulated sportsbook operators, comprising over 500 sportsbook brands worldwide. None of these sportsbooks currently take Genius’s entire product offering and so these integrations provide a clear runway for future growth. Genius provides customized solutions depending on its customers’ requirements, ranging from supplying live data feeds, in-game
oddsmaking and risk management, to managing a sportsbook’s entire back-end
operation. Genius customers include global sportsbook brands such as bet365, DraftKings, FanDuel, and Entain (formerly GVC), as well as leading B2B gaming technology platform providers such as Scientific Games, IGT, Kambi and DraftKings B2B (formerly SBTech).

In order to supply sportsbooks with a sufficient volume of sports data, Genius has built a broad portfolio that covers over 285,000 events, and over 190,000 events under official data and/or streaming rights agreements (of which approximately 120,000 are exclusive). This includes official data and trading for leagues such as the English Premier League (“EPL”), National Football Association (“NFL”), and National Basketball Association (“NBA”), as well as several events that are popular with bettors. Due to the need for sportsbooks to provide their customers with deep betting markets and content at all times of the day, Genius believes that its critical mass of events is vital to the operation of these companies.
Genius has established long-term, mutually beneficial relationships with sports leagues and federations and has acquired the rights to collect and monetize their data. Genius utilizes a network of more than 7,000 highly trained statisticians across over 150 countries who work on the ground, pitch-side and court-side, to capture data in real-time using Genius software.
In exchange for these sports data rights, for the majority of Genius’s league partners, the Company provides vital technology infrastructure solutions, including competition management software, scoreboard technology, athlete registration, data collection and distribution, fan-facing
websites, officiating, fan engagement tools, performance data tracking solutions, and coaching analysis tools. The integration of sports leagues and robust human infrastructure gives Genius a highly diversified rights portfolio and deep competitive position.
Genius’s technology and services extend beyond the symbiotic sports data-sports betting relationship. The Company provides data-driven performance marketing technology and services to a range of advertisers, primarily sportsbooks and iGaming brands, which effectively optimize player acquisition, retention and engagement costs. Genius’s multiple data sets, including real-time statistics, betting odds, behavioral data and engagement data, enhance its digital marketing solutions and further deepen its relationships with its customer base.
Company Background
The Company was
co-founded
by the current Chief Executive Officer, Mark Locke, as a software company which specialized in aggregating sports betting data. It then evolved into providing outsourced oddsmaking solutions to sportsbooks. The Company then expanded into a software provider to sports and media technology companies and, in 2015, Genius Sports Group was formed.
With a growing portfolio of betting customers that were driving increasingly large volumes of in-game
bets, the Company and its leadership team realized the importance of live sports data and began to develop the technology that would enable Genius to own and control the entire value chain, from live data collection to pre-game
and
in-game
oddsmaking. As of March 2022, Genius has invested more than $130 million in building out its full suite of proprietary technology and software solutions.
A portion of this amount was provided by private equity firm Three Hills Capital Partners (“THCP”), who have been an investment partner of Genius since 2015. THCP’s investment also bolstered Genius’ growth strategy into new territories and financed strategic acquisitions.
In September 2018, Apax Funds acquired a majority interest in Genius. Approximately $35 million of additional capital was invested into the Business, which enabled Genius to invest in people and key sports relationships which has accelerated the Company’s growth. As a key partner, Apax Funds helped realign the Company’s global operations, strengthen the management team, support the Company to execute its acquisition strategy, and grow the organization that is now scaled and poised for growth.
In 2021, following the Closing of the Business Combination, Genius has made acquisitions totaling over $250 million on proprietary technology such as Second Spectrum, FanHub, and Spirable to complement its existing core business. Second Spectrum is an optical tracking solution that uses computer vision and machine learning to generate performance data, analytics, insights, and visualization solutions for major sports leagues such as the NBA, EPL, and NCAA that drove a significant portion of Sports Technology revenue in 2021. FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media and Fan Engagement Platform. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to engage casual sports fans. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale.

Genius is the Global Leader in Official Data Rights
Official data as it pertains to sports betting is the feed of live statistics that is sanctioned by sports rights holders, typically sports leagues and federations, and used to create betting markets, update odds in real-time, and settle bets accurately and timely. The Company believes that as the global sports betting industry, especially in-game
betting, is expected to grow, the reliance on high quality data is similarly expected to increase over time. Further, the Company believes that the adoption of official data is inevitable as the sports betting market matures, and Genius’ technology and relationships are critical to capturing this trend.
The Company believes that:

•	official data is critical to sports, as it serves as a means for rights holders to monetize their data;

•	official data is critical to sportsbooks, as only official data provides guaranteed access to the fast and reliable data necessary for in-game betting; and

•	official data is critical to regulators, as it is legally compliant and an independent source of truth that protects consumers.
Genius’ existing portfolio of official data includes some of the most valuable sports rights, including the NFL, EPL, NBA, NCAA, and the International Basketball Federation (“FIBA”). Genius continues to identify and strategically acquire additional sports rights that are expected to generate a positive return and create value for Genius’ shareholders.
Genius classifies sports and the associated rights as Tiers 1 through 4. Sports rights classified as Tier 1 are those from leagues with global name recognition, which are typically acquired by rights fees alone. Sports rights that are not classified as Tier 1 are typically from regional leagues. These non-Tier1
rights are typically acquired by Genius through a contra model in which Genius secures long-term agreements with the respective leagues in exchange for Genius’ technology and software solutions (and occasionally de minimis cash fees). This allows the Company to develop mutually beneficial partnerships with leagues globally and integrate Genius’ technology and services deeply within each league’s operations. It is notable that while non-Tier
1 sports are typically smaller leagues that are less popular at a global level, they are very popular in their local countries or regions and often have large, dedicated fan bases.
Taking this dual approach to Tier 1 and
non-Tier
1 rights respectively is unique and beneficial for several reasons. The low cost “contra” strategy in the non-Tier
1 sports helps mitigate the risk of rights inflation for this content while also helping to lock in sports with strong future potential value into long-term deals. The Company believes that these tiers facilitate the vital content a sportsbook needs to be competitive at all times. Furthermore, this approach gives Genius the fiscal flexibility to be competitive for Tier 1 rights when it believes they will be strategically accretive to its portfolio.
The Company started its expansion into the provision of audio visual (“A/V”) services in the second half of 2019. This includes providing sports leagues with proprietary
AI-powered
A/V production services to capture live game streams with minimal human intervention. These streams are a valuable addition to Genius’ portfolio of sports betting services as a complimentary offering to in-game
data and oddsmaking. The Company has over 39,000 streaming rights under official rights.
The Sports Betting Industry and Genius’ Opportunity
The Growing Global Sports Betting Market
Genius operates in the global sports betting industry. H2 Gambling Capital projects the Global Sports Betting industry GGR to grow from $50 billion in 2021 to $86 billion by 2026. The Company believes it is well positioned to grow alongside this rapidly expanding industry. Most of the GGR currently generated by the entire industry is estimated to come from Asia and the Middle East, with Europe being the second largest region.
H2 Gambling Capital expects the sports betting industry to grow across all regions globally, led by rapid expansion in newly regulating markets such as the United States. In May 2018, the US Supreme Court repealed the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), which lifted federal restrictions on sports betting and gave individual states the power to legalize sports betting. As of year-end
2021, 32 states, including Washington, DC for these purposes, have passed measures to legalize sports betting, of which 30 states have already launched active sports betting industries with 19 states, including New York following their early January 2022 launch, allowing mobile sports betting. The Company expects additional states to legalize sports betting in the coming years, which will further grow the U.S. sports betting market. Per H2 Gambling Capital, the US sports betting market is projected to generate an estimated $12 billion in GGR in 2026, increased from just an estimated $4 billion in 2021.
Regions such as Europe also have several countries, such as Germany, that remain in the early stages of liberalization and proliferation of sports betting. H2 Gambling Capital expects Europe to generate an estimated $30 billion in GGR in 2026, increased from an estimated $20 billion in 2021. Europe remains a key market for Genius due to its large scale and relevance within the global sports betting industry.
Genius’s wide-ranging, well-embedded role across the sports betting industry means that the Company generates revenue regardless of which operators take market share within any given jurisdiction. Genius’s revenue share model also gives it upside exposure as its customers grow and expand.
Sports betting helps leagues create exciting and memorable moments for their fans. Naturally, in-game
sports betting is an engaging type of sports betting experience and adds another layer of connection for fans as they watch the action unfold in real time. As sports betting markets mature, in-game
betting typically increases in popularity and eventually represents both the majority of both bets placed and GGR. For example, Bet365 reported that in-game
accounted for 75% of its total sports betting revenue in the twelve months ending March 31, 2020.

Given the nature of the sports betting data market, where sportsbook operator expenditure on data is mainly driven by in-game
data consumption, this is a tailwind that Genius is well-positioned to capitalize on given its strong focus on expanding its portfolio of rights and the focus on official live data.
Furthermore, Genius believes its position in the sports data value chain and ability to continually and effectively upsell on betting content, services and product innovations will allow the Company to increase its share of customers over time. This includes several end-user
engagement solutions, including live streaming and
ad-tech
products, which Genius expects to become a larger part of its business in the future.
Advantages of Scale
Genius believes that its scale creates meaningful competitive advantages. The human infrastructure the Company has built, with more than 2,300 staff and access to a network of more than 7,000 trained statisticians and agents worldwide, provides scale enabling Genius to better serve its customers.
The broad portfolio of events Genius offers is enabled by its technological expertise and deep relationships and integrations with sports leagues. Building this portfolio has taken many years and requires a deep understanding of each sport league’s technical and strategic requirements, along with developing bespoke technology to meet those requirements. For example, Genius developed technology for basketball leagues that is used by more than 180 leagues in 120 countries around the world, equating to more than 80% of all organized basketball competitions.
To gain access to Genius’s sports betting services, such as live sports data feeds or outsourced oddsmaking, sportsbooks must integrate their back office systems with Genius’s proprietary technology. This technology and the managed services provided by Genius drives the sportsbook’s consumer facing offering—from the events they offer on their site to the odds on those events. This makes Genius’s technology a core and critical part of every customers’ operations on a day-to-day
basis.
Core Strengths

•
The largest portfolio of official betting data:
The combination of greater numbers of sports leagues taking control over their data assets and rapid growth of in-game
betting makes official data both increasingly valuable and harder to acquire. The scale of Genius’ portfolio, built up over more than a decade, puts it at the very forefront of this trend and is a key differentiator from its main competitor.

•
Market-leading data and technology:
Genius’ currency is real-time data. Its value is derived from the Company’s ability to capture, process and distribute vast volumes of data points in milliseconds, which requires highly robust technology alongside machine learning and complex analytics capabilities. Genius’ core systems are highly scalable to support ongoing growth in customers, sports event coverage, and volume of bet types. The Company’s technology framework is standardized, allowing it to support multiple sports leagues at a low incremental cost to the business.

•
Good earnings visibility due to long-term contracts with a large share of recurring revenues and low customer churn:
Genius holds long-term contracts with sportsbooks and sports rights holders, and has historically experienced low churn. Sportsbook contracts are structured with guaranteed minimum payments throughout the life of the term (typically
3-5
years), which allow for good earnings visibility. Approximately 60% of Genius’ revenue is from recurring revenue related to contractual minimum guarantees. Genius’ contracts are also structured with upside levers that allow the Company to benefit as its partners grow through increased GGR, expansion into new markets, and utilization of more events.

•
Improved operating margins from scaled cost structure with high operating leverage:
Genius benefits from significant economies of scale driven by its highly scalable technology and software architecture. Approximately 70% of the Company’s operating expenses, such as data production, trading and hosting costs, are expected to grow slower than revenues.

•
World-class management team with depth of experience and track record of success:
Genius is led by a highly experienced management team with a strong track record of success. The executive team has extensive experience in the global sports, betting and iGaming sectors. Management has successfully led the business to capture meaningful growth as the regulatory landscape matured in Europe over the past decade, and is well positioned to capitalize on developing markets around the globe including the United States and Latin America. Genius co-Founder
and CEO Mark Locke is recognized as a global expert on sports technology, integrity and sports betting.

The Genius Company Culture
Genius’ purpose is to champion a more sustainable sports data ecosystem with the highest-quality data and products that optimize, and enrich experiences for sports, betting and media organizations. Our Company purpose and values are set by our Board and are periodically reviewed by our Nominating and Governance Committee. In accordance with the principals of home country governance, we take the view that our purpose, values and strategy should be aligned and form the basis of our company culture. Accordingly, Genius’ culture is fair, ethical and performance-oriented. The Company operates a clear ‘Game Plan’ and Code of Conduct setting out the company vision and values that all staff are expected to uphold. It also sets out the Company’s ‘team goals,’ in the form of a simple set of targets for which staff can aim. These encapsulate Genius’ values as an organization, encouraging staff to think big, get stuck in, do the right thing, go fast/aim high, express themselves—and win as a team
.
The Company believes this is key to fostering a culture that values performance with integrity, with everyone having the chance to make their mark, and where every contribution counts.
The Company’s success is highly dependent on human capital and a strong leadership team. Genius aims to attract, retain and develop a diverse staff with the skills, experience and potential necessary to implement its growth strategy. As part of this, emphasis is placed on the development of a ready pipeline of ‘home-grown’ management talent, supplemented as necessary by external hires with appropriate experience and expertise.
Genius regularly engages with staff on issues relating to its values and/or affecting the business generally, through a combination of group-wide and location-specific ‘town hall’ sessions, engagement with corporate responsibility initiatives, and through other engagement platforms. Regular surveys indicate healthy staff engagement and identification with the business, and highlight opportunities for further growth and development. The results of these surveys are shared with our Audit Committee of the Board from time-to-time.
The Company refreshed its various ethical dealings policies in 2021 and continues to rollout new policies, procedures and training to underpin a culture of integrity and ethical behaviour.
The Genius Growth Strategy
Genius has multiple levers for growth with existing customers, as well as ongoing customer and partner acquisition strategies.
Capitalizing on the growth of global sports betting

•
Share in existing customer growth.
Typically betting customer contracts include some form of minimum commitment to Genius, whether that be revenue and/or number or quality of events utilized. However, none of these contracts provide customers with Genius’ entire product offering. As a result, Genius’ betting customer contracts may be further expanded as its customers expand and grow. This is especially true as customers move into newly regulated markets, such as the United States, which is expected to continue approving legislation to legalize sports betting across multiple states.

•
Expand Genius’ presence and acquire new customers in growth markets such as the US and Canada.
Genius’ strong partnerships with sports leagues, data-driven marketing products and existing relationships with B2B sports betting platform providers give the Company a major competitive advantage in high growth jurisdictions. Genius is a preferred data supplier to a majority of significant sportsbooks in the U.K. and anticipates this will translate well in new markets.

Additionally, the Company has a forward-looking licensing strategy. Genius is already permitted to supply in 21 U.S. states and plans to be licensed in all states that legalize sports betting. Genius expects to employ a similar licensing strategy in countries, such as Canada and Greece, that can potentially liberalize sports betting in the near future. Genius also has permission to supply in 3 tribal jurisdictions in the United States.
As new states open up in the US and other growth markets such as Canada begin to liberalize, we expect to benefit from GGR growth across these regions without much incremental cost. Each new market brings new potential customers for sports and events that we are already cover and we expect to see further growth from these regions in the future.
Increase in sports rights and event utilization

•
Continue to develop strong partnerships with sports leagues worldwide.
Genius strategically acquires rights in both high profile and non-Tier
1 sports worldwide in a way that enhances the Company’s rights portfolio and offering to sportsbooks. In non-Tier
1 sports, Genius will continue to aggressively deploy its “contra” model and acquire long-term agreements in exchange for technology and software solutions.

•
Ability to capitalize on the expansion of adjacent total addressable market opportunities.
As other nascent industries such as iGaming grow, Genius will have the opportunity to leverage its technology and existing distribution to expand its offerings into new verticals.

•
Continue to grow event utilization
. Genius has historically seen strong growth in its sport events utilization as the demand for its services and its number of customers has grown. The Company expects this growth to continue, which should create stronger operating leverage.

Price escalators and wallet share

•
Price escalators.
Many of Genius’ customer contracts for Betting Technology, Content and Services have already built in price escalators whereby customer revenue and product commitments grow through the term of the contract.

•
Expand
value-add
services and increase share of wallet.
Genius is constantly expanding its services to sportsbooks. For example, the Company developed and has started to commercialize streaming and risk services capabilities. As these and other verticals grow and develop, the Company believes this will allow it to increase its share of the customer’s wallet.

Media and Advertising

•
Expand its dynamic and tailored digital marketing capabilities beyond sports betting and iGaming.
Genius’
ad-tech
solutions are deployed by dozens of sportsbooks to reach sports fans with relevant marketing messages that include game statistics and real-time betting odds. The Company expects that non-betting
brands may recognize the value in the Company’s ability to align online advertising campaigns to live sporting action, enabling Genius to diversify its client base for digital marketing services.

•
The acquisitions of FanHub and Spirable in 2021 provide Genius with new capabilities across Media and Advertising to engage casual audiences and leverage data to target a wider array of sports fans around the world. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to collect more data and better target their customers with relevant ads or offers. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale providing the ability for Genius to offer the right ad, to the right fan, at the right time.

Sports Technology

•
Additional Development of Sports Facing Technology and Services.
Continued development in the breadth of Genius’ sports facing technology and services means that the Company expects to expand the number of sports leagues it works with, as well as the number of products it offers to existing and new customers. This is an enabler to further build long-term, sticky relationships with sports leagues. The acquisition of Second Spectrum is expected to drive future growth of the Sports Technology segment moving forward as we expand our optical tracking capabilities into new sports and new leagues around the world.

Strategic acquisitions and investments

•
Selectively pursue strategic acquisitions and investments.
Genius seeks acquisition and investment opportunities that it believes will provide long-term value to its shareholders. While a primary area of focus is expected to be on smaller, complimentary technology companies that improve its product and technology offerings, the Company also maintains an active pipeline of larger, more transformational opportunities.

In December 2020, Genius acquired Sportzcast, a U.S. based company, which builds and supplies proprietary devices that automate collection of low latency, official data feeds direct from in-venue
scoreboards.
In 2021, Genius acquired Second Spectrum, FanHub, and Spirable to complement its existing core business. Second Spectrum is an optical tracking solution that uses computer vision and machine learning to generate performance data, analytics, insights, and visualization solutions for major sports leagues such as the NBA, EPL, MLS, and NCAA. FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media and Fan Engagement Platform. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to engage casual sports fans. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale.
Additionally, Genius may opportunistically seek to make minority investments in sports leagues that benefit from Genius’s full suite of services and broad distribution network. The Canadian Football League (“CFL”) was an early example of this in January 2022.
Products and Business Model
Genius provides critical technology and services required to power the global ecosystem connecting sports, betting and media. Genius’ services are organized into three key products areas:

•	Sports Technology and Services;

•	Betting Technology, Content and Services; and

•	Media Technology, Content and Services.

All of Genius’ products are powered by proprietary technology and robust data infrastructure.

Sports Technology and Services
Genius builds and supplies technology and services that allow sports leagues to collect, analyze and monetize their data. Genius has trained statisticians globally that are highly skilled in collecting accurate, real-time data during events and matches. The data can then be repackaged and analyzed almost instantaneously, where it can then be used to help leagues and teams analyze real time statistics, develop coaching tools, and support broadcast partners. It is this same data that Genius also uses to power its Betting Content and Services.

The recent acquisition of Second Spectrum also allows Genius to capture performance data through an optical tracking system using computer vision and machine learning. These data points are used to generate analytics, insights, and visualization solutions for sports leagues, teams, and media companies.
Using the data collected, Genius can also develop additional tools that help sports leagues deepen fan engagement. These include automated creation of fan-facing
websites, social media content, and statistical content such as team and player standings that are updated in real time.

Genius’ streaming solution provides the technology, automatic production and distribution needed by sports to commercialize video footage of their games. This is particularly useful for non-Tier
1 sports leagues that lack the capabilities or resources to develop their own live streaming solutions.

Genius also provides
end-to-end
integrity services to sports leagues, and is the trusted integrity partner for over 150 sports leagues worldwide. Integrity services range from full-time active monitoring technology, which uses mathematical algorithms to identify and flag suspicious betting activity in global betting markets, to a full suite of online and offline educational and consultancy services. The technology and services provided to sports leagues are typically provided on a contra basis in return for access to live sports data for commercialization in betting and media. In some cases, sports leagues also pay fees for licensing the technology.
Betting Technology, Content and Services
Genius supplies the technology, content and services that powers global sportsbooks. Sportsbooks can outsource as much or as little of these capabilities as necessary depending on their requirements. Genius’ offering includes:

•
Live sports data:
Fast and reliable feeds of live match data, the majority of which are delivered direct from stadiums around the world in under a second using Genius technology. These real-time data points allow sportsbooks to create odds for in-game
betting markets on over 240,000 events a year.

•
Pre-game
and
in-game
odds feeds:
A combination of automated oddsmaking powered unique mathematic algorithms, a specialist trading team of over 400 people and robust technology, enables Genius to manage the full sports betting lifecycle on behalf of its sportsbook customers. This includes creating the events, setting the odds and managing them in real-time as the game unfolds, and settling betting markets so that sportsbooks can update their users’ accounts. Configuration by the customer within Genius’ backend system enables sportsbooks to create a bespoke experience for their userbase.

•
Risk management services:
Genius offers real-time management of all sportsbook liabilities, including customer profiling, monitoring of incoming bets, automated acceptance and rejection of bets, and limit setting. Risk management is a vital part of a sportsbook’s operation because it protects its profitability.

•
Live streaming
: Thousands of official live streams, most of which are derived from Genius’ official partnerships with Tier 2 through 4 sports leagues, captured at courtside and pitchside around the world using Genius technology. This service is designed to boost betting appeal and drive sportsbook handle at off-peak
times, in a cost-efficient manner when compared to Tier 1 streaming content.

These services are provided to sportsbooks under long term contracts. In each of these contracts the sportsbook makes a commitment to Genius regarding what services and/or what sports events they will use Genius’ products and services for. The business model is either revenue share, where Genius receives a share of customer NGR or GGR,or a usage-based license fee model.
Media Technology, Content and Services
Genius builds and supplies technology, services and data to enable its partners to efficiently acquire, retain and engage with their customers in a highly cost-effective manner. These partners include sportsbooks, online and brick and mortar gaming operators, sports leagues and other non-gaming
brands that target sports fans. Genius provides services such as the creation, delivery and measurement of personalized online marketing campaigns, all run through Genius’ proprietary technology. These campaigns have been proven to help brands significantly reduce acquisition costs.

Genius also develops fan engagement widgets for digital publishers, featuring live game statistics and betting-related content that drive traffic to sportsbooks. This helps unlock alternative revenue streams for digital content developers and sports betting affiliate programs.

The acquisitions of FanHub and Spirable provide Genius with additional capabilities that complement Genius’s Media business. FanHub is a market leader in free to play games such as fantasy, trivia, and contests, which allow sports leagues, media companies, and sportsbooks to collect more data and better target their customers with relevant ads or offers. Spirable is an automated content creation platform that uses live sports data and audience data to create, distribute, and optimize personalized video at scale providing the ability for Genius to offer the right ad, to the right fan, at the right time.
In most cases, Genius is compensated through a performance-based model which fully aligns the Company’s interests with its partners, ultimately resulting in increased partner retention and satisfaction.

Awards
Over the past decade, Genius has consistently been recognized as a leader in its field with a host of industry awards. In 2020, Genius’s in-game
betting services were awarded
In-play
Betting Software of the Year and Sports Data Supplier of the Year at the 2020 EGR B2B Awards, and the Sports Data Product of the Year and Live Betting Product of the Year at the 2020 SBC Gaming Awards. Additionally, the Genius Live streaming product was given the Innovation of the Year prize at the 2020 Sports Technology Awards, ahead of other entries from BT Sport, Nielsen Sports, Intel and Manchester City.

In 2021, Genius was named Acquisition and Retention Partner at the EGR North America Awards, Sports Betting Supplier of the Year at the Gaming Intelligence Awards, Best Live Betting Product at the SBC Awards, Best Sports Betting Supplier at the EGR Italy Awards, and Best Sports Data and Live Betting Product at the SBC LatAm Awards.
Representative Customers and Partnerships
Whether they are sports organizations or sportsbooks, Genius enjoys deep and long-term relationships with its customers rooted in the provision of mission critical technology, live data, or services that are fundamental to its partners’ success. The nature of these partnerships creates a deep technological connection and dependence, leading to very low customer churn rates.
Genius has relationships with over 500 sportsbook brand customers, including:

•	Global sportsbooks such as Fanduel, Betfair, PaddyPower and Sky Bet (all Flutter), BetMGM, Ladbrokes and Coral (all GVC/Entain), DraftKings, bet365, William Hill and 888; and

•	Leading B2B platform providers such as Scientific Games, IGT, Kambi, and SBTech (now DraftKings B2B);
Genius has over 400 sports league partners, including:

•	Globally recognized leagues such as the NFL, EPL, NBA, NCAA, PGA, FIBA, FIFA, MLS, CFL, AFA and Dimayor; and

•	Numerous other regional and lower tier league divisions across various sports such as basketball, soccer, ice hockey and volleyball.
Genius has over 150 media and advertising customers, including:

•	Recognized U.S. gaming brands such as BetMGM, Caesars, TwinSpires, Golden Nugget, DraftKings, FanDuel, William Hill, Delaware North and Unibet;

•	A wide range of sports betting and iGaming brands in Europe and Africa, including bet365, PlayOjo, and Unibet;

•
A wide range of brands globally including Diageo, Sony, British Airways, Heineken, Nissan, Domino’s Pizza, Volvo, Buffalo Wild Wings that Genius helps engage and monetize sports fans through its dynamic creative, media buying or free-to-play
game solutions.

•	Major global media publishers, such as CBS, MSN, FoxSports, BT Sports and Univision, to which Genius helps drive valuable new audiences with data-driven sports and betting content; and

•
Sports properties including the National Football League (“NFL”) and more than 20 teams from Major League Baseball (“MLB”), including the LA Dodgers, the Houston Astros and the San Diego Padres, that Genius helps target fans with contextual marketing campaigns that drives ticket and merchandise sales.

Genius Technology
Innovation is fundamental to the culture at Genius. The Company’s technical teams have a deep understanding of sports, how they interact with fans online, and the data that is critical to driving value through the ecosystem. Sports are fast-paced, and dynamic; the action does not stop to wait for technology—teams develop products with the speed, accuracy, scalability, reliability, and flexibility to meet the expectations of passionate and demanding fans.
Teams are allocated responsibility for specific systems and use Agile development methodologies to deliver through an iterative, continuous software delivery life cycle. Teams are also responsible for technically operating the systems that they develop, which involves monitoring and supporting production systems, on boarding new customers, and scaling systems to meet commercial demand.

Fail-safe data and video capture
Genius’
in-venue
data collection systems are designed to continue to function when disconnected from supporting systems, ensuring statisticians can continue to collect rich sports data unimpeded. When disconnected from the internet, these systems will continue to support officials, teams, scoreboards, and broadcasters in the venue. While connected, data is synchronized with Genius’ data distribution network, ensuring low latency, accurate, reliable delivery of play-by-play
data. The unique sport-specific user interface workflows ensure the most time critical data is delivered at the earliest opportunity while still allowing the collection of a rich dataset.
Supplementing the data solutions, automated cameras allow sports leagues to produce live streaming content for delivery through the distribution network.
Automated monitoring, remote management, and
AI-driven
production mean minimal interaction is required from sports leagues once the solution has been installed which, alongside Genius’ innovative hardware solution, reduces production costs.
Highly scalable real-time sportsbook content
To support the vast volume of sports events and live data provided to sportsbooks, Genius hosts in-memory
controllers that allow independent management of every
in-game
fixture for each customer. This architecture provides a very low latency service, is horizontally scalable, and implements a failover software design over redundant hardware to ensure uninterrupted service.
Proprietary high-speed algorithmic models driven by live sports data calculates the probability of key actions (i.e., a turnover, foul, or player substitution) within each event. These probabilities are used to generate and continuously update betting markets, lines, margins, and odds that are specific to each event and customer. Sportsbook customers can take control of their own event at any time and adjust their margins, offering, or position within the market through the online portal; however, Genius’ proprietary back-office trading systems ensure that skilled operators can cost-effectively manage all fixtures for Genius’ customers with significant economies of scale.
Robust and Reliable distribution
Genius’ data distribution platforms are integrated directly into B2B customers’ servers through both standard application programming interfaces and services that can be easily customized to integrate with the back office systems commonly used by sportsbooks. These integration pathways ensure reliable, low latency delivery of data that customers are licensed to access with additional features including heart-beats, receipt confirmation, and conflation, ensuring customers are protected from any network disruption or slow consumption under load. The design of the data integrations ensures seamless delivery of additional fixtures to the network with minimal customization required by customers as they on-board
new sports.
The streaming network supports B2B and B2C delivery of both
in-play
and
on-demand
streams at scale. The Genius Drop and Play media player enables rapid B2C integration allowing customers to deliver Genius Live content alongside other content for a fixture by simply inserting an HTML tag in their websites. Streaming integrations are not sport specific, meaning that all new streaming content can be immediately delivered to all integrated partners in the network.
Targeted fan engagement
With visual components that are embedded directly in league, sportsbook, and media websites and mobile applications, Genius is able to uniquely understand the interests of sports fans and deliver relevant, engaging content. This content is served from the Company’s B2C data and visualization systems achieving high availability and low latency at significant scale.

The components offer fans visualizations of real-time sports and betting data, analysis, and streaming, which offer significant value in their own right and are critical to driving engagement in complementary products. Components are modular and can be styled and composed to support the branding and requirements of each partner allowing investment in new functionality to be leveraged across the ecosystem.
Through big data analytics of data generated from this unique understanding of fans, live sports events, and the sportsbook market Genius is able to offer large scale targeted advertising campaigns which are delivered through cost effective, data driven, real-time bidding for publishing space. The advertising content selected for each fan by the Genius proprietary advertising technology further leverages the Company’s data and visualization capabilities.
Research and Development
Genius invests substantial resources in research and development to enhance its technology, content and services. The Company believes that timely development of new, and enhancement of existing, technology, content and services is essential to maintaining its competitive position. Genius’ research and development expenses were $26.5 million, $11.2 million and $13.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. The research and development organization consists of teams specializing in specific domains and technologies to provide a capability that aligns with commercial opportunities, as well as the need to support existing customers. Employees in Genius’ research and development organization are located primarily in London, Medellin, Vilnius, Tallinn, Sofia and California. As of December 31, 2021, there were 400 plus employees in Genius’ research and development organization. Genius intends to continue to invest resources in its research and development capabilities to effectively incorporate new technology and expand its offering.
Sales and Marketing
The Genius marketing approach is driven by the strength and innovation of its product offerings. The Company employs a land-and-expand
strategy that is centered around the superior and highly reliable quality of its products as well as an intense focus on delivering and addressing customers’ existing needs, as well as anticipating potential future opportunities for additional services. Once Genius’ technology is integrated into the customers’ information technology infrastructure it becomes a critical part of their operations and is difficult to replace without risk of disruption. Genius also has exclusive agreements with several of its league partners, which means sportsbooks that want to offer these events will need to source the data from Genius.
The majority of new business in the sports and betting industries is acquired through direct sales efforts and referrals.
Genius has robust global sales and account management team of more than 120 commercial professionals, who are organized by region and industry. This team is responsible for new business development and promoting value-add
services to grow existing partnership value.
In addition, Genius also has an eight-person marketing team that promotes its services and drives inbound leads through a combination of attending, exhibiting and sponsoring conferences and trade shows (which has historically been the main focus of marketing resources), editorial content, direct email marketing, social media and paid media partnerships.
Competition
A number of businesses exist in the markets that Genius operates in—namely the B2B provision of sports data-driven technology and related services to sports and betting companies. These businesses sit within three categories: small companies with some similar products but with minimal distribution, companies that acknowledge official rights but lack meaningful scale, and genuine competitors that offer similar products and services to the same target customers.

The Company considers its most direct and relevant competitors to be Sportradar, IMGArena and Stats Perform.
In most instances, Genius serves its customers alongside at least one of its competitors. Its competitors have their own portfolio of exclusive and non-exclusive
data rights, and sportsbooks rarely agree to have exclusive agreements with just one provider as this prevents them from offering a broad range of betting markets, placing them at a competitive disadvantage.
The principal differentiating factors in the sports data industry include the breadth and depth of sports data rights, reliability of key services, relationships with sportsbooks and leagues, ease of integration and scalability. Genius’ products, services, experience and corporate culture allow it to compete effectively across all these factors.
Seasonality
The global sporting calendar is year round and our products cover the entire sporting calendar. In addition, the relative importance of different sporting events is different in the broad range of different territories where our customers operate (e.g., European sportsbooks will place more importance on European sports events and the U.S. sportsbooks will place more importance on the U.S. sports events). Given these factors, we are not reliant on specific sporting competitions.
Notwithstanding, our operations are subject to seasonal fluctuations that may impact our revenues and cash flows. Seasonality in sporting events may impact our operations and the operations of our customers and sports organizations. Sports organizations have their own significant sporting events such as the playoffs and championship games, which may cause peaks in our revenues and revenues of our customers and such sports organizations. On the other hand, sports off-season
may cause troughs in our revenues and revenues of our customers and such sports organizations. Certain sports hold events only during certain times in a calendar year. For example, our revenues are typically impacted by the NFL and European football season calendars. Our revenues and revenues of our customers and sports organizations may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races. All of these factors may impact our cash flows.
Intellectual Property
Intellectual property rights are important to the success of our business. We rely on a combination of database, trademark, trade secret, confidentiality and other intellectual property protection laws in the United Kingdom, the European Union, the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure
agreements with third parties and other contractual protections, to protect our intellectual property rights, including our database, proprietary technology, software, know-how
and brand. In certain foreign jurisdictions and in the United States, we have filed trademark applications, currently hold several trademarks and domain names and in the future, we may acquire patents, additional trademarks and domain names. We have also entered into license agreements, data rights agreements and other arrangements with sports organizations for rights to collect and supply their sports data, including, in certain cases, exclusive rights for such data, of which durations are typically several years and are subject to renewal or extension.
As of December 31, 2021, we owned ten registered trademarks in the United States and twenty-five registered trademarks in various
non-U.S.
jurisdictions, along with a further five unregistered trademarks. As of December 31, 2021, we owned 183 domain-names.
It has not always been possible, and may not be, or commercially desirable to obtain registered protection for our products, software, databases or other technology. In such situations, we rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. We use Open Source Software in our services and periodically review our use of Open Source Software to attempt to avoid subjecting our services and product offerings to conditions we do not intend.

We control access to and use of our data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. We require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and we control and monitor access to our data, database, software, documentation, proprietary technology and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners. See “
Risk Factors—Risks Related to Genius Sports Group’s Technology, Intellectual Property and Infrastructure-Failure to protect or enforce our proprietary and intellectual property rights, including our unregistered intellectual property, and the costs involved in such protection and enforcement could harm our business, financial condition, results of operations and prospects,
” “
Risk Factors—Risks Related to Genius Sports Group’s Technology, Intellectual Property and Infrastructure—We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain solutions
” and other risk factors related to our intellectual property included in ”
Risk Factors—Risks Related to Genius Sports Group’s Business
” for a more comprehensive description of risks related to our intellectual property.
Government Regulations
Our operations and the operations of our customers and suppliers are subject to various U.S. and foreign laws and regulations that affect our and their ability to operate in the sports, technology, sports betting and gaming, and marketing and advertising industries. These industries and our business are generally subject to extensive and evolving laws and regulations that could change, including from political and societal pressures and that could be interpreted in ways that could negatively impact our business.
We operate in various jurisdictions and our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.
Among others, applicable laws include those regulating privacy, data/cyber security, data collection and use, crossborder data transfers, advertising regulations and/or sportsbetting and online gaming laws and regulations. These laws impact, among other things, data collection, usage, storage, security and breach, dissemination (including transfer to third parties and cross-border), retention and destruction. Certain of these laws provide for civil and criminal penalties for violations.
The data privacy and collection laws and regulations that affect our business include, but are not limited to:

•	the General Data Protection Regulation, the ePrivacy Directive and implementing national legislation and any data laws and regulations enacted in the United Kingdom, including the U.K. GDPR;

•
U.S. federal, state and local data protections laws such as the Federal Trade Commission Act and similar state laws, state data breach laws and state privacy laws, such as the California Consumer Privacy Act, the California Consumer Privacy Rights Act, and the Stop Hacks and Improve Electronic Data Security Act of New York;

•	the Data Protection Law of Colombia and the directives of the Superintendence of Industry and Commerce of Colombia; and

•	other international data protection, data localization, and state laws impacting data privacy and collection.
Other regulations that affect our business include:

•	U.S. state laws regulating sportsbetting and online gaming and related licensing requirements;

•
laws regulating the advertising and marketing of sportsbetting, including but not limited to the U.K. Code of
Non-Broadcast
Advertising, Direct Marketing, and Sales Promotion administered by the Committee of Advertising Practice and the U.S. Federal Trade Commission Act;

•	anti-bribery and anti-corruption regulations, and corporate regulations including the Foreign Corrupt Practices Act and the U.K. Bribery Act;

•
laws and regulations relating to antitrust, competition, anti-money laundering, OFAC, intellectual property, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters; and

•
other international, domestic federal and state laws impacting marketing and advertising, including but not limited to laws such as the Americans with Disabilities Act, the Telephone Consumer Protection Act of 1991, state telemarketing laws and regulations, and state unfair or deceptive practices acts.

These laws and regulations are complex, change frequently and have tended to become more stringent over time. The laws and regulations applicable to some parts of our business are still developing in certain jurisdictions, and we cannot assure that our activities will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations. We incur significant expenses in our attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of companies in the data collection industry, as well as the collection, use, accuracy, correction and sharing of personal information. In particular, some consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of these types of personal information. In the United States, Congress and state legislatures may propose and enact additional data privacy requirements. Additional laws could result in significant limitations on or changes to the ways in which we can collect, use, host, store or transmit the personal information and data of our customers or employees, and deliver products and services, or may significantly increase our compliance costs. As our business expands to include new uses or collection of data that is subject to privacy or security regulations, our compliance requirements and costs will increase and we may be subject to increased regulatory scrutiny. Currently, there is also trend towards more stringent gambling advertising regulations across Europe. Additional legislative or regulatory efforts in the United States and internationally could further regulate our businesses.
Legal Proceedings
In the ordinary course of business, we are involved in various pending and threatened litigation and regulatory matters relating to our operations. We are currently involved in the following legal proceedings. See Note 18, “Commitments and Contingencies” to Genius’ consolidated financial statements appearing elsewhere herein. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.
In the future, we may be subject to additional legal proceedings, the scope and severity of which is unknown and which could adversely affect our business. See “
Risk Factors—Risks Related to Legal Matters and
Regulations-We
are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business
.
An adverse outcome in one or more proceedings could adversely affect our business.
” In addition, from time to time, others may assert claims against us and we may assert claims and legal proceedings against other parties, including in the form of letters and other forms of communication.
The results of any current or future legal proceedings cannot be predicted with certainty and, regardless of the outcome, can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Sportradar Litigation
On February 28, 2020, Sportradar AG and Sportradar UK Limited (collectively, “Sportradar”) filed a claim with the Registrar of the Competition Appeal Tribunal (“CAT”) against Football DataCo Limited (“Football DataCo”), Betgenius Limited (“Betgenius”), a wholly owned subsidiary of Genius, and Genius Sports Group Limited (“GSG”), also a wholly owned subsidiary of Genius. Sportradar is claiming that Betgenius and GSG breached Article 101 of the Treaty on the Functioning of the European Union and Chapter I of the Competition Act 1998 in connection with Betgenius’s exclusive official live data agreement with Football DataCo (“Football DataCo Agreement”).
Sportradar is seeking injunctive and monetary relief against Genius and Football DataCo in connection with the Football DataCo Agreement. Genius is currently defending the claim and Football DataCo (supported by Genius) made an application to transfer the claim from the Competition Appeal Tribunal to the U.K. High Court on June 29, 2020. In addition, Genius (via its wholly owned subsidiaries) and Football DataCo have issued claims against Sportradar for matters including conspiracy to injure by unlawful means and breach of confidence in relation to Sportradar’s unauthorized data collection activities at football club grounds where Genius has an exclusive right to collect official live data, which will be heard in the U.K. High Court (the foregoing litigation, the “Sportradar Litigation”), and seeks injunctive and monetary relief pursuant to such claims. A defense has been filed and served. Single trial listed to take place in autumn 2022. The outcome of the litigation is uncertain, and therefore, Genius is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome. This litigation is currently on-going
and Genius can provide no assurances regarding the outcome of these proceedings and the impact that they may have on Genius’s business and/or reputation.
BetConstruct Litigation
On September 6, 2019, Genius sent a letter to Soft Construct (Malta) Limited (d/b/a BetConstruct) (“BetConstruct”) stating that BetConstruct has infringed on Genius’s database rights by copying and using the contents of Genius’s databases. In March 2020, Genius (via its wholly owned subsidiaries) filed a claim against BetConstruct and its affiliates, Royal Panda Limited and Vivaro Limited, in the High Court of England and Wales with respect to their infringement of Genius’s database rights. Genius is seeking injunctive and monetary relief against BetConstruct in connection with the alleged infringement. The claim has been amended to address the effects of Brexit. BetConstruct, having filed a defense, has now filed an amended defense and issued a counterclaim relating to competition law. Procedural steps in relation to the amended claim and amended defense and counterclaim on-going.
Future timetable to be agreed. This litigation is currently
on-going
and Genius can provide no assurances regarding the outcome of these proceedings and the impact that they may have on Genius’s business or reputation.

Organizational Structure
The following diagram depicts the organizational structure of the Company as of 31 December 2021.

The significant subsidiaries of the Company are listed below.

Name	Country of Incorporation and Place of Business	Nature of Business	Proportion of Ordinary Shares Held by Genius
Maven Topco Limited	Guernsey	Holding company	100%
Genius Sports SS Holdings, Inc	United States	Holding company	100%
Genius Sports Group Limited	United Kingdom	Holding company	100%
Betgenius Limited	United Kingdom	Data services and technology	100%
Genius Sports Media, Inc.	United States	Data services and technology	100%
Property, Plants and Equipment
Our corporate headquarters are located in London, U.K., where we occupy two leased floors totalling approximately 17,118 square feet. We use these headquarter facilities primarily for our management, technology, commercial/sales and marketing, finance, legal, and human resources, and other corporate teams. We also have data centers in London, U.K. and Dublin, Ireland.
We also lease office space in 17 other cities throughout the world, the largest of which includes a 19,751 square foot space in Medellín, Colombia, a 35,585 square foot space in Sofia, Bulgaria, a 19,256 square foot space in Tallinn, Estonia and a 21,301 square foot space in Vilnius, Lithuania, a 8,750 space in New York, USA and a 26,121 square foot space in LA, USA. Our major sites in Medellin, Sofia and Tallinn are primarily occupied by operational teams (trading, data services and customer support). All of the above leases expire or are up for renewal in 2023-2029.
We also have a 3,229 square foot freehold,
mixed-use
warehouse and office space in Bologna, Italy.

We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be procured to accommodate any expansion of our operations as needed.
Employees
The Company currently has approximately 2,300 staff across 11 main locations and 6 continents, comprising over 1,800 employees and more than 500 contingent workers. We operate a network of over 2,500 data statisticians around the globe, as part of which we also manage an additional 4,500 statisticians employed by FIBA.
The Company’s success is highly dependent on human capital and a strong leadership team. We aim to attract, retain and develop staff with the skills, experience and potential necessary to implement our growth strategy. As part of this we emphasize development of a ready pipeline of ‘home-grown’ management talent, supplemented as necessary by external hires with appropriate experience and expertise.
Our culture is fair, ethical and performance-oriented. Our Nominating and Governance Committee has reviewed and approved the Company’s values and purpose statements, which are implemented through certain policies and procedures including our Code of Conduct and our ‘game plan’ which sets out the company vision and values that we expect all staff to uphold. This is underpinned by a business-wide Code of Business Conduct and Ethics and appropriate training programs. We regularly engage with staff on issues affecting the business through group-wide and location-specific ‘town hall’ sessions and other engagement platforms.
None of our employees are represented by a labor union (although in certain countries in which we operate, we are subject to, and comply with, local labor law requirements, which may automatically make our employees subject to industry-wide collective bargaining agreements). We have not experienced any work stoppages, and we generally consider our relations with our employees to be good.
Material Contracts
Business Combination Agreement
The Business Combination Agreement was entered into by and among dMY, TopCo, MidCo, Genius, Merger Sub and the Sponsor on October 27, 2020.
Pursuant to the Business Combination Agreement, among other things, on the date on which the Closing occurred but prior to the Closing, TopCo (1) underwent the Reorganization wherein the
Pre-Closing
Holders (as defined in the Business Combination Agreement) exchanged all existing classes of shares of TopCo (except for (i) certain preference shares of TopCo which were redeemed in the TopCo Redemption (such preference shares, the “Remaining Preference Shares”) and (ii) certain shares of TopCo which were contributed to Genius in exchange for an amount equal to the
Catch-Up
Payment) for newly issued ordinary shares of Genius. As described in the Business Combination Agreement, solely with respect to the shares of TopCo that are unvested immediately prior to the Reorganization and with respect to which the holders of such shares have executed support agreements agreeing to the vesting and restriction provisions therein, such shares were exchanged for the ordinary shares of Genius but remained subject to the vesting and restrictions as summarized in such support agreements (such shares subject to such vesting and restrictions, the “Restricted Shares”); and (2) the Remaining Preference Shares were redeemed and cancelled pursuant to the TopCo Redemption.
In addition, (a) effective as of immediately prior to the Closing, each issued and outstanding Class B Share converted automatically on a one-for-one
basis into Class A Shares; and (b) on the date of Closing, Merger Sub merges with and into dMY, with dMY continuing as the surviving company, as a result of which (i) dMY became a wholly-owned subsidiary of Genius, (ii) each issued and outstanding unit of dMY, consisting of one Class A Share and one-third
of one dMY Warrant, were automatically detached, (iii) in consideration for the acquisition of all of the issued and outstanding Class A shares of dMY (as a result of the Business Combination), Genius issued one Genius ordinary share for each dMY Class A share acquired by virtue of the Business Combination, (iv) each issued and outstanding dMY warrant to purchase a Class A Share became exercisable for one Genius ordinary share and (v) NewCo changed its name to Genius Sports Limited.
Director Agreements
We have also entered into director agreements with certain of our directors which agreements set forth the terms and provisions of their engagement. We have also issued ordinary shares to David Levy, an independent director in accordance with the terms of his director agreement, the form of which is filed as Exhibit 10.10 to the registration statement of which this prospectus forms a part.
See “Related Party Transactions” for descriptions of other material contracts.

MANAGEMENT
Directors and Executive Officers
The following are the directors of the board and executive officers of Genius:

Name	Age	Position
Mark Locke	42	Director and Chief Executive Officer
David Levy	59	Chair
Albert Costa Centena	37	Director
Gabriele Cipparrone	46	Director
Kimberly Bradley	53	Director
Niccolo de Masi	41	Director
Harry L.You	62	Director
Daniel Burns	51	Director
Roxana Mirica	36	Director
Nicholas Taylor	47	Chief Financial Officer
Steven Burton	50	Chief Operating Officer
Jack Davison	45	Chief Commercial Officer
Campbell Stephenson	46	Chief Information Officer
Tom Russell	42	Chief Legal Officer
Mark Locke
is the
Co-Founder
and Chief Executive Officer of Genius. Mr. Locke is a member of Genius’s Board of Directors since the completion of the business combination, and a member of the Board of Directors of Genius Sports Group Limited since July 2015.. Mr. Locke first launched BetGenius in 2000, which is now a Genius Sports Group company, and created Genius Sports Group in 2015. Mr. Locke’s qualifications to serve on Genius’s board of directors include his extensive experience with and knowledge of the business of Genius Sports Group and the industries in which it operates, and his track record of success with Genius Sports Group to date.
David Levy
has served as the Chair of Genius’s board of directors since the Closing. Since January 2020, Mr. Levy has been serving as Chief Executive Officer of Back Nine Ventures LLC, an investment and investment advisory firm. Mr. Levy has also joined, as a Senior Advisor in 2021, with two companies: Raine, a merchant bank advisory company, and Arctos Partners, a new fund, focused on passive investment in professional sports teams. Since May 2015, Mr. Levy has been serving as a director of Audacy, Inc. (f/k/a Entercom Communications Corp.). From 2013 through March 2019, Mr. Levy served as President of Turner Broadcasting System, Inc. where he oversaw all creative and business activity of the Turner signature entertainment networks TBS, TNT, Turner Classic Movies, truTV, Cartoon Network, Boomerang and Adult Swim, and their digital brand extensions, as well as Turner Sports. Mr. Levy had previously served as President, Sales, Distribution and Sports for Turner since 2003. Mr. Levy has a B.S. from Syracuse University—Martin J. Whitman School of Management. Mr. Levy’s qualifications to serve on our board of directors include his extensive leadership experience and track record in the global sports and media industries.
Kimberly Bradley
is a member of Genius’s board of directors. Ms. Bradley was appointed to the Board of Directors in July 2021. Ms. Bradley previously served as Chief Financial Officer of the National Football League and Chief Operating Officer of the NFL Network, from 2003-2006 and 2006-2012 (respectively). Most recently, Ms. Bradley served as Executive Vice President & Chief Financial Officer of Warner Bros. Entertainment from 2015-2020. Ms. Bradley holds a B.A. in Japanese/Asian Studies from Connecticut College and a MBA in Finance from Thunderbird School of Global Management. Ms. Bradley’s qualifications to serve on our board of directors include her extensive career in executive leadership positions in both the sports and media sectors, her financial acumen and corporate expertise.
Daniel Burns
is a member of Genius’s board of directors and has served as a member of the Board of Directors of Genius Sports Group Limited since 2015. Since 2011, Mr. Burns has served as the Founder and Managing

Partner of Oakvale Capital, a corporate finance boutique specializing in the gambling and gaming industries. Mr. Burns is also the owner of Carbon Group Limited, which he founded in 2006. Mr. Burns has an M.A. in Law from the University of Cambridge. Mr. Burns’ qualifications to serve on Genius’s board of directors include his significant experience in the gambling and gaming industries and his prior experience as a member of the Board of Directors of Genius Sports Group limited.
Albert Costa Centena
is a member of Genius’s board of directors and has served as a member of the Board of Directors of Genius Sports Group Limited since July 2018. Mr. Costa Centena is a Principal at Apax Partners LLP, which he joined in 2010, and where he works in the Tech & Telecommunications sector. Mr. Costa Centena started his career in the investment banking division of Morgan Stanley in the Energy & Utilities and the Media & Telecom teams and then worked at The Blackstone Group in private equity. Mr. Costa Centena’s prior deal experience includes Genius Sports Group, Baltic Classifieds Group, idealista, Neuraxpharm and Takko Fashion. Mr. Costa Centena received his M.B.A. from the Wharton Business School and his B.B.A. in finance from ESADE Business School. Mr. Costa Centena’s qualifications to serve on Genius’s board of directors include his extensive and varied deal experience in the technology sector and his prior experience as a member of the Board of Directors of Genius Sports Group Limited.
Gabriele Cipparrone
is a member of Genius’s board of directors and has served as a member of the Board of Directors of Genius Sports Group Limited since July 2018. Mr. Cipparrone is a Partner at Apax Partners LLP, which he joined in 2003, and where he works in the Tech & Telecommunications sector. Prior to joining Apax Partners, Mr. Cipparrone was a consultant with McKinsey & Company where he specialized in advising clients in the telecom and utility sectors. Mr. Cipparrone has participated in a number of key deals including Genius Sports Group, MatchesFashion, Engineering, Orange Switzerland, Weather Investments, TDC, Sisal and Farmafactoring. Mr. Cipparrone received his M.B.A. from Harvard Business School, a post-graduate degree in Engineering from Ecole Centrale Paris and an undergraduate degree in Mechanical Engineering from Politecnico di Torino. Mr. Cipparrone’s qualifications to serve on Genius’s board of directors include his significant transactional experience in the tech sector and his prior experience as a member of the Board of Directors of Genius Sports Group Limited.
Roxana Mirica
is as a member of Genius’s board of directors. Ms. Mirica is a Partner and head of Capital Markets in Europe of Apax, having joined the firm in 2017. She is responsible for leading acquisition financing and ongoing debt and equity capital markets transactions for Apax’s portfolio companies. Prior to joining Apax, Ms. Mirica was employed by Barclays plc for nine years, most recently as Director in Leveraged Finance. Ms. Mirica holds a Bachelor of Arts in Economics and Chemistry, cum laude, from Dartmouth College. Ms. Mirica’s qualifications to serve on Genius’s board of directors include her significant transactional experience in the financing sector and her track record of success in financing transactions.
Niccolo de Masi
is as a member of Genius’s board of directors. Mr. de Masi has been dMY’s Chief Executive Officer and a director since June 2020. Mr. de Masi is also the chief executive officer and director of dMY Technology Group, Inc. and dMY Technology Group, Inc. III. Mr. de Masi has been a member of the board of directors of Glu since January 2010, and has served as chair since December 2014, as interim chair from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi has been the chief innovation officer at Resideo Technologies, Inc. since February 2019, a member of its board of directors since October 2018, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led
Hands-On
Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and Msci. Degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on our board of directors include his extensive leadership experience in the mobile app space, his track record in our target industry and his network of contacts in the technology sector.

Harry L. You
is as a member of Genius’s board of directors. Mr. You has been dMY’s chair since June 2020. Mr. You is also the chair of dMY Technology Group, Inc. and dMY Technology Group, Inc. III. Mr. You served as the executive vice president of EMC in the office of the chair from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chair. In September 2016, Mr. You founded GTY, in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chair since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the U.S. Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. Mr. You also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle, and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on our board of directors include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.
Steven Burton
has served as the Chief Operating Officer of Genius Sports Group since April 2020 and prior thereto served in various other roles since August 2016, including as Managing Director from February 2017 to April 2020 and Director, Integrity, Governance & Sports Partnerships from August 2016 to February 2017. Prior to joining Genius Sports Group, Mr. Burton served as a Partner and Head of Sports Data, Betting & Integrity at Couchmans LLP from September 2009 to August 2016. Mr. Burton started his career as a solicitor in the Sports Group at Hammonds, Suddards Edge (now Squire, Sanders & Dempsey) and joined the Sports Division at Addleshaw Goddard LLP as a Legal Director in 2004. Mr. Burton is a qualified solicitor in England and Wales.
Jack Davison
has served as the Chief Commercial Officer of Genius Sports Group since July 2017. Prior to joining Genius Sports Group, Mr. Davison served in roles as Managing Director and Chief Commercial Officer of BetGenius since July 2012, which is now a Genius Sports Group company. Prior to joining BetGenius, Mr. Davison served as Commercial Director of Press Association (now PA Media) and specialized in the Sports, Content Licensing and eGaming industry.
Tom Russell
has served as the Chief Legal Officer of Genius Sports Group since April 2020 and prior thereto served as the General Counsel since 2014. Prior to joining Genius Sports Group, Mr. Russell served as a Senior Associate at DLA Piper, practicing in their Media, Sports, Gaming and Entertainment practice. Mr. Russell began his career in 2004 as an associate in Berwin Leighton Paisner’s London office (now Bryan Cave Leighton Paisner LLP). Mr. Russell received a LL.B., in Law from The London School of Economics and Political Science and LPC from BPP Law School. Mr. Russell is a qualified solicitor in England and Wales.
Campbell Stephenson
has served as the Chief Information Officer of Genius Sports Group since January 2020 and prior thereto served in various other roles, including as Group Chief Technology Officer from August 2017 to December 2019 and Chief Technology Officer, Genius Sports Services from May 2016 to July 2017. Prior to joining Genius Sports Group, Mr. Stephenson served in roles as the DeBTvelopment Director, Development Manager and Senior Developer at BetGenius, which he joined in December 2009 and which is now a Genius Sports Group company. Mr. Stephenson started his career as a consultant in the software and development industry.
Nicholas Taylor
has served as Chief Financial Officer of Genius since December 2020 and has been the Chief Financial Officer of Genius Sports Group since October 2019. Prior to joining Genius Sports Group, Mr. Taylor served as the Chief Financial Officer of Wagamama from June 2017 to September 2019 and Director of Operational Finance at Travelodge Hotels Limited from May 2014 to May 2017. Prior thereto, Mr. Taylor also served as Senior Vice President, Finance at Millennium & Copthorne Hotels and Finance Director at Monitise. Mr. Taylor started his financial career at KPMG LLP where he spent fourteen years. Mr. Taylor received his B.A. in Ancient History from the University of Bristol.
Compensation
Executive Officer and Director Compensation
Compensation of Genius’s Executive Officers
The amount of compensation paid, and benefits in kind granted, to Genius’s executive officers for the year ended December 31, 2021 is described in the table below. Genius historically operated on a fiscal year ended December 31 basis, and as such, we are providing disclosure for Genius’ last full financial year (i.e., the year ended December 31, 2021). We are providing disclosure on an aggregate basis, as disclosure of compensation on an individual basis is not required in Genius’s home country and is not otherwise publicly disclosed by Genius.

(U.S. dollars in thousands)(1)	All executive officers
Base compensation(2)	$2,225,160
Bonuses(3)	$1,616,752
Additional benefit payments(4)	$24,211
Total cash compensation	$3,866,123

(1)	Amounts payable in pound sterling have been converted into U.S. dollars using the calendar year 2021 annual exchange rate of £1.00 to USD$1.37595925.
(2)	Base compensation represents the actual salary amounts paid to executive officers in 2021.
(3)
With respect to the bonuses referenced above, Genius may, on occasion and if appropriate, make discretionary annual awards to members of its senior management team or other staff who have displayed exceptional performance or otherwise gone above and beyond in their efforts on behalf of Genius during the prior year. Bonuses are payable solely at the discretion of Genius’s Chief Executive Officer (other than those relating to the Chief Executive Officer) and in any case overseen by the Compensation Committee of the Board, and are typically awarded in tandem with Genius’s annual pay review process. The bonus payments referenced in the table above reflect annual bonus awards earned in respect of 2021 performance and will be paid in early 2022, subject to satisfaction of relevant terms and conditions.

(4)	Additional benefits include employer pension contributions and provision of private medical insurance cover.
Genius maintains defined contribution pension arrangements, whereby the employer and participating employees pay into a third-party pension scheme via monthly payroll. Accordingly, Genius has not set aside or accrued any amounts to provide pension, retirement or similar benefits for this group, and the amount of Genius’ employer pension contributions for 2021 are set forth in the table above.
Compensation of Genius’s Directors
The amount of compensation paid, and benefits in kind granted, to Genius’s Directors for the year ended December 31, 2021 was $910,000, comprised of $130,000 cash based compensation and $780,000 share based compensation.
In addition, pursuant to a consulting agreement between Carbon Group Limited, of which Mr. Daniel Burns is the founder, and Genius, Mr. Burns received retainer fees of $247,673, plus VAT, for his services rendered during the fiscal year ended December 31, 2021. The retainer fees were paid in pound sterling and have been converted into U.S. dollars using the calendar year 2021 annual exchange rate of £1.00 to USD$1.3760.

Existing Share Incentive Arrangements
The share ownership of our executive officers as of December 31, 2021 is reflected in the table below.

Executive	Unrestricted Ordinary Shares	Restricted Ordinary Shares	Total Ordinary Shares	% of Total Outstanding Shares
Mark Locke (CEO)	16,368,395	5,192,079	21,560,474	10.6%
Nick Taylor (CFO)	712,856	888,185	1,601,041		*
Steven Burton (COO)	995,439	429,745	1,425,184		*
Jack Davison (CCO)	1,104,233	429,745	1,533,978		*
Campbell Stephenson (CIO)	1,485,412	429,745	1,915,157		*
Tom Russell (CLO)	424,238	367,205	791,543		*

*	less than 1%
Executive Officer and Director Compensation
Genius’s compensation committee is responsible for making all determinations with respect to our executive compensation programs and the compensation of our officers and executive officers. The compensation committee has the authority to retain, compensate and disengage an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation and employee equity plans, and has made such appointments during the 2021 year. The compensation committee will continue to work with such advisors to regularly evaluate the compensation of our Chief Executive Officer, officers and executive officers and our non-management
directors, and periodically review the implementation of our compensation philosophy and programs as a public company as set out in Genius’s governing documents. None of Genius’s executive officers will serve as a member of the compensation committee or otherwise be directly responsible for the compensation committee’s decisions, but Genius’s Chief Executive Officer, Chief People Officer, Chief of Staff, Chief Legal Officer, and Chief Compliance Officer are involved with compensation decisions and provide insight and recommendations to the compensation committee regarding compensation for officers and executive officers other than themselves.
Equity Compensation-Restricted Shares
Most members of Genius’s management team hold Restricted Shares, which are subject to vesting terms and provisions that apply if the relevant member of the Genius management team ceases to be employed or engaged by TopCo or any of its subsidiary undertakings (“ Leavers”) that are substantially equivalent to those set out in the Management Investment Deed and Topco’s Articles of Incorporation (subject, in the case of the Leaver provisions, to previous amendments to the provisions set out in the Management Investment Deed that were necessary to accommodate Genius’s status as a public company listed on the New York Stock Exchange), Vesting, Leaver provisions and other terms and conditions applicable to the Restricted Shares are set forth in the Genius Sports Limited 2021 Restricted Share Plan and Restricted Share Agreements under the Genius Sports Limited 2021 Restricted Share Plan (collectively, the “Restricted Share Terms”).
All Restricted Shares are subject to time vesting conditions (provided that the specific time vesting schedule applicable to a Restricted Share varies) and certain of them are also subject to performance vesting conditions (measured after the effective time of the Business Combination based on the volume weighted average trading price performance of Genius ordinary shares, over a period of up to four years).
Until such time as the Restricted Shares vest in accordance with the Restricted Share Terms, they will be subject to restrictions on transfer preventing their holders from trading or otherwise dealing with them (save as required by operation of the Leaver provisions). Any Restricted Shares that vest in accordance with the Restricted Share Terms shall become unrestricted Genius ordinary shares. The Restricted Share Terms will provide that some or all of the unvested Restricted Shares shall automatically vest upon a specifically defined qualifying change of control of Genius in a transaction providing for consideration in the form of cash or certain marketable, freely-tradeable shares.

Save for any Restricted Shares transferred to new or existing managers that are employed or engaged by Genius and/or its direct and/or indirect subsidiaries pursuant to the Leaver provisions in the Restricted Share Terms, additional Restricted Shares are not currently proposed to be issued pursuant to the Restricted Share Terms.
Equity Compensation-Options
Genius previously established an employee benefit trust in England for the purpose of holding the legal interest of certain Genius ordinary shares on behalf of certain employees and contractors of Topco and its direct and indirect subsidiaries from time to time (collectively, the “Beneficiaries”) under the Genius Sports Limited 2021 Option Plan (the “ Genius Option Plan”).
Under the Genius Option Plan, such specified Beneficiaries may be granted options to purchase Genius ordinary shares (the “Options”), and the Genius Option Plan and the individualized grant notices and agreements issued thereunder set out (among other things) the number of Genius ordinary shares subject to the relevant Option and the vesting terms that must be satisfied before such Options may be exercised in whole or in part. The Options are subject to substantially equivalent vesting and Leaver terms and conditions as are applicable to the Restricted Shares under the Restricted Share Terms.
Options are intended to be subject to restrictions on transfer set out in the Genius Option Plan preventing their holders from trading or otherwise dealing with them; however, once an Option is exercised, the Genius ordinary shares issued to the applicable Beneficiary pursuant to such exercise would be free from such restrictions.
Save for any Resulting Genius Shares that become allocable to Beneficiaries pursuant to the Leaver provisions in the Genius Option Plan, additional options to purchase Genius ordinary shares are not currently proposed to be granted pursuant to the Genius Option Plan. Options granted to the Beneficiaries prior to Closing, which collectively shall cover all of the Genius ordinary shares, will not be granted to any of Genius’s executive officers.
Board Practices
The Genius Board is divided into three staggered classes of directors. At each annual meeting of its shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors are Harry L. You, Daniel Burns and Kimberly Bradley;

•	the Class II directors are Niccolo de Masi, Albert Costa Centena and David Levy; and

•	the Class III directors are Gabrielle Cipparrone, Mark Locke and Roxana Mirica.
Genius expects to add an additional member to the board following the Closing. The initial term of the Class I directors shall expire immediately following Genius’s 2022 annual general meeting of shareholders at which directors are elected. The initial term of the Class II directors shall expire immediately following Genius’s 2023 annual general meeting of shareholders at which directors are elected. The initial term of the Class III directors shall expire immediately following Genius’s 2024 annual general meeting of shareholders at which directors are elected.
Audit Committee
Genius has established an audit committee of the board of directors, comprised of Harry L. You, Niccolo de Masi and Kimberly Bradley, all of whom have been determined by the Genius Board to qualify as an “audit committee financial expert” as defined by applicable SEC rules and has accounting or related financial management expertise. Harry L. You is the chair of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE. The Genius Board has determined that Mr. You, Mr. de Masi and Ms. Bradley are independent.

The Genius Board adopted, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with Genius’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of Genius’s accounting and control systems;

•	monitoring the independence of Genius’s independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management Genius’s compliance with applicable laws and regulations;

•
pre-approving
all audit services and permitted
non-audit
services to be performed by Genius’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing Genius’s independent registered public accounting firm;

•
determining the compensation and oversight of the work of Genius’s independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by Genius regarding accounting, internal accounting controls or reports which raise material issues regarding Genius’s financial statements or accounting policies;

•
reviewing and approving all payments made to Genius’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of Genius’s audit committee will be reviewed and approved by the Genius Board, with the interested director or directors abstaining from such review and approval;

•	Reviewing and approving or ratifying any conflicts of interest, related party transactions and waivers in accordance with Genius’s related party transaction policy;

•	Overseeing the Companies’ risks including significant conflicts of interest and risk mitigation strategies.
Nominating and Corporate Governance Committee
Genius has established a nominating and corporate governance committee of the board of directors, comprised of Gabriele Cipparrone, Daniel Burns and Harry L. You. Gabriele Cipparrone is the chair of the committee. The Genius Board has adopted, effective upon completion of the Business Combination, a nominating and corporate governance charter, which details the principal functions of the nominating and corporate governance committee. The nominating and corporate governance committee is be responsible for overseeing the selection of persons to be nominated to serve on the Genius Board and appointments of officers and executive officers. Mr. Cipparrone and Mr. You are independent under the applicable rules of the SEC and the NYSE.
The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Genius Board regarding, nominees for election to the board of directors and its committees;

•	evaluating the performance of the Genius Board and of individual directors;

•	ensuring appropriate succession plans are in place for key executive officers and the board and its committees;

•	considering, and making recommendations to the Genius Board regarding the composition of the board and its committees;

•	reviewing developments in corporate governance and ESG practices;

•	Setting the board of directors’ annual governance strategy;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the Genius Board regarding, corporate governance guidelines and matters.
Guidelines for Selecting Director Nominees
The nominating and corporate governance committee consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated should, at a minimum:

•	have demonstrated notable or significant achievements in business, education or public service;

•
possess the requisite intelligence, education and experience to make a significant contribution to the board of directors of Genius and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and characteristics, in consideration of the composition of the board to ensure its members to consist of a broad and diverse mix membership. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
Genius has established a compensation committee comprised of Kimberly Bradley, Niccolo de Masi, David Levy and Daniel Burns. Kimberly Bradley, David Levy and Niccolo de Masi are independent under the applicable rules of the SEC and the NYSE. Kimberly Bradley is the chair of the compensation committee.
The Genius Board has adopted, effective upon completion of the Business Combination, a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to Genius’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of its other officers and Executive Officers;

•	reviewing its executive compensation policies and plans;

•	implementing and administering its incentive compensation equity-based remuneration plans;

•	assisting management in complying with its annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its executive officers and employees; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of Genius’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Genius’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Genius Board.
Code of Business Conduct and Ethics
Genius has posted its Code of Conduct and Ethics and intends to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner consistent with the applicable rules or regulations of the SEC and the NYSE.
Shareholder Communication with the Board of Directors
Shareholders and interested parties may communicate with the Genius Board, any committee chairperson or the independent directors as a group by writing to the Genius Board or committee chairperson in care of Genius Sports Limited, 10 Bloomsbury Way, London, WC1A 2SL, England.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Genius Sports Limited as of April 18, 2022 by:

•	each beneficial owner of more than 5% of the outstanding Genius ordinary shares;

•	each executive officer or a director of Genius; and

•	all of Genius’ executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Each Genius ordinary share will entitle the holder to one vote.
The beneficial ownership of Genius is based on 205,628,066 Genius ordinary shares issued and outstanding as of April 18, 2022, including 7,632,583 unvested Restricted Shares issued pursuant to the terms and conditions of the Reorganization as set forth in the Business Combination Agreement. The expected beneficial ownership percentages set forth below do not take into account public warrants that are outstanding and may be exercisable.

Beneficial Owner	Number of Genius Shares	Approximate Percentage of Outstanding Shares
Directors and executive officers
Mark Locke (1)	21,560,474	10.5%
David Levy (1)	61,495	*
Albert Costa Centena (1)	—	—
Gabriele Cipparrone (1)	—	—
Roxana Mirica (1)	—	—
Niccolo de Masi (2) (3)	2,400,000	1.2%
Harry L. You (2) (4)	2,400,000	1.2%
Daniel Burns (1) (5)	88,844	*
Kimberly Bradley (1)	5,747	*
Nicholas Taylor (1)	1,601,041	*
Steven Burton (1)	1,425,184	*
Jack Davison (1)	1,533,978	*
Campbell Stephenson (1)	1,915,157	*
Tom Russell (1)	791,543	*
All directors and executive officers as a group (14 persons)	33,783,463	16.4%
Other 5% shareholders
Maven TopHoldings SARL (6)	60,212,336	29.3%
Funds and Accounts Managed by Caledonia (7)	18,444,075	9.0%
Alger Associates Inc. (8)	12,756,592	6.2%
NFL Enterprises, LLC (9)	15,500,000	7.5%

*	Less than 1%.

(1)	The business address of this shareholder is 9th Floor, 10 Bloomsbury Way, London, WC1A 2SL, United Kingdom.
(2)	The business address of this shareholder is 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144.
(3)
Isalea Investments LP is the record holder of the shares reported herein. Niccolo de Masi has the ultimate voting and dispositive power with respect to the shares, and accordingly, may be deemed the beneficial owner of such securities.

(4)
Includes 2,300,000 Genius ordinary shares directly held by RHY 2021 Irrevocable Trust. Harry L. You has the ultimate voting and dispositive power with respect to the shares, and accordingly, may be deemed the beneficial owner of such securities.

(5)
Includes 7,480 Genius ordinary shares directly held by Carbon Group Ltd. Daniel Burns has the ultimate voting and dispositive power with respect to the shares, and accordingly, may be deemed the beneficial owner of such securities.

(6)
Based solely on the Schedule 13G filed by Apax IX GP Co. Limited on February 14, 2022, (a) each of Maven TopHoldings SARL and Apax IX GP Co. Limited has the sole voting power and sole dispositive power with respect to 60,212,336 Genius ordinary shares, (b) Maven TopHoldings SARL is the record holder of the reported Genius ordinary shares, (c) Apax IX GP Co. Limited, through majority vote of its board, shares voting and dispositive power over the reported Genius ordinary shares held directly by Maven TopHoldings SARL and, accordingly, may be deemed the beneficial owner of such securities, (d) the foregoing statements shall not be construed as an admission that Apax IX GP Co. Limited or any individual member of the board of directors of Apax IX GP Co. Limited is the beneficial owner of any securities covered by such statements and (e) the address of the principal business office of the foregoing persons is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey, GY5 7FS.

(7)
Based solely on the Schedule 13G filed by Caledonia (Private) Investments Pty Limited on February 15, 2022, (a) Caledonia (Private) Investments Pty Limited has the sole voting power and sole dispositive power with respect to 18,477,075 Genius ordinary shares and (b) the address of the principal business office of Caledonia (Private) Investments Pty Limited is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(8)
Based solely on the Schedule 13G filed by Alger Associates, Inc., on February 14, 2022, (a) Alger Associates, Inc. has sole voting power and sole dispositive power with respect to 12,756,592 Genius ordinary shares, which are beneficially owned by one or more open-end
investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC, a registered investment adviser, which is a 100% owned subsidiary of Alger Group Holdings, LLC, a holding company, which is a 100% owned subsidiary of Alger Associates, Inc., a holding company and (b) the principal business office of Alger Associates, Inc. is 100 Pearl Street, 27th Floor, New York, NY 10004.

(9)
NFL Enterprises, LLC (“NFL Enterprises”) holds 15,500,000 vested NFL Warrants of the Company that are exercisable within sixty (60) days of April 18, 2022. Each NFL Warrant entitles NFL Enterprises to purchase from the Company one ordinary share of the Company. Until such time as such NFL Warrants are exercised, NFL Enterprises has no economic equity interests in the Company. NFL Enterprises, an entity affiliated with the National Football League, is a subsidiary of NFL Ventures, L.P., the partners of whom are the 32 professional football member clubs of the National Football League. The business address of NFL Enterprises and NFL Ventures, L.P. is 345 Park Avenue, New York, NY 10154.

Holders
As of April 18, 2022, we had approximately 204 shareholders of record of our ordinary shares and 1 shareholder of record of our B Shares. We estimate that as of April 18, 2022, approximately 61.4% of our outstanding ordinary shares are held by approximately 73 U.S. record holders and 100% of our B Shares are held by 1 U.S. record holder. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust or by other entities.

Significant Changes in Ownership by Major Shareholders
We have experienced significant changes in the percentage ownership held by major shareholders as a result of the Business Combination. Prior to the Business Combination, our principal shareholder was Maven TopHoldings SARL, which held ordinary shares representing 100% of our outstanding ordinary shares prior to the Business Combination. Also, on April 26, 2021, pursuant to the License Agreement, NFL Enterprises was issued 18,500,000 NFL Warrants, of which 11,250,000 were vested immediately upon issuance and 4,250,000 were vested on April 1, 2022 and the balance will vest over the License Agreement’s remaining term or upon certain limited specified events and on customary terms. Each NFL Warrant entitles NFL Enterprises to purchase one Genius ordinary share (each, a “NFL Warrant Share”) for an exercise price of $0.01 per share. Each NFL Warrant was issued along with, and was stapled to, one B Share representing an economic value equal to the $0.0001 par value per share, and entitling the holder thereof to vote with the holders of the ordinary shares of Genius on the basis of 1/10 of a vote per B share. Upon each purchase of a NFL Warrant Share pursuant to the exercise of a NFL Warrant, each B share attached to such NFL Warrant shall automatically be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Genius governing documents.

SELLING SECURITYHOLDERS
The selling securityholders may from time to time offer and sell any or all of the ordinary shares as identified below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and their permitted transferees , lenders and others who later come to hold any of the selling securityholders’ interest in the securities other than through a public sale.
Except as set forth in the footnotes below, the table below has been prepared based on information provided to us by the selling securityholders on or prior to September 22, 2021, may not reflect subsequent acquisitions, sales and/or other transfers of ordinary shares by the selling securityholders, and unless otherwise noted, sets forth certain information immediately prior to this offering, regarding the beneficial ownership of our ordinary shares by the selling securityholders for which we are registering ordinary shares and warrants for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The percentage ownership is based on 199,112,140 Genius ordinary shares issued and outstanding as of September 10, 2021, including 10,732,306 unvested Restricted Shares.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The ordinary shares held by certain of the selling securityholders are subject to certain transfer restrictions pursuant to the respective agreements to the FanHub Acquisition, the Second Spectrum Acquisition and the Spirable Acquisition.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Prior to the offering				Following the offering
Name of Selling Securityholder	Ordinary Shares Owned Before the Offering	Approximate Percentage of Outstanding Shares		Ordinary Shares Being Offered	Ordinary Shares Owned After the Offering	Approximate Percentage of Outstanding Shares
Byrneside Davies Holdings Pty Ltd as trustee for the Byrneside Davies Discretionary Trust(1)	689,272		*	689,272	—	—
August Capital, VI, L.P.(2)	1,169,321		*	1,169,321	—	—
Steven A. Ballmer(3)	991,205		*	991,205	—	—
Rajiv Maheswaran(4)	389,029		*	389,029	—	—
Yu-Han Chang(5)	389,029		*	389,029	—	—
ToT 2S Industries, LLC(6)	291,957		*	291,957	—	—
Jeffrey Su(7)	259,353		*	259,353	—	—
MCP SPV III, a series of Medici Capital Partners LLC(8)	228,085		*	228,085	—	—

	Prior to the offering				Following the offering
Name of Selling Securityholder	Ordinary Shares Owned Before the Offering	Approximate Percentage of Outstanding Shares		Ordinary Shares Being Offered	Ordinary Shares Owned After the Offering	Approximate Percentage of Outstanding Shares
S-Cubed Capital(9)	378,418		*	378,418	—	—
J Tsai Sports Enterprises LTD.(10)	295,902		*	295,902	—	—
All other Selling Securityholders(11)	1,543,368		*	1,543,368	—	—

*	Less than 1%.
(1)	The business address of this shareholder is c/o James Allen, MinterEllison, Waterfront Place 1 Eagle Street, Brisbane QLD 4000, Australia.
(2)	The business address of this shareholder is PMB #456, 660 Fourth St, San Francisco, California, 94107-1122.
(3)	The business address of this shareholder is 10400 NE 4th Street Suite 3000, Bellevue, Washington, 98004.
(4)	The business address of this shareholder is 504-A Garfield Avenue, South Pasadena, California, 91030.
(5)	The business address of this shareholder is 819 Montrose Ave, South Pasadena, California, 91030-2816.
(6)	The business address of this shareholder is 137 N Larchmont 494, Los Angeles, California, 90004.
(7)	The business address of this shareholder is 820 Mission St #309, South Pasadena, California, 91030.
(8)	The business address of this shareholder is 6510 Millrock Drive, Suite 400, Salt Lake City, Utah, 84121.
(9)	The business address of this shareholder is 43 Wicklow Drive, Hilton Head Island, South Carolina, 29928.
(10)	The business address of this shareholder is c/o Blue Pool Capital Limited, 25/F Hysan Place, 500 Hennessy Road, Hong Kong.
(11)
The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the total voting power prior to this offering.

.

RELATED PARTY TRANSACTIONS
The following is a summary of related-party transactions we have entered into with any of the members of the Genius Board, our Senior Management and the holders of more than 5% of our ordinary shares.
Commitment Letter
Certain Apax Funds have provided Maven Debtco Limited, a Genius Sports Group company and indirect subsidiary of Genius following the Business Combination, with a commitment letter in support of a guarantee issued by Maven Debtco Limited to Barclays plc (“Barclays”) in connection with a letter of credit that Barclays provided to Football Dataco Limited for and on behalf of Genius Sports Group for an aggregate amount of up to £30,000,000 (the “Commitment Letter”), upon the occurrence of certain events. The Company and Apax Funds intend to refinance the Commitment Letter.
Locke Loan Agreement
On September 7, 2018, Mark Locke, the Chief Executive Officer of Genius Sports Group, entered into a Loan Agreement (the “Locke Loan”) with Maven Bidco Limited, a Genius Sports Group company and indirect subsidiary of Genius following the Business Combination, pursuant to which Mr. Locke borrowed an aggregate principal amount of £3,211,470 (approximately $4.1 million) from Maven Bidco Limited with interest at 2.5% per annum. All outstanding amounts under such loan agreement were repaid or otherwise discharged prior to or upon consummation of the Business Combination.
Loan Notes
On September 7, 2018, MidCo issued £43,549,144 (approximately $56.2 million) aggregate principal amount of unsecured investor loan notes with interest at 10% per annum (the “Investor Loan Notes”) pursuant to a loan note instrument dated the same (the “Investor Loan Note Instrument”). On the same date, Midco issued £4,010,334 (approximately $5.2 million) aggregate principal amount of unsecured manager loan notes with interest at 10% per annum (the “Manager Loan Notes” and together with the Investor Loan Notes, the “Loan Notes”) pursuant to a loan note instrument dated the same (the “Manager Loan Note Instrument”). During September 2019 and November 2019, supplemental deeds to the Investor Loan Note Instrument and the Manager Loan Note Instrument were entered into by MidCo, providing for the issuance of additional Investor Loan Notes with an aggregate principle amount of £985,044 and additional Manager Loan Notes with an aggregate principal amount of £106,590. The Investor Loan Notes and Manager Loan Notes were issued to certain indirect shareholders of MidCo, including certain investment funds affiliated with Apax Funds and certain directors and officers of TopCo, or such shareholders’ affiliates. As of March 31, 2021, there was $85 million outstanding under the Investor Loan Notes. All outstanding amounts under the Loan Notes were repaid or otherwise discharged prior to or upon the Closing.
Related Party Loan
On December 8, 2020, certain investment funds affiliated with Apax Funds entered into a loan agreement with a subsidiary of Genius (the “Related Party Loan”) for an aggregate amount of $10.0 million in order to fund cash consideration payable with respect to acquisition of business, properties or assets, as well as to fund general corporate expenses, including working capital. The Related Party Loan carries an interest rate of 4.00% per annum, with principal and interest payable in full on maturity. The Related Party Loan matures the earlier of (i) May 30, 2021 or (ii) upon successful consummation of the dMY Technology Group, Inc. II merger. The entire loan balance is included in current debt in the consolidated balance sheets. As of March 31, 2021, there was $10.4 million outstanding under the Related Party loan. All outstanding amounts under the Related Party Loan were repaid or otherwise discharged prior to or upon the Closing.

Oakvale Engagement Letter
Topco, a Genius Sports Group company and subsidiary of Genius, has entered into an engagement letter with Oakvale, of which Daniel Burns is the founder and managing partner, in connection with Oakvale’s services relating to the Business Combination. Upon completion of the Business Combination, Oakvale received a success fee calculated based on the enterprise value of the Genius Sports group and the total amount of cash proceeds received in connection with the Business Combination (whether through the PIPE Investment or the cash in the trust account at closing of the Business Combination). The success fee payable to Oakvale was subject to a minimum payment of$7,000,000 and a maximum payment of $10,000,000. Topco has the option to pay up to 30% of the success fee through shares in Genius. In addition to the success fee, Oakvale was entitled to receive reimbursement of out of pocket expenses subject to a cap of £10,000.
Post-Business Combination Arrangements
In connection with the Business Combination, certain affiliate agreements were entered into pursuant to the Business Combination Agreement. These agreements include:
Founder Holders Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, the Founders, Genius and dMY entered into the Founder Holders Forfeiture Agreement, pursuant to which, among other things, the Founders have agreed to forfeit for no consideration up to 1,035,000 Class A Shares (which Class A Shares are issued immediately prior to the Closing upon the automatic conversion of the Class B Shares held by the Founders), in the aggregate, to the extent that the Minimum Cash (as defined in the Business Combination Agreement) is less than $415,000,000, as more fully described in the Founder Holders Forfeiture Agreement.
Founder Holders Consent Letter
Concurrently with the execution of the Business Combination Agreement, the Founders, Genius and dMY entered into the Founder Holders Consent Letter, pursuant to which, among other things, the Founders have agreed to waive any and all anti-dilution rights described in the Current Charter with respect to Class A Shares held by the Founders (which Class A Shares are issued immediately prior to the Closing upon the automatic conversion of the Class B Shares held by the Founders), as more fully described in the Founder Holders Consent Letter.
Investor Rights Agreement
At the Closing, dMY, the Founders, Maven TopHoldings SARL (“Maven”), certain shareholders who are officers and employees of the Target Companies (“Management”), certain other existing shareholders of TopCo (the
“Co-Investors”
and, together with Maven and Management, the “Sellers”) and Genius entered into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) dMY and the Founders agreed to terminate the Registration Rights Agreement, dated as of August 13, 2020, entered into in connection with the DMY IPO; (ii) Genius provided certain registration rights for the Genius ordinary shares and warrants held by the parties to the Investor Rights Agreement; (iii) the Sponsor is entitled to designate two directors of Genius, the Sellers are entitled to designate six directors of Genius, and the Chief Executive Officer of Genius is appointed as a director of Genius; and (iv) Management, the Founders, Maven and the
Co-Investors
agreed not to transfer, sell, assign or otherwise dispose of the Genius ordinary shares held by such person as of the Closing Date for 12 months following the Closing (with respect to Management and the Founders) and 6 months following the Closing (with respect to Maven and the
Co-Investors),
in each case, subject to certain exceptions and as more fully described in the Investor Rights Agreement. On April 26, 2021, the Investor Rights Agreement was amended and restated by the Amended and Restated Investor Rights Agreement, pursuant to which, in addition to the above and among other things, (i) Genius will file a shelf registration statement for registration of the resale of the NFL Warrant Shares, (ii) Genius will provide NFL

Enterprises customary piggyback registration rights with respect to the NFL Warrant Shares and (iii) NFL Enterprises will be subject to a customary lock-up
period and certain transfer restrictions. In contemplation of the Additional Public Offering, the Company waived the applicable lock-up
restrictions under the Amended and Restated Investor Rights Agreement for those selling shareholders in the Additional Public Offering who are party thereto, solely with respect to the portion of their ordinary shares offered for sale in the Additional Public Offering to the extent required to permit them to sell in the Additional Public Offering. Further, we have filed the Resale
F-1
to satisfy our obligations to register the offer and sale of ordinary shares by certain of our shareholders pursuant to the Investor Rights Agreement and Subscription Agreements. The Resale
F-1
was declared effective on June 1, 2021, upon which their ordinary shares have become freely tradable, subject to any applicable lock-up
provisions in the Amended and Restated Investor Rights Agreement.
Transaction Support Agreements
Concurrently with the execution of the Business Combination Agreement, Genius, TopCo, dMY and the TopCo shareholders party thereto (the “TSA Shareholders”) entered into Transaction Support Agreements (the “TSAs”), pursuant to which, among other things, the TSA Shareholders agreed to vote their outstanding shares of TopCo at any meeting of TopCo’s shareholders in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to Maven to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders. The TSAs also set out a summary of the terms on which the holders of Restricted Shares will hold such Restricted Shares, which are set out more fully in the Genius Sports Limited 2021 Restricted Share Plan and the Form of Restricted Share Agreement under the Genius Sports Limited 2021 Restricted Share Plan.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, Genius and dMY entered into certain subscription agreements, each dated October 27, 2020 (the “Subscription Agreements”), with a number of accredited and institutional investors (the “PIPE Investors”), including the Caledonia US Funds, pursuant to which such PIPE Investors have subscribed to purchase an aggregate of 33,000,000 Genius ordinary shares (together, the “Subscriptions”), for a purchase price of $10.00 per share, for an aggregate purchase price of $330,000,000, to be issued immediately prior to or substantially concurrently with the Closing (the “PIPE Investment”). The PIPE Investment was consummated on April 20, 2021. The Genius ordinary shares issued in connection with the Subscription Agreements and the transactions contemplated thereby are not registered under the Securities Act and were issued in reliance upon the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.
Indemnification Under Articles of Incorporation; Indemnification Agreements
Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.
We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

DESCRIPTION OF SECURITIES
The following description of the material terms of securities of Genius includes a summary of specified provisions of the Genius Governing Documents. This description is qualified by reference to the Genius Governing Documents currently in effect, copies of which of are filed as Exhibit 3.1 and 3.2 to the registration statement of which this prospectus forms a part.
Overview
We are a
non-cellular
company with limited liability incorporated under the laws of the Island of Guernsey. Our affairs are governed by the Genius Governing Documents and the Guernsey Companies Law. Our register of shareholders is kept at our registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP. The Genius Board is authorized to issue an unlimited number of shares of any class, with or without a par value. Our ordinary shares have a par value of $0.01 each and our preferred shares have no par value.
As of April 18, 2022, there were 205,628,066 ordinary shares issued and outstanding and 18,500,000 B Shares issued and outstanding. No preferred shares have been issued.
Shares
General
We are generally not required to issue certificates representing the issued Genius ordinary shares which are listed on the NYSE (unless required to be issued pursuant to the Genius Governing Documents or the rules and regulations of the NYSE). Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class in the capital of Genius held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of shareholders of Genius. Subject to certain exceptions described elsewhere in this prospectus, holders of our ordinary shares have no pre-emptive,
subscription, redemption or conversion rights. The Genius Board may create and issue additional classes of shares, including series of preferred shares, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the Genius Board. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.
Dividends
The holders of ordinary shares are entitled to such dividends as may be declared by the Genius Board, subject to the Guernsey Companies Law and the Genius Governing Documents. Dividends and other distributions authorised by the Genius Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with the Genius Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis. The rights of holders of ordinary shares to participate in dividends and distributions may be subject to any preference attaching to any outstanding preferred shares from time to time. The B shares in the capital of Genius Sports Limited do not entitle holders to dividends or distributions.
Voting rights
Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by the Genius Board or the shareholders of Genius in accordance with the Guernsey Companies Law.

The B shares entitle the holder (i) on a show of hands, to one tenth of a vote and (ii) on a poll, to one tenth of a vote for B share registered in the name of the holder on all matters upon which the B shares are entitled to vote (whether in person or by proxy).
In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.
An Ordinary Resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a Special Resolution requires the affirmative vote of a majority of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A Special Resolution is required for important matters such as (without limitation) the removal of a director for cause, merger or consolidation of Genius, change of name or making changes to the Genius Governing Documents or the voluntary winding up of Genius.
Variation of rights
The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.
The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Genius not to have a material adverse effect upon such rights.
Transfer of ordinary shares
Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which our shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required. Where any ordinary shares or B shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by the Board.
In addition, the Genius Governing Documents provide (without limitation) that the Genius Board may, subject to the Rules, decline to recognize any transfer of Genius ordinary shares which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of Genius ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by us of ordinary shares and subject to any agreement between the relevant shareholders and us in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares of Genius shall be distributed among the holders of the ordinary shares of Genius on a pro rata basis.
Share repurchases and redemptions
We may purchase our own ordinary shares on a stock exchange if the acquisition is approved in advance by an ordinary resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). We may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an ordinary resolution (again, which complies with the requirements of the Guernsey Companies Law).
The Genius Governing Documents provide that Genius ordinary shares are redeemable by agreement between Genius and the relevant shareholder. However, any such redemption would need to be effected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights. The B shares are redeemable or subject to compulsory repurchase by the Company on the exercise of any warrant to which they are stapled.
We may not buy back or redeem any ordinary share unless the Genius Board has made a statutory solvency determination that it is satisfied on reasonable grounds that Genius will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that we are able to pay our debts as they become due and that the value of our assets is greater than the value of its liabilities).
Conversion
There are no automatic conversion rights which attach to our ordinary shares. The Genius Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated
as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by Ordinary Resolution.
Lien, forfeiture and surrender
Genius shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of Genius’ lien and charge (if any) on such shares.
The directors of Genius may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to Genius at the time and place appointed the amount called.
If a shareholder fails to pay any call or instalment on the day appointed, the directors of Genius may serve notice requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by Genius by reason of non-payment.
If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of the directors of Genius to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of Genius and, subject to the provisions of the Guernsey Companies Law and the Articles, may be sold, re-allotted
or otherwise disposed of on such terms as the directors of Genius shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to Genius all moneys which, at the date of forfeiture, were payable by him to Genius in respect of the shares together with interest from the date of forfeiture until payment at such rate as the directors of Genius may determine. The directors of Genius may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.
Exchange Controls
There is no exchange control legislation or regulation in Guernsey except by way of such as freezing of funds of, and/or prohibition of new investments in, certain jurisdictions subject to international sanction.
Directors
Appointment and removal
The management of Genius is vested in its board of directors. The Genius Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. The Genius Board is comprised of nine directors. The Sponsor is entitled to designate two directors of Genius, the Sellers are entitled to designate six directors of Genius, and the Chief Executive Officer of Genius is appointed as a director of Genius. So long as shares of Genius are listed on the NYSE, the Genius Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.
The directors are divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with the Amended and Restated Investor Rights Agreement. At the first annual general meeting of shareholders of Genius (expected in 2022), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years, ending at our 2025 annual general meeting. At the second annual general meeting (expected in 2023), the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual general meeting (expected in 2024), the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual general meeting, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting the directors shall shorten the term of any incumbent director.
The Genius Board shall, subject to the terms of the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed) ensure that any individual nominated pursuant to Amended and Restated Investor Rights Agreement shall be nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. In respect of any position on the Genius Board that is not entitled to be filled by a nomination pursuant to the Amended and Restated Investor Rights Agreement, if any, the directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by Ordinary Resolution at such general meeting. If a vacancy arises on the Genius Board, the directors may fill such vacancy in accordance with the terms of the Genius Governing Documents, the Amended and Restated Investor Rights Agreement, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed).
A director may be removed from office by the holders of ordinary shares by Special Resolution only for “cause” (as defined in the Genius Governing Documents), subject to certain exceptions and as more fully described in the Amended and Restated Investor Rights Agreement. In addition, a director may be removed from office by the Genius Board by resolution made by the directors for “cause” or if a director becomes disqualified (as described in the Genius Governing Documents and the Guernsey Companies Law). The appointment and removal of directors is subject to the Guernsey Companies Law, the Genius Governing Documents, applicable rules of the NYSE (or any other stock exchange on which our shares are listed) and to the provisions of the Amended and Restated Investor Rights Agreement. The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Genius are set out in the Genius Governing Documents.
Indemnification of directors and officers
To the fullest extent permitted by law, the Genius Governing Documents provide that the directors and officers of Genius shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty or breach of trust.
Alternate directors
Any director (other than an alternate director) may appoint any other person (whether a shareholder of Genius or otherwise and including another director of Genius) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at the registered office of Genius. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at the registered office of Genius.
An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from Genius for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.
A director who is also an alternate director shall be entitled to vote for such other director as well as on his own account but no director shall at any meeting be entitled to act as alternate director for more than one other director.
Shareholder power to requisition general meetings
The directors of Genius are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of the capital of Genius as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at the registered office of Genius.
Should the directors of Genius fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the directors of Genius became subject to the requirement to call a meeting.
Shareholder Proposals
In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any shareholder of Genius who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the Genius Governing Documents, which are summarized below. Please see the Genius Governing Documents for the full procedures.
Shareholder proposals other than director nominations
The Genius Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.
In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of Genius.
For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to Genius at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year
anniversary of the preceding year’s annual general meeting. However, if our annual general meeting occurs on a date more than thirty (30) days earlier or later than our prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to our annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.
To be in proper written form, a shareholder’s notice to Genius must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•
a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•	the name and address, as they appear on our register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);

•
the class or series and number of Genius ordinary shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person;

•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any Genius Securities (as defined below), and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any Genius Securities;

•
any material interest of the shareholder or an Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•
a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

•	any affiliate (as defined in the Genius Governing Documents) of, or person acting in concert with, such shareholder;

•	any beneficial owner of Genius ordinary shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and

•	any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.
Shareholder’s nomination of a director
The Genius Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in our proxy statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.
Subject to the Amended and Restated Investor Rights Agreement, for a nomination for election of a director to be made by a Genius shareholder (other than directors to be nominated by any series of preferred shares), such shareholder must:

•
be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Genius Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;

•	on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and

•	have given timely notice thereof in proper written form to the Secretary of Genius.
If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.
To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Genius not less than 90 nor more than 120 days prior to the meeting; provided, that if less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
To be in proper written form, a shareholder’s notice to the Secretary must set forth:

•	as to each nominating shareholder:

•	the information about the shareholder and its Shareholder Associated Persons specified above under “—Shareholder proposals other than director nominations”; and

•	any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•
all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address and residence address of the person;

•	the principal occupation or employment of the person;

•
all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•
a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates and associates, on the one hand, and each proposed nominee, his respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation
S-K
of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Genius may require any proposed nominee to furnish such other information as may be reasonably required by Genius to determine the eligibility of such proposed nominee to serve as an independent director of Genius in accordance with the rules of the NYSE.
Warrants
Public Shareholders’ Warrants
Each whole Genius warrant entitles the registered holder to purchase one Genius ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing upon 12 months from the closing of the IPO (i.e., August 18, 2021), provided that Genius has an effective registration statement under the Securities Act covering the Genius ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or Genius permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Genius ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.
Genius will not be obligated to deliver any Genius ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and Genius will not be obligated to issue a Genius ordinary share upon exercise of a warrant unless the Genius ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Genius be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a dMY unit containing such warrant will have paid the full purchase price for the unit solely for the Genius ordinary share underlying such unit.
Redemption of warrants when the price per Genius ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, Genius may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Genius ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading
“—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”
) for any 20 trading days within a
30-trading
day period ending three trading days before we send the notice of redemption to the warrant holders.

Genius will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Genius ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Genius ordinary shares is available throughout the
30-day
redemption period. If and when the warrants become redeemable by Genius, Genius may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Genius has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Genius ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading
“—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”
) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Genius ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, Genius may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the Genius ordinary shares except as otherwise described below; and

•
if, and only if, the closing price of the Genius ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading
“—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”
) for any 20 trading days within the
30-trading
day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Genius ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Genius ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Genius ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading
“—Anti-Dilution Adjustments”
below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading
“—Anti-Dilution Adjustments”
below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading
“—Anti-Dilution Adjustments”
and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading
“—Anti-Dilution Adjustments”
below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Genius ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of the Genius ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Genius ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Genius ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Genius ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Genius ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Genius ordinary shares.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Genius ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Genius ordinary shares is below the exercise price of the warrants. Genius has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under
“—Redemption of warrants when the price per Genius ordinary share equals or exceeds $18.00.”
Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date that dMY filed its final prospectus in connection with its initial public offering. This redemption right provides Genius with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and Genius will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Genius to quickly proceed with a redemption of the warrants if it determines it is in its best interest to do so. As such, Genius would redeem the warrants in this manner when it believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Genius can redeem the warrants when the Genius ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Genius chooses to redeem the warrants when the Genius ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Genius ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Genius ordinary shares if and when such Genius ordinary shares were trading at a price higher than the exercise price of $11.50.
No fractional Genius ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Genius will round down to the nearest whole number of the number of Genius ordinary shares to be issued to the holder.
Redemption procedures
A holder of a warrant may notify Genius in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Genius ordinary shares outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding Genius ordinary shares is increased by a capitalization or share dividend payable in Genius ordinary shares, or by a split-up
of Genius ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up
or similar event, the number of Genius ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Genius ordinary shares. A rights offering made to all or substantially all holders of Genius ordinary shares entitling holders to purchase Genius ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Genius ordinary shares equal to the product of (i) the number of Genius ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Genius ordinary shares) and (ii) one minus the quotient of (x) the price per Genius ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Genius ordinary shares, in determining the price payable for Genius ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Genius ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Genius ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Genius, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all of the holders of the Genius ordinary shares on account of such Genius ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Genius ordinary shares during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Genius ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Genius ordinary share in respect of such event.
If the number of outstanding Genius ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Genius ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Genius ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Genius ordinary shares.
Whenever the number of Genius ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Genius ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Genius ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Genius ordinary shares (other than those described above or that solely affects the par value of such Genius ordinary shares), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which Genius is the continuing entity and that does not result in any reclassification or reorganization of the outstanding Genius ordinary shares), or in the case of any sale or conveyance to another entity of the assets or other property of Genius as an entirety or substantially as an entirety in connection with which Genius is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Genius ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Genius ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Genius ordinary shares in such a transaction is payable in the form of Genius ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Genius ordinary shares and any voting rights until they exercise their warrants and receive Genius ordinary shares. After the issuance of Genius ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Genius will, upon exercise, round down to the nearest whole number the number of Genius ordinary shares to be issued to the warrant holder.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the Genius ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable until 30 days after the Closing (except pursuant to limited exceptions as described elsewhere in this prospectus with respect to dMY’s officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by Genius so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Genius in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Genius ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Genius ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Genius ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that dMY has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of dMY’s initial public offering whether they will be affiliated with Genius following the Business Combination. If they remain affiliated with Genius, their ability to sell Genius’s securities in the open market will be significantly limited. Genius expects to have policies in place that restrict insiders from selling Genius’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Genius’s securities, an insider cannot trade in Genius’s securities if he or she is in possession of material non-public
information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Genius ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Genius believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
dMY’s initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Genius ordinary shares issuable upon exercise of any of these warrants) until the date that is

30 days after the Closing, except that, among other limited exceptions as described elsewhere in this prospectus, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.
As of April 18, 2022, there were 7,668,381 Genius Warrants outstanding, all of which were public warrants.
NFL Warrants
Each whole NFL Warrant entitles the registered holder to purchase one Genius ordinary share at a price of $0.01 per Share (the “NFL Exercise Price”), subject to adjustment described below. Upon each purchase of a NFL Warrant Share pursuant to the exercise of a NFL Warrant, each B share attached to such NFL Warrant shall automatically be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Genius governing documents. Each NFL Warrant shall be exercisable at the option of the holder from the time such NFL Warrant has vested.
Methods of Exercise
Cash Exercise
The NFL Warrants may be exercised via cash exercise, by the payment to the Company, by certified, cashier’s or other check acceptable to the Company or by wire transfer to an account designated by the Company, of an amount equal to the aggregate NFL Exercise Price of the Genius ordinary shares being purchased.
Net Issue Exercise
In lieu of exercising the NFL Warrants, the holders may elect to receive ordinary shares equal to the value of the NFL Warrants that are vested and exercisable using the following formula with respect to Genius ordinary shares that are vested and exercisable:

x =	Y(A – B) A

Where: X = the number of the Genius ordinary share to be issued to the holder.
Y = the number of vested and exercisable NFL Warrants that are to be canceled.
A = the fair market value of one Genius ordinary share on the date of determination.
B = the per share NFL Exercise Price (as adjusted to the date of such calculation).
Anti-Dilution Adjustments
The number of and kind of securities purchasable upon exercise of any NFL Warrants and the NFL Exercise Price shall be subject to adjustment from time to time. Subject to the vesting of NFL Warrants upon a Change of Control (as defined in the Warrant Certificate) and subject to a holder’s rights pursuant to any other agreement between the holder and the Company, if at any time there shall be a merger or a consolidation of the Company with or into another entity, or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, then, as part of such merger, consolidation or sale of assets, the holder will be entitled to receive upon exercise of an NFL Warrant, during the period specified in the NFL Warrant and upon payment of the aggregate NFL Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor entity resulting from such merger, consolidation or sale, to which the holder as the holder of the Genius ordinary Shares deliverable upon exercise of a NFL Warrant would have been entitled in such merger, consolidation or sale if that NFL Warrant had been exercised immediately before such merger, consolidation or sale.

If the number of outstanding Genius ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Genius ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Genius ordinary shares issuable on exercise of each NFL Warrant will be decreased in proportion to such decrease in outstanding Genius ordinary shares.
If the Company at any time while any NFL Warrants remain outstanding and unexpired pays a dividend with respect to Genius ordinary shares payable in Genius ordinary shares, or make any other distribution with respect to Genius ordinary shares payable in Genius ordinary shares, then the number of Genius ordinary shares underlying each NFL Warrant shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to the number of Shares that the holder would have held after such dividend or distribution payable in Genius ordinary shares had such holder exercised that NFL Warrant immediately prior to the record date for the determination of shareholders entitled to receive such dividend or distribution, and the exercise price of each NFL Warrant shall be $0.01 per Genius ordinary share.
If the Company at any time pays a dividend or makes a distribution on the Genius ordinary shares (other than a dividend or distribution in Genius ordinary shares), the holder shall have the right thereafter to receive upon the exercise of any NFL Warrant, in addition to the Genius ordinary shares deliverable upon such exercise, the cash or kind and amount of other securities and property which the holder would have been entitled to receive if the holder had exercised that NFL Warrant immediately prior to the record date for the determination of shareholders entitled to receive such dividend or distribution. The amount of any such other securities and property which the holder shall thereafter be entitled to receive upon the exercise of an NFL Warrant shall be subject to adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to those with respect to the Genius ordinary shares.
No fractional shares will be issued upon exercise of the NFL Warrants. If, upon exercise of the NFL Warrants, a holder would be entitled to receive a fractional interest in a share, Genius will, upon exercise, round down to the nearest whole number the number of Genius ordinary shares to be issued to the warrant holder.
Transfers
The NFL Warrants are
non-transferable,
except to certain Permitted Transferees (as defined in the Warrant Certificate).
Genius and the NFL Enterprises have entered into the Amended and Restated Investor Rights Agreement, pursuant to which, among other things, (i) Genius will file a shelf registration statement for registration of the resale of the NFL Warrant Shares, (ii) Genius will provide NFL Enterprises customary piggyback registration rights with respect to the NFL Warrant Shares and (iii) NFL Enterprises will be subject to a customary lock-up
period and certain transfer restrictions.
Transfer Agent and Warrant Agent
The transfer agent for Genius ordinary shares and warrant agent for the Genius warrants is Continental Stock Transfer & Trust Company.
Notices
We will give notice of each general meeting by publication on our website and in any other manner that we may be required to follow in order to comply with the Genius Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from Genius by electronic means (including, for the avoidance of doubt, by means of a website)

in accordance with the Guernsey Companies Law unless the shareholder notifies Genius otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our register of shareholders.
Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to our shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, our directors, our auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.
Other Guernsey Law Considerations
Compromises and Arrangements
Where Genius and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Genius and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “
Court
”) may order a meeting of the creditors or class or creditors or of our shareholders or class of shareholders (as applicable) to be called in such manner as the Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Court, is binding on Genius and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any liquidator or administrator and contributories (where relevant) of Genius.
Certain Disclosure Obligations of Genius
We are subject to certain disclosure obligations under Guernsey and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.
Periodic Reporting under Guernsey Law
Under the Guernsey Companies Law, we are required to submit to the Guernsey Registry (i) between June 1, 2021 and July 31, 2021 an annual validation containing information current on May 31, 2021 and (ii) thereafter before the last day of February in each year an annual validation containing information current on December 31 of the previous year. we are also required to file with the Guernsey Registry details of any change of our directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.
Periodic Reporting under U.S. Securities Law
We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Genius intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.
Registration Rights
Certain holders of the Genius Securities, including the Founders, and NFL Enterprises are entitled to registration rights pursuant to the Amended and Restated Investor Rights Agreement. In addition, the PIPE Investors have certain registration rights under the Subscription Agreements. Further, certain holders who have been issued our ordinary shares in connection with the FanHub Acquisition and the Second Spectrum Acquisition have certain registration rights under the respective agreements to such transactions.
Listing of Genius Securities
Our ordinary shares and public warrants are currently listed on the NYSE under the symbol “GENI” and “GENI WS,” respectively.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations
The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are a holder of Genius ordinary shares or public warrants (other than the Sponsor or any of its affiliates), as a consequence of the ownership and disposition of Genius ordinary shares and public warrants. This discussion addresses only those holders that hold Genius ordinary shares and/or public warrants as a capital asset (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•	passive foreign investment companies;

•	controlled foreign corporations;

•	governments or agencies or instrumentalities thereof;

•
investors that hold Genius ordinary shares or public warrants or who will hold Genius ordinary shares or public warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”);

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the U.S. Tax Code;

•	U.S. expatriates;

•	investors subject to the U.S. “inversion” rules;

•	holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Genius ordinary shares; and

•
persons who received any Genius ordinary shares or warrants issued pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, fees or other consideration in connection with performance of services or similar arrangements.

This summary does not discuss any state, local, or
non-U.S.
tax considerations, any
non-income
tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Genius or TopCo prior to the Business Combination, including former holders of Class A Shares, or public warrants that also held, directly or indirectly, equity interests in Genius or TopCo prior to the Business Combination.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Genius ordinary shares or public warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Genius ordinary shares or public warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Genius ordinary shares and public warrants by the partnership.
This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF GENIUS ORDINARY SHARES AND PUBLIC WARRANTS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Genius ordinary shares or public warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of Genius as a
non-U.S.
Corporation for U.S. Federal Income Tax Purposes
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Genius, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Guernsey incorporated entity and tax resident of the U.K., would generally be classified as a
non-U.S.
corporation. Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a
non-U.S.
corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States (i.e., a
non-U.S.
corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the
non-U.S.
corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the
non-U.S.
corporation’s “expanded affiliated group” does not have substantial business activities in the
non-U.S.
corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the
non-U.S.
acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).
Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former dMY stockholders are expected to be treated as holding less than 80% (by both vote and value) of Genius by reason of their former ownership of dMY common stock, and therefore Genius is not expected to satisfy the Ownership Test. As a result, Genius believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, whether the Ownership Test has been satisfied is finally determined after the completion of the Business Combination, by which time there may have been adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the U.S. Tax Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Genius’s status as a
non-U.S.
entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.
If it were determined that Genius is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, Genius would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders and
Non-U.S.
Holders (as defined below) of Genius ordinary shares and public warrants would be treated as holders of stock and warrants of a U.S. corporation.
U.S. Federal Income Taxation of U.S. Holders
Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants
Dividends and Other Distributions on Genius Ordinary Shares
Subject to the PFIC rules discussed below under the heading
“—Passive Foreign Investment Company Rules,”
distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Genius ordinary shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Genius’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Genius’ current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Genius ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Genius ordinary shares and will be treated as described below under the heading “—
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares, and Public Warrants
.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that Genius pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate
U.S. Holders, under tax laws currently in effect and subject to certain exceptions

(including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Genius ordinary shares are readily tradable on an established securities market in the United States or Genius is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Genius is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Notwithstanding the foregoing, if (a) Genius is 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of Genius’s earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of Genius’ dividends would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of Genius’ earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of Genius’ earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public Warrants.
Subject to the PFIC rules discussed below under the heading “—
Passive Foreign Investment Company Rules
,” upon any sale, exchange or other taxable disposition of Genius ordinary shares or public warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Genius ordinary share or public warrant in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Genius ordinary share or public warrant exceeds one year. Long-term capital gain realized by a non-corporate
U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Any gain or loss recognized on the sale, exchange or other taxable disposition of Genius ordinary shares or public warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any
non-U.S.
tax imposed upon a disposition of Genius ordinary shares or public warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange or other taxable disposition of Genius ordinary shares or public warrants.
Exercise, Lapse or Redemption of Public Warrants
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a public warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a public warrant. The U.S. Holder’s tax basis in the Genius ordinary share received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the public warrant in respect of which the exercised public warrant was received and the exercise price of such public warrant. It is unclear whether the U.S. Holder’s holding period for the Genius ordinary shares received upon exercise of the public warrants will begin on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the public warrants. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the public warrant.
The tax consequences of a cashless exercise of a public warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free,
either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free
situation, a U.S. Holder’s basis in the Genius ordinary shares received generally should equal the U.S. Holder’s basis in the public warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Genius ordinary shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the public warrant; in either case, the holding period would not include the period during which the U.S. Holder held the public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Genius ordinary shares would include the holding period of the public warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered public warrants with an aggregate fair market value equal to the exercise price for the total number of public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the public warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such public warrants. In this case, a U.S. Holder’s tax basis in the Genius ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the public warrants exercised and the exercise price of such public warrants. It is unclear whether a U.S. Holder’s holding period for Genius ordinary shares would commence on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the public warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Genius ordinary shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem public warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “
Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Genius ordinary share equals or exceeds $18
.
00
” or the redemption provisions described in the section of this prospectus entitled “
Description of Securities—Warrants—Redemption of warrants when the price per Genius ordinary share equals or exceeds $10
.
00
” or if we purchase public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public
Warrants
.” The tax consequences of a cashless exercise of a public warrant occurring after our giving notice of an intention to redeem the public warrant for $0.01 as described in the section of this prospectus entitled “
Description of Securities—Warrants—Public
Shareholder’s Warrants—Redemption of warrants when the price per Genius ordinary share equals or exceeds $18
.
00
” or for $0.10 as described in the section of this prospectus entitled “
Description of Securities—Warrants—Public
Shareholder’s
Warrants—Redemption of warrants when the price per Genius ordinary share equals or exceeds $10
.
00
” are unclear under current law. Such cashless exercise may be treated either as if we redeemed such public warrant for Genius ordinary shares or as an exercise of the public warrant. If the cashless exercise of a public warrant for Genius ordinary shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred
recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in the Genius ordinary shares received should equal the U.S. Holder’s basis in the public warrant and the holding period of the Genius ordinary shares would include the holding period of the public warrant. If the cashless exercise of a public warrant is treated as such, the tax consequences generally should be as described under the heading “
—U.S. Federal Income Taxation of U.S. Holders—Exercise, Lapse or Redemption of a Public Warrant
.” Due to the lack of clarity under current law regarding the treatment of a cashless exercise of a public warrant after our giving notice of an intention to redeem the public warrantfor $0.01 or $0.10, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a public warrant occurring after our giving notice of an intention to redeem the public warrant as described above.
Possible Constructive Distributions
The terms of each public warrant provide for an adjustment to the number of Genius ordinary shares for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as discussed in the section of this prospectus entitled “
Description of Securities—Warrants—Public Shareholders’ Warrants — Anti-Dilution Adjustments
.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Genius ordinary shares received upon exercise of the public warrants or to the exercise price of the public warrants increases the proportionate interest of the U.S. Holder of public warrants in our assets or earnings and profits (e.g., through an increase in the number of Genius ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of a public warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Genius ordinary shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the public warrants received a cash distribution from us equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of Genius ordinary shares and public warrants could be materially different from that described above if Genius is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes
.
A foreign (i.e.,
non-U.S.)
corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
We do not believe Genius will be treated as a PFIC for its current taxable year and do not expect Genius to become one in the near future. Nevertheless, PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether Genius will be a PFIC for any taxable year, in particular because Genius’ PFIC status for any taxable year will generally be determined in part by reference to the value of Genius’ assets and Genius’ revenues.

Although Genius’s PFIC status is determined annually, an initial determination that Genius is a PFIC will generally apply for subsequent years to a U.S. Holder who held Genius ordinary shares or public warrants while Genius was a PFIC, whether or not Genius meets the test for PFIC status in those subsequent years.
If Genius is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Genius ordinary shares or public warrants and, in the case of Genius ordinary shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below under the heading “
—PFIC Elections
,” for the first taxable year of Genius in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such Genius ordinary shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Genius ordinary shares or public warrants (which may include gain realized by reason of transfers of Genius ordinary shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Genius ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Genius ordinary shares).
Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Genius ordinary shares or public warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Genius’s first taxable year in which Genius is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections.
In general, if Genius is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Genius ordinary shares (but not public warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of Genius’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which Genius’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its public warrants. As a result, if a U.S. Holder sells or otherwise disposes of such public warrants (other than upon exercise of such public warrants for cash) and Genius was a PFIC at any time during the U.S. Holder’s holding period of such public warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such public warrants properly makes and maintains a QEF election with respect to the newly acquired Genius ordinary shares (or has previously made a QEF election with respect to Genius ordinary shares), the QEF election will apply to the newly acquired Genius ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Genius ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the public warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Genius will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Genius’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, Genius must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Genius ordinary share acquired upon the exercise of the public warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder
basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Genius. If Genius determines that it is a PFIC for any taxable year, Genius intends to, upon written request from a U.S. Holder of Genius ordinary shares, provide the information necessary for such U.S. Holder to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that Genius will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.
If a U.S. Holder has made a QEF election with respect to its Genius ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Genius’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Genius ordinary shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Genius is a PFIC for any taxable year, a U.S. Holder of Genius ordinary shares that has made a QEF election will be currently taxed on its pro rata share of Genius’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Genius is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Genius ordinary shares for such a taxable year.
Alternatively, if Genius is a PFIC and Genius ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market
election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Genius ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Genius ordinary shares at the end of such year over its adjusted basis in its Genius ordinary shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Genius ordinary shares over the fair market value of its Genius ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market
election). The U.S. Holder’s basis in its Genius ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Genius ordinary shares will be treated as ordinary income. Currently, a mark-to-market
election may not be made with respect to public warrants.
The
mark-to-market
election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which Genius ordinary shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market
election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Genius ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market
election with respect to Genius ordinary shares under their particular circumstances.
Related PFIC Rules.
If Genius is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Genius receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. Upon written request, Genius will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that Genius will have timely knowledge of the status of any such lower-tier PFIC. In addition, Genius may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Genius will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market
election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market
election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF, purging, and
mark-to-market
elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Genius ordinary shares and public warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Genius Securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Genius. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual
Non-U.S.
Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Genius ordinary shares, subject to certain exceptions (including an exception for Genius ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Genius ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Genius ordinary shares.

U.S. Federal Income Taxation of
Non-U.S.
Holders
As used herein, a
“Non-U.S.
Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Genius ordinary shares or public warrants, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Genius ordinary shares and public warrants by a
Non-U.S.
Holder.
Tax Consequences to
Non-U.S.
Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants
Dividends and Other Distributions on Genius Ordinary Shares
.
Subject to the discussion below concerning backup withholding,
Non-U.S.
Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “
—U.S. Federal Income Taxation of U.S. Holders—Possible Constructive Distributions
”) received from Genius on Genius ordinary shares (or, with respect to constructive distributions, on public warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the
Non-U.S.
Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the
Non-U.S.
Holder in the United States), in which case, a
Non-U.S.
Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “
—U.S. Federal Income Taxation of U.S. Holders—Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants—Dividends and Other Distributions on Genius Ordinary Shares
,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate
Non-U.S.
Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Genius Ordinary Shares and Public Warrants
. Subject to the discussion below concerning backup withholding,
Non-U.S.
Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Genius ordinary shares or public warrants, unless either:

(i)
the gain is effectively connected with the conduct of a trade or business of the
Non-U.S.
Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the
Non-U.S.
Holder in the United States; or

(ii)
the
Non-U.S.
Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A
Non-U.S.
Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “
—U.S. Federal Income Taxation of U.S. Holders—Tax Consequences to U.S. Holders of Ownership and Disposition of Genius Ordinary Shares and Public Warrants—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Genius Ordinary Shares and Public Warrants
,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate
Non-U.S.
Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Exercise, Lapse or Redemption of Public Warrants
.
The U.S. federal income tax treatment of a
Non-U.S.
Holder’s exercise of a public warrant, or the lapse of a public warrant held by a
Non-U.S.
Holder, generally will

correspond to the U.S. federal income tax treatment of the exercise or lapse of a public warrant by a U.S. Holder, as described under “
— U.S. Federal Income Taxation of U.S. Holders—Exercise, Lapse or Redemption of Public Warrants,
” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “—
Gain or Loss on Sale, Exchange, or other Taxable Disposition of Genius Ordinary Shares and Public Warrants”
for a
Non-U.S.
Holder’s gain on the sale or other disposition of public warrants.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain
U.S.-related
financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A
Non-U.S.
Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form
W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF GENIUS ORDINARY SHARES AND PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.
United Kingdom Tax Considerations
The comments below provide a general summary of certain United Kingdom (“U.K.”) tax considerations relating to the holding of ordinary shares and warrants issued by Genius pursuant to the Business Combination (together, the “Genius Securities”). They do not address any other matter, such as the tax consequences of the Business Combination itself for Genius or for holders of Genius Securities. The comments below are of a general nature and are not intended to be an exhaustive summary of all U.K. tax considerations relating to an investment in the Genius Securities. The comments below are based on current U.K. tax law as applied in England and Wales and HM Revenue & Customs (“HMRC”) published practice (which may not be binding on HMRC) relating only to certain aspects of U.K. tax, both of which may be subject to change, possibly with retrospective effect. They do not necessarily apply where any income from the Genius Securities is deemed for tax purposes to be the income of any other person. The U.K. tax treatment of prospective holders of Genius Securities depends on their individual circumstances and may be subject to change in the future. The comments below relate only to the position of persons who are the absolute beneficial owners of Genius Securities (and any dividends payable on their Genius Securities), who hold Genius Securities as a capital investment and whose Genius warrants entitle them to acquire less than 10% of the ordinary share capital of Genius. Certain classes of persons (such as charities, trustees, brokers, dealers, market makers, depositaries, clearance services, certain professional investors, persons connected with Genius or persons who acquire (or are deemed to acquire) shares by reason of an office or employment) may be subject to special rules and the comments below do not apply to such holders. The comments below do not purport to constitute legal or tax advice. Any holder or prospective holder of Genius Securities who is in doubt as to their own tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their professional advisors.

Tax Residency of Genius
So far as practicable, Genius intends to conduct its affairs such that its central management and control is carried on in the U.K. and accordingly it intends to be treated as resident in the U.K. for U.K. tax purposes. The comments below assume that Genius will be resident solely in the U.K. for U.K. tax purposes.
U.K. Resident Holders of Genius Ordinary Shares
Taxation of Dividends—Withholding Tax
Payments of dividends on the Genius ordinary shares may be made by Genius without withholding or deduction for or on account of U.K. income tax.
Taxation of Dividends—Individual Shareholders
A U.K. resident individual shareholders should not be subject to U.K. income tax on dividends received by such individual shareholder from Genius if the total amount of dividend income received by the individual in the tax year (including dividends from Genius) does not exceed the applicable dividend allowance, which is currently £2,000 for the tax year 2021-2022.
In determining the income tax rate or rates applicable to such individual shareholder’s taxable income, dividend income is treated as the highest part of such individual shareholder’s income. Dividend income that falls within the applicable dividend allowance should count towards the basic, higher or additional rate limits (as applicable) which may affect the rate or rates of tax due on any dividend income in excess of the applicable dividend allowance.
To the extent that such individual shareholder’s dividend income for the tax year exceeds the applicable dividend allowance and, when treated as the highest part of such individual shareholder’s income, falls above such individual shareholder’s personal allowance but below the basic rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend basic rate, currently 7.5%. To the extent that such dividend income falls above the basic rate limit but below the higher rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend upper rate, currently 32.5%. To the extent that such dividend income falls above the higher rate limit, such an individual shareholder should be subject to tax on that dividend income at the dividend additional rate, currently 38.1%.
Taxation of Dividends—Corporate Shareholders
Shareholders who are within the charge to U.K. corporation tax (including shareholders who are
non-U.K.
resident companies whose Genius ordinary shares are used, held or acquired for the purposes of a trade carried on in the U.K. through a permanent establishment) should be subject to corporation tax on dividends paid by Genius, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by Genius would fall within an exempt class.
Taxation of Capital Gains
Shareholders who are resident in the U.K. or, in the case of individuals, who were resident and cease to be resident in the U.K. for a period of five years or less, may (depending on their circumstances and the availability of exemptions or reliefs) be liable to U.K. taxation on chargeable gains in respect of gains arising from a sale or other disposal of Genius ordinary shares.
In the case of individual shareholders, in calculating any gain or loss on disposal of Genius ordinary shares, sterling values are compared at acquisition and disposal. Accordingly, a chargeable gain can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid (or treated as paid) for the Genius ordinary shares.

Shareholders within the charge to U.K. corporation tax are generally required to compute chargeable gains by reference to acquisition cost and disposal proceeds in such shareholder’s functional currency, unless (in the case of certain companies) they have elected otherwise.
U.K. Resident Holders of Genius Warrants
Individual Shareholders
Disposals of warrants by warrantholders who are either individuals or trustees and are resident for tax purposes in the U.K. or, in the case of individuals, who were resident and cease to be resident in the U.K. for a period of five years or less, may give rise to chargeable gains or allowable losses for the purposes of taxation of chargeable gains. In calculating any gain or loss on disposal of warrants, sterling values are compared at acquisition and transfer. Accordingly, a chargeable gain can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid (or treated as paid) for the warrants. The expiry of a warrant which is listed on a recognised stock exchange without it being exercised should be treated as a disposal of the warrant to which the foregoing treatment applies.
An exercise of warrants should not of itself give rise to a charge to U.K. taxation. For the purposes of the taxation of chargeable gains, the acquisition cost of the Genius ordinary shares acquired pursuant to the exercise will be in principle equal to the acquisition cost of the warrant plus the applicable exercise price.
Corporate Shareholders
Warrantholders within the charge to U.K. corporation tax (including warrantholders who are
non-U.K.
resident companies whose Genius warrants are used, held or acquired for the purposes of a trade carried on in the U.K. through a permanent establishment) should generally be subject to tax as income on all profits and gains from the Genius warrants determined in accordance with their statutory accounting treatment. Such warrantholders will broadly be charged in each accounting period by reference to all amounts which, in accordance with generally accepted accounting practice, are recognised in determining the warrantholder’s profit or loss for that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the Genius warrants may be brought into account as income in accordance with the foregoing.
Non-U.K.
Holders of Genius Securities
A holder (whether an individual or body corporate) of Genius Securities which is resident or otherwise subject to tax outside the U.K. may be subject to foreign tax on income and/or capital gains under local law. Holders to whom this may apply should obtain their own tax advice concerning tax liabilities relating to the Genius Securities.
Taxation of Dividends
Dividends paid by Genius may be chargeable to U.K. tax by direct assessment (including self-assessment), irrespective of the residence of the holder of the Genius ordinary shares. However, dividends should not be chargeable to U.K. tax in the hands of shareholders (other than certain trustees) who are not resident for tax purposes in the U.K., except where the shareholder carries on a trade, profession or vocation in the U.K. through a branch or agency, or in the case of a corporate shareholder, carries on a trade through a permanent establishment in the U.K., in connection with which the dividend is received or to which the Genius ordinary shares are attributable.
Capital Gains
Capital gains on the disposal (or deemed disposal) of the Genius Securities should not be chargeable to U.K. tax in the hands of holders of Genius Securities (other than certain trustees) who are not resident for tax purposes in the U.K., except where the holder carries on a trade, profession or vocation in the U.K. through a branch or agency, or in the case of a corporate holder, carries on a trade through a permanent establishment in the U.K., in connection with which the capital gain is realised or to which the Genius Securities are attributable.
A holder of Genius Securities who is an individual and who is temporarily resident for tax purposes outside the U.K. at the date of disposal (or deemed disposal) of the Genius Securities may also be liable, on their return to the U.K., to U.K. tax on chargeable gains (subject to any available exemption or relief).
U.K. Stamp Duty and Stamp Duty Reserve Tax
The comments below summarise certain current law and are intended as a general guide only to stamp duty and stamp duty reserve tax (“SDRT”). Special rules apply to agreements made by broker dealers and market makers in the ordinary course of their business and to transfers, agreements to transfer, or issues to certain categories of person (such as depositaries and clearance services) which may be liable to stamp duty or SDRT at a higher rate.
No U.K. stamp duty or SDRT should be payable on the issue of the Genius ordinary shares by Genius. U.K. stamp duty may arise in respect of a written instrument by which the warrants are issued or constituted generally at 0.5% of the amount or value of the consideration given.
As Genius is not incorporated in the U.K., it is considered that no SDRT should be payable on the transfer of, or an agreement to transfer, the Genius Securities provided that the Genius Securities are not registered in a register kept in the U.K. by or on behalf of Genius. It is not intended that such a register will be kept in the U.K.
No U.K. stamp duty should be payable on the transfer of the Genius Securities provided that this does not involve a written instrument of transfer. U.K. stamp duty, generally at the rate of 0.5% of the amount or value of the consideration for the transfer, could arise in respect of a written instrument effecting the transfer of the Genius Securities.
The U.K. tax considerations relating to the Business Combination and the Genius Securities are complex. the foregoing comments do not address all aspects of the U.K. tax that may be relevant to a particular holder of Genius Securities. All holders and prospective holders are urged to consult with their own tax advisor with respect to the tax consequences of the Business Combination.
Island of Guernsey Tax Considerations
The following summary of the anticipated tax treatment in Guernsey applies to persons holding Genius ordinary shares as an investment and the potential tax treatment, depending on the individual status of investors, on Genius shareholders resident in Guernsey. The summary does not constitute legal or tax advice and is based on taxation law and published Revenue Service practice in Guernsey at the date of this document, which is subject to change, possibly with retroactive effect. Prospective investors should be aware that the level and bases of taxation may change from those described and should consult their own professional advisers on the implications of making an investment in, holding or disposing of Genius ordinary shares under the laws of the countries in which they are liable to taxation. The statements included in this section are the opinion of Carey Olsen (Guernsey) LLP, Guernsey counsel to Genius.
Taxation of Genius
It is the intention of the Directors to conduct the affairs of Genius so as to ensure that it is U.K. tax resident and not tax resident in any other jurisdiction, including Guernsey. As a company incorporated in Guernsey, Genius shall be treated as tax resident in Guernsey unless it is proved to the satisfaction of the Director of the Revenue Service in Guernsey that Genius is (i) tax resident in the United Kingdom as a matter of the law of the United Kingdom, (ii) centrally managed and controlled in the United Kingdom, and (iii) Genius’s tax residence in the United Kingdom is not motivated by the avoidance, reduction or deferral of Guernsey tax.

The Directors have received confirmation from the Revenue Service in Guernsey that Genius will be treated as non-resident in Guernsey for tax purposes.
Taxation of Genius Shareholders
Dividends paid by Genius to Genius shareholders who are not resident in Guernsey (which includes Alderney and Herm) for tax purposes (and do not have a permanent establishment in Guernsey) can be paid to such Genius shareholders, either directly or indirectly, without the withholding of Guernsey tax and without giving rise to any other liability to Guernsey income tax.
Genius shareholders who are resident for tax purposes in Guernsey (which includes Alderney or Herm), or who are not so resident but have a permanent establishment in Guernsey to which the holding of their Genius ordinary shares is related, will incur Guernsey income tax at the applicable rate on a dividend paid to them by Genius.

ENFORCEABILITY OF JUDGMENTS
Enforceability of Civil Liabilities
In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.
For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against Genius (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.
To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine
the merits of the original case decided by a U.S. court.
According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam
proceedings provided that the following conditions inter alia are satisfied:

(a)	the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b)	the judgment is final and conclusive; and

(c)	the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.
The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a)	the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b)	enforcement of the judgment would be contrary to Guernsey public policy;

(c)	the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d)	there was fraud on the part of the U.S. court pronouncing judgment;

(e)	there was fraud on the part of the party in whose favour the judgment was given;

(f)	enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g)	the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h)	the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i)
the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off
or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.
Jurisdiction
A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a)
where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b)	where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c)	where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d)	where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.
Sum of Money
It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognise a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.
Final and Conclusive
A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.
Original actions in courts of Guernsey
The Guernsey Court will
prima facie
take jurisdiction over an action brought by a holder of Genius ordinary shares under U.S. securities laws against Genius, and would apply U.S. law (if applicable and appropriate) to determine the liability of Genius. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens
. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, the residence and place of business of Genius, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

PLAN OF DISTRIBUTION
We are registering the possible offer and sale from time to time by the selling securityholders of up to 6,624,939 ordinary shares. All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.
Except as set forth in any applicable agreement providing registration rights, the selling securityholders will pay any commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
Subject to the limitations set forth in any applicable agreement providing registration rights, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a selling securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through broker-dealers;

•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind
distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest
will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest
intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker- dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares are currently listed on the NYSE under the symbol “GENI.”
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker- dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

LEGAL MATTERS
Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, advised the Company in connection with this offering. Carey Olsen (Guernsey) LLP, Carey House, Les Banques, St Peter Port, Guernsey, GY1 4BZ, will pass upon the validity of our ordinary shares offered hereby.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The offices of WithumSmith+Brown, PC are located at 1411 Broadway 9th floor, New York, NY 10018.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form
F-1
under the Securities Act with respect to our ordinary shares offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Genius, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form
20-F
and reports on Form
6-K.
The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.
We maintain a corporate website at
https://geniussports.com
. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS
Audited Consolidated Financial Statements of Genius Sports Limited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors,
Genius Sports Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Genius Sports Limited (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, changes in temporary equity and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 18, 2022
PCAOB ID Number 100

Genius Sports Limited
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31	December 31
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$222,378	$11,781
Accounts receivable, net	48,819	24,776
Contract assets	21,753	10,088
Prepaid expenses	24,436	4,107
Other current assets	7,297	10,584

Total current assets	324,683	61,336

Property and equipment, net	14,445	5,002
Intangible assets, net	191,219	114,542
Goodwill	346,418	200,624
Deferred tax asset	—	5
Other assets	10,319	9,496

Total assets	$887,084	$391,005

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$19,881	$10,106
Accrued expenses	55,889	35,220
Deferred revenue	29,871	26,036
Current debt	23	10,272
Derivative warrant liabilities	16,794	—
Other current liabilities	30,354	3,714

Total current liabilities	152,812	85,348

Long-term debt – less current portion	65	82,723
Deferred tax liability	16,902	8,097
Other liabilities	11,127	3,589

Total liabilities	180,906	179,757

Temporary equity:
Preference shares, $0.0001 par value, none authorized, issued and outstanding at December 31, 2021; 218,561,319 shares authorized, issued and outstanding at December 31, 2020	—	350,675

Total temporary equity	—	350,675

Shareholders’ equity (deficit)
Common stock, $0.01 par value, unlimited shares authorized, 193,585,625 shares issued and outstanding at December 31, 2021; 70,040,242 shares authorized, issued and outstanding at December 31, 2020	1,936	700
B Shares, $0.0001 par value, 22,500,000 shares authorized, 18,500,000 shares issued and outstanding at December 31, 2021; none authorized, issued and outstanding at December 31, 2020	2	—
Additional paid-in capital	1,461,730	1,717
Accumulated deficit	(757,317)	(153,237)
Accumulated other comprehensive income (loss)	(173)	11,393

Total shareholders’ equity (deficit)	706,178	(139,427)

Total liabilities, temporary equity and shareholders’ equity (deficit)	$887,084	$391,005

The accompanying notes are an integral part of these consolidated financial statements.

F-
3

Genius Sports Limited
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019
Revenue	$262,735	$149,739	$114,620
Cost of revenue	476,168	114,066	89,311

Gross (loss) profit	(213,433)	35,673	25,309

Operating expenses:
Sales and marketing	27,292	13,176	17,711
Research and development	26,513	11,240	13,290
General and administrative	293,168	31,623	29,492
Transaction expenses	12,886	672	1,005

Total operating expense	359,859	56,711	61,498

Loss from operations	(573,292)	(21,038)	(36,189)

Interest expense, net	(3,331)	(7,874)	(6,840)
Loss on disposal of assets	(46)	(8)	(7)
Gain (loss) on fair value remeasurement of contingent consideration	(19,405)	271	—
Change in fair value of derivative warrant liabilities	(11,412)	—	—
Gain (loss) on foreign currency	3,032	114	(2,537)

Total other income (expenses)	(31,162)	(7,497)	(9,384)

Loss before income taxes	(604,454)	(28,535)	(45,573)

Income tax benefit (expense)	11,701	(1,813)	5,366

Net loss	$(592,753)	$(30,348)	$(40,207)

Net loss per common share:
Basic and diluted	$(3.93)	$(0.43)	$(0.59)
Weighted average common shares outstanding:
Basic and diluted	150,912,333	70,040,242	68,414,830
The accompanying notes are an integral part of these consolidated financial statements.

Genius Sports Limited
Consolidated Statements of Comprehensive Loss
(Amounts in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Net loss	$(592,753)	$(30,348)	$(40,207)
Other comprehensive loss:
Foreign currency translation adjustments	(11,566)	4,153	10,351

Comprehensive loss	$(604,319)	$(26,195)	$(29,856)

The accompanying notes are an integral part of these consolidated financial statements.

Genius Sports Limited
Consolidated Statements of Changes in Temporary Equity and Shareholders’ Equity (Deficit)
(Amounts in thousands, except share data)

	Temporary Equity		Permanent Equity
	Preference Shares	Amounts	Common Stock	Amounts	B Shares	Amounts	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)

Balance at January 1, 2019	213,657,244	$284,403	1,812,601	$23	—	$—	$2,315	$(22,490)	$(3,111)	$(23,263)
Retroactive application of reverse capitalization	—	—	65,953,736	654	—	—	(654)	—	—	—

Balance at January 1, 2019, effect of reverse capitalization (see Note 2 – Reverse Capitalization )	213,657,244	$284,403	67,766,337	$677	—	$—	$1,661	$(22,490)	$(3,111)	$(23,263)

Net loss	—	—	—	—	—	—	—	(40,207)	—	(40,207)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	10,351	10,351
Issuance of common shares	—	—	2,273,905	23	—	—	56	—	—	79
Issuance of preference shares	4,904,075	6,080	—	—	—	—	—	—	—	—
Preferred share accretion	—	28,322	—	—	—	—	—	(28,322)	—	(28,322)

Balance at December 31, 2019	218,561,319	$318,805	70,040,242	$700	—	$—	$1,717	$(91,019)	$7,240	$(81,362)

Net loss	—	—	—	—	—	—	—	(30,348)	—	(30,348)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	4,153	4,153
Preferred share accretion	—	31,870	—	—	—	—	—	(31,870)	—	(31,870)

Balance at December 31, 2020	218,561,319	$350,675	70,040,242	$700	—	$—	$1,717	$(153,237)	$11,393	$(139,427)

Net loss	—	—	—	—	—	—	—	(592,753)	—	(592,753)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(11,566)	(11,566)
Preferred share accretion	—	11,327	—	—	—	—	—	(11,327)	—	(11,327)
Merger recapitalization	(218,561,319)	(362,002)	9,547,104	96	—	—	49,842	—	—	49,938
Merger and PIPE financing, net of equity issuance costs of $38,215	—	—	67,498,704	675	—	—	481,182	—	—	481,857
Issuance of common stock in connection with additional equity offering, net of equity issuance costs of $9,293	—	—	13,000,000	130	—	—	237,577	—	—	237,707
Issuance of common stock in connection with business combinations	—	—	6,106,232	61	—	—	110,430	—	—	110,491
Stock-based compensation	—	—	—	—	—	—	466,306	—	—	466,306
Vesting of restricted shares	—	—	22,650,546	227	—	—	1,240	—	—	1,467
Issuance of B shares	—	—	—	—	18,500,000	2	—	—	—	2
Issuance of common stock in connection with additional equity offering, net of equity issuance costs of $583	—	—	928,447	9	—	—	17,058	—	—	17,067
Issuance of common stock in connection with warrant redemptions	—	—	3,814,350	38	—	—	96,378	—	—	96,416

Balance at December 31, 2021	—	$—	193,585,625	$1,936	18,500,000	$2	$1,461,730	$(757,317)	$(173)	$706,178

The accompanying notes are an integral part of these consolidated financial statements.

F-
6

Genius Sports Limited
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,

	2021	2020	2019
Cash Flows from operating activities:

Net loss	$(592,753)	$(30,348)	$(40,207)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	59,351	35,043	27,974
Loss on disposal of assets	46	8	7
(Gain) loss on fair value remeasurement of contingent consideration	19,405	(271)	—
Stock-based compensation	489,474	—	—
Change in fair value of derivative warrant liabilities	11,412	—	—
Non-cash interest expense (income), net	2,444	6,835	6,440
Amortization of contract cost	808	538	231
Deferred income taxes	(13,409)	1,304	(5,480)
Loss on foreign currency remeasurement	192	464	2,023
Changes in assets and liabilities
Effect of business combinations	(22,411)	—	—
Accounts receivable, net	(24,306)	(5,046)	(7,408)
Contract asset	(11,906)	(4,030)	(1,872)
Prepaid expenses	(20,563)	(749)	(537)
Other current assets	3,350	(6,682)	(1,728)
Other assets	(1,702)	2,321	(4,413)
Accounts payable	9,577	(3,384)	7,136
Accrued expenses	20,858	11,930	10,164
Deferred revenue	4,050	9,021	8,598
Other current liabilities	2,218	520	1,189
Other liabilities	557	(401)	375

Net cash provided by (used in) operating activities	(63,308)	17,073	2,492
Cash flows from investing activities:
Purchases of property and equipment	(6,417)	(1,464)	(3,217)
Capitalization of internally developed software costs	(26,920)	(15,920)	(20,756)
Repayment of executive loan notes	4,738	—	—
Purchases of intangible assets	(25)	(1,389)	(279)
Acquisition of business, net of cash acquired	(103,871)	(3,934)	(470)
Proceeds from disposal of assets	176	51	99

Net cash used in investing activities	(132,319)	(22,656)	(24,623)
Cash flows from financing activities:
Proceeds from merger with dMY Technology Group, Inc. II	276,341	—	—
Proceeds from issuance of common shares	—	—	79
Proceeds from issuance of preference shares	—	—	6,079
Payment of contingent consideration	—	—	(666)
dMY Technology Group, Inc. II transaction costs	(24,828)	—	—
Capitalization of Genius equity issuance costs	(20,217)	—	—
PIPE financing, net of equity issuance costs	316,800	—	—
Issuance of common stock in connection with additional equity offering, net of equity issuance costs	254,774	—	—
Issuance of B shares	2	—	—
Preference shares payout and Incentive Securities Catch-Up Payment	(313,162)	—	—
Repayment of loans and mortgage	(96,959)	(21)	(21)
Proceeds from borrowings	—	10,024	1,394
Proceeds from exercise of Public Warrants	17,613	—	—
Proceeds from shareholder deposits	—	93	66

Net cash provided by financing activities	410,364	10,096	6,931
Effect of exchange rate changes on cash	(4,140)	(960)	(408)
Net increase (decrease) in cash	210,597	3,553	(15,608)
Cash, beginning of period	11,781	8,228	23,836

Cash, end of period	$222,378	$11,781	$8,228

Supplemental disclosure of cash activities:
Cash paid during the period for interest	$887	$1,039	$400
Cash paid during the period for income taxes	$3,542	$891	$876
Supplemental disclosure of noncash investing and financing activities:
Preferred share accretion	$11,327	$31,870	$28,322
Deferred offering costs included in other current assets and accrued expenses	$—	$2,093	$—
Contingent consideration for acquisition of business included in other liabilities	$—	$—	$2,385
Conversion of preference shares to common stock	$69,272	$—	$—
Warrants acquired as part of merger with dMY Technology Group, Inc. II	$(84,664)	$—	$—
Exercise of Private Placement Warrants	$65,876	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

F-
7

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Genius Sports Limited (the “Company” or “Genius”) is a
non-cellular
company limited by shares incorporated on October 21, 2020 under the laws of Guernsey. The Company was formed for the purpose of effectuating a merger pursuant to a definitive business combination agreement (“Business Combination Agreement”), dated October 27, 2020, by and among dMY Technology Group, Inc. II (“dMY”), Maven Topco Limited (“Maven Topco”), Maven Midco Limited, Galileo NewCo Limited, Genius Merger Sub, Inc., and dMY Sponsor II, LLC (the “Merger”). Upon the closing of the Merger on April 20, 2021 (the “Closing”), the Company changed its name from Galileo NewCo Limited to Genius Sports Limited. The Company’s ordinary shares and public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “GENI” and “GENI WS”, respectively.
The Company is a provider of scalable,
technology-led
products and services to the sports, sports betting, and sports media industries. The Company is a data and technology company that enables consumer-facing businesses such as sports leagues, sportsbook operators and media companies to engage with their customers. The scope of the Company’s software bridges the entire sports data journey, from intuitive applications that enable accurate real-time data capture, to the creation and provision of in-game
betting odds and digital content that helps the Company’s customers create engaging experiences for the ultimate end-users,
who are primarily sports fans.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements are presented in conformity with accounting principles accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company, inclusive of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Certain prior period amounts reported in our condensed consolidated financial statements and notes thereto have been reclassified to conform to current period presentation.
The Merger was accounted for as a reverse capitalization in accordance with accounting principles accepted in the United States of America (“US GAAP”). The Merger was first accounted for as a capital reorganization whereby the Company was the successor to its predecessor Maven Topco. As a result of the first step described above, the existing shareholders of Maven Topco continued to retain control through ownership of the Company. The capital reorganization was immediately followed by the acquisition of dMY, which was accounted for within the scope of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under this method of accounting, dMY was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on post-combination relative voting rights, composition of the governing board, relative size of the pre-combination
entities, and intent of the Merger. Accordingly, for accounting purposes, the Merger was treated as the equivalent of the Company issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of legacy Maven Topco. Upon Closing, outstanding capital stock of legacy shareholders of Maven Topco was converted to the Company’s common stock, in an amount determined by application of the exchange ratio of 37.38624 (“Exchange Ratio”), which was based on Maven Topco’s implied price per share prior to the Merger. For periods prior to the Merger, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Foreign Currency
The accompanying consolidated financial statements are presented in United States Dollars (“USD”), which is the Company’s reporting currency. The Company’s functional currency is the Pound Sterling (“GBP”). For transactions entered into in a currency other than its functional currency, monetary assets and liabilities are re-measured
into GBP at the current exchange rate as of the applicable balance sheet date, and all non-monetary
assets and liabilities, along with equity are
re-measured
at historical rates. Income and expenses are
re-measured
at the average exchange rate prevailing during the period. Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional
currencies are included in other income (expense) in the consolidated statements of operations. Translation adjustments resulting from the process of translating local currency financial statements into USD are included in determining other comprehensive income (loss).
Comprehensive Loss
Comprehensive loss consists of the Company’s net loss and foreign currency translation adjustments related to the effect of foreign exchange on the value of the Company’s assets and liabilities denominated in currencies other than USD. The cumulative net translation gain or loss is included in the Company’s consolidated statements of comprehensive loss.
Business Combinations
The Company allocates the fair value of consideration transferred to the tangible and intangible assets acquired, and liabilities assumed based on their estimated fair values. The excess of the fair value of consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require the Company to make significant estimates and assumptions, especially with respect to intangible assets. The Company’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual values may differ from estimates. Allocation of consideration transferred to identifiable assets and liabilities affects the Company’s amortization expense, as acquired finite-lived intangible assets are amortized over their useful lives, whereas any indefinite lived intangible assets, including goodwill, are not amortized. During the measurement period, which is not to exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the valuation allowance for deferred tax assets, stock-based compensation including the fair value of equity awards, fair value of warrant liability, fair value estimates of derivatives, allowance for doubtful accounts, revenue recognition, fair value of contingent consideration, purchase price allocation including fair value estimates of intangible assets and goodwill, the estimated useful lives of property and equipment and intangible assets and capitalization of internally developed software costs. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated balance sheets, statements of operations and comprehensive loss.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, may choose to adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Liquidity and Capital Resources
The Company experienced operating losses for the years ended December 31, 2021, 2020 and 2019. The Company expects to continue to incur operating losses due to the investments it intends to make to its business, including development of products. Based on anticipated spend, timing of expenditure assumptions, along with market conditions, the Company expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least one year after issuance of the accompanying consolidated financial statements. The Company may seek to raise additional funds through either equity or debt issuances to continue its investment in new product launches and related marketing initiatives and make strategic acquisitions. If the Company is unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.
Significant Risks and Uncertainties
The Company is subject to those risks common in the sports betting industry and also those risks common to highly regulated industries including, but not limited to, the possibility of not being able to successfully develop or market its products; foreign currency risk; technological obsolescence; competition; dependence on key personnel and key external alliances; the successful protection of its proprietary technologies data, and intellectual property rights; branding; compliance with government regulations and specifically with data protection and privacy laws; litigation; systems and infrastructure failure; interest rate risk; seasonal fluctuations; ability to grow via strategic acquisitions and successfully integrate the acquired businesses; fraud, corruption, or negligence related to sports events; and the possibility of not being able to obtain additional financing when needed.
The outbreak of
COVID-19
has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending and continues to have an unpredictable impact on consumer spending and the operation of leisure and sporting events. Efforts to contain the effect of the virus have included business closures, travel restrictions and restrictions on public gatherings and events. Governments around the world, including governments in Europe and state and local governments in the U.S., restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. To date,

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

governmental authorities imposed or recommended various measures, including social distancing, quarantine and stay-at-home
or
“shelter-in-place”
directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings.
The direct impact on the Company’s business and the business of the Company’s customers, including sports organizations and bookmakers, beyond disruptions in normal business operations in several of the Company’s and customers’ offices and business establishments, has been primarily through the suspension, postponement and cancellation of sports and sporting events primarily during 2020 and the start of 2021. The suspension, postponement and cancellation of sporting events affected by
COVID-19
reduced the volume of sporting events on which the Company collected data and had an adverse impact on the Company’s revenue and the revenue of the Company’s customers and sports organizations for the year ended December 31, 2020. Additionally, as a result of the cancellation of major and professional sporting events, bookmakers increased demand for lower-tier events. Providing data for such lower-tier and amateur events to meet this demand exposed our business to additional risk, including risks related to fraud, corruption or negligence, reputational harm, regulatory risk, privacy risk and certain other risks related to our international operations. Although sports seasons and sporting events recommenced during 2021, the rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of
COVID-19,
which remains a material uncertainty and risk with respect to us, our performance, and our financial results. The revenue of the Company’s customers and sports organizations and the Company’s revenue continues to depend on sports events taking place, and the Company may not generate as much revenue as we would have without the cancellation or postponements in the wake of
COVID-19
and its variants. Any significant or prolonged decrease in sporting events and in consumer spending on entertainment or leisure activities could adversely affect the demand for offerings of the Company’s customers and sports organizations and, in turn, the Company’s offerings, reducing the Company’s cash flows and revenues, and thereby materially harm the Company’s business, financial condition, results of operations and prospects.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company maintains the majority of its cash balances in accounts held by major banks and financial institutions, which management believes to be of high credit quality, and generally located in regions where the Company operates. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
As of December 31, 2021, one customer accounted for 11% of the Company’s accounts receivable. No individual customer accounted for 10% or more of the Company’s accounts receivable as of December 31, 2020.
As of December 31, 2021, one vendor accounted for 61% of the Company’s accounts payable. As of December 31, 2020, one vendor accounted for 17% of the Company’s accounts payable.
Segment Information
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), consisting of the Company’s chief executive officer, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, management has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the consolidated financial statements.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no restricted cash amounts as of December 31, 2021 and 2020.
Accounts Receivable
Accounts receivable represent amounts billed to customers in accordance with contract terms for which payment has not yet been received. Receivables are not collateralized and do not bear interest. Receivables are presented net of the allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts to reduce the Company’s receivables to net realizable value. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.
Financial Assets
Notes receivables are measured at the fair value of consideration transferred, net of transaction costs, and are measured subsequently at amortized cost using the effective interest method.
The Company extended a $4.1 million loan to one of its executives on September 7, 2018. The executive notes receivable carried a 2.5% annual interest rate and was a full-recourse loan. As of December 31, 2021 and 2020, the outstanding balance on the executive notes receivable, inclusive of interest, was zero and $4.7 million, respectively. See Note 9 –
Other Assets
and Note 20 –
Related Party Transactions
.
Inventory
Inventory mainly consists of video and other camera equipment for resale to customers. Inventory is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in,
first-out
basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventory quarterly for slow moving products and potential impairment, and records write-downs of inventory to cost of revenue. The Company had no significant inventory write-downs in the years ended December 31, 2021, 2020 and 2019. Inventory is included in other current assets in the consolidated balance sheets. As of December 31, 2021 and 2020, total inventory consisted of finished goods of $0.5 million and $0.4 million, respectively.
Deferred Offering Costs
Deferred offering costs consist of direct legal, accounting and other fees related to the merger with dMY Technology Group, Inc. II (see Note 2 –
Reverse Capitalization
). These costs are capitalized as incurred in other current assets in the consolidated balance sheets and were offset against the merger proceeds within shareholders’ equity (deficit) upon the consummation of the merger. Deferred offering costs as of December 31, 2021 and 2020 were zero and $2.1 million, respectively.

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GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of respective assets. The estimated useful lives of the Company’s assets are as follows:

Estimated Useful Lives
(years)
Buildings	50
IT equipment	3
Furniture and fixtures	4
Other equipment	10
For leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease. Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the consolidated statements of operations.
Internally Developed Software
Software that is developed for internal use is accounted for pursuant to ASC
350-40
, Intangibles, Goodwill and Other

—

Internal-
Use
Software
(“ASC
350-40”).
Qualifying costs incurred to develop
internal-use
software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use
software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations.
Intangible Assets
Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.
Data rights
Data rights are finite-lived intangible assets amortized on a straight-line basis over their estimated useful life of ten years. Data rights represent legally protected rights to collect sports data for use in the Company’s product offerings and are typically generated through business combinations. The related amortization expense is classified in cost of revenue in the consolidated statements of operations.
Technology
Technology is finite-lived intangible asset amortized on a straight-line basis over its estimated useful life of three years. Technology primarily represents Genius Sports proprietary sports management technology platform generated through business combinations. The related amortization expense is classified as cost of revenue in the

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consolidated statements of operations. Technology also includes other acquired third party software not acquired in business combinations. The related amortization expense for third-party software is generally classified as general and administrative and research and development expenses in the consolidated statements of operations.
Marketing Products
Marketing products are finite-lived intangible assets amortized on a straight-line basis over their estimated useful lives, ranging from three to fifteen years. Marketing products include customer contracts and trademarks generated through business combinations. The related amortization expense is classified as general and administrative expense in the consolidated statements of operations.
Goodwill
Goodwill represents the difference between the purchase price and the fair value of assets and liabilities acquired in a business combination. Goodwill is not amortized. The Company has a single reporting unit. The Company reviews goodwill for impairment annually on the first day of its fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment.

Impairment of Long-Lived Assets
Long-lived assets, except for goodwill, primarily consist of property and equipment and finite-lived intangible assets. Long-lived assets, except for goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset or asset group exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2021, 2020 and 2019.
Leases
An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Capital leases are recognized on the consolidated balance sheets, whereas operating leases are not. The Company did not have any capital leases in the years ended December 31, 2021, 2020 and 2019, respectively. For operating leases, the Company recognizes rent expense on a straight-line basis over respective lease terms.
Investments
The Company uses the equity method when it has the ability to exercise significant influence over operating and financial policies of an entity but does not have control of the entity. Under the equity method of accounting, an investment is initially recorded on the balance sheet at cost, representing the Company’s proportionate share of

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fair value. The investment is subsequently adjusted to reflect the Company’s proportionate share of net earnings or losses recognized, distributions received, contributions made and certain other adjustments, as appropriate. The Company does not record losses of the equity method investee in excess of its investment balance unless the Company is liable for obligations of the equity method investee or is otherwise committed to provide financial support to the equity method investee.
The Company held no equity method or other investments as December 31, 2021 and 2020.
Derivatives
The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the consolidated financial statements.
The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the consolidated balance sheets at fair value. An evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.
Public and Private Placement Warrants
The Company accounts for Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (ASC 480) and ASC 815, Derivatives and Hedging (ASC 815). Specifically, the Public and Private Placement Warrants meet the definition of a derivative but do not qualify for an exception from derivative accounting since the warrants are not indexed to the Company’s stock and therefore, are precluded from equity classification. Since the Public and Private Placement Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Merger, with subsequent changes in their respective fair values recognized in the consolidated statement of operations. See Note 11 –
Derivative Warrant Liabilities
below for further discussion of the Warrants.
Short-term and Long-term Borrowings
The Company accounts for its loan instruments using an amortized cost model. Debt issuance costs, lender fees, and allocated proceeds to other financial instruments issued simultaneously to lenders reduce the initial carrying amount of the loan instruments. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense. Debt discounts are presented on the consolidated balance sheets as a direct deduction from the carrying amount of related debt.
Fair Value Measurement
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the

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GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

measurement date. The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The Company’s financial assets and liabilities that are measured at fair value on a recurring basis under ASC 820, Fair Value Measurements and Disclosures, include warrant liabilities and contingent consideration (see Note 16 –
Fair Value Measurements
for details). The Company also measures certain other instruments, including stock-based compensation awards and certain assets and liabilities acquired in a business combination at fair value on a nonrecurring basis. The determination of fair value involves the use of appropriate valuation methods and relevant inputs into valuation models. The fair value of the Company’s other assets and liabilities, which qualify as financial instruments under ASC 820 approximates the carrying amounts represented in the consolidated balance sheets.
Revenue Recognition
Effective January 1, 2019, Genius Sports adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) and ASC
340-40,
Other Assets and Deferred Costs—Contracts with Customers (“ASC
340-40”).
Genius Sports adopted ASC 606 using the full retrospective method. The cumulative effect of the adoption was immaterial to the consolidated financial statements.
ASC 606 requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires more detailed disclosures to enable readers of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The Company determines revenue recognition through the following steps:

•	Identify the contract, or contracts, with the customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to performance obligations in the contract; and

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Recognize revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.
Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. The Company primarily recognizes revenue from the delivery of products and services to customers in connection with the major product groups described below.
Nature of Products and Services
Betting Technology, Content and Services
The Company primarily provides official sports data for
in-game
and
pre-match
betting, outsourced trading and risk management services through the Company’s proprietary sportsbook platform to sportsbook operators. Customers access the Company’s sportsbook platform and associated services through the cloud in a hosting service over the contract term. Customers do not take possession of the software. The Company stands ready to provide official sports data and services on a continuous basis through the platform over the contract term.
In conjunction with the platform, the Company also provides customers with software updates to its sportsbook platform and technical support. These services are provided to customers on a continuous basis over the contract term, and therefore, revenue is recognized on a consistent basis with the platform hosting service.

Customers contract for the platform either under fixed fee or profit share arrangements. In fixed fee arrangements customers generally pay a fixed price for access to the official data and services platform. The fixed fee covers a minimum number of sporting events, and customers pay overages for events above the minimum. Payments are generally made either quarterly or monthly in advance. For overages, the Company estimates these amounts as variable consideration and applies the constraint to the extent it is probable there will be a significant reversal of cumulative revenue. The Company uses a time-elapsed measure of progress to recognize revenue as the Company provides access to the platform over the contract term.
In profit share arrangements, the Company generates revenues based on a percentage of sportsbook operator profits. These arrangements generally do not specify a minimum number of sporting events. The Company generally invoices for these arrangements monthly in arrears. Variable consideration is allocated to distinct time increments of the service and recognized over the contract term as the Company satisfies each time increment of the service. Certain profit share arrangements also contain fixed fees but no minimum number of sporting events. In these contracts, the Company recognizes the fixed fees as revenue using a time-elapsed measure of progress to recognize revenue as the Company provides access to the platform over the contract term.
Media Technology, Content and Services
Media Technology
The Company primarily provides advertising services to sports leagues and federations, along with sportsbook operators, and other global brands in the sports ecosystem. These services generally include personalized online marketing campaigns in which the Company, through its cloud-based marketing platform, uses real-time sports data to identify target audiences, manages the acquisition of digital advertising space, and transmits advertisements on behalf of its customers.
The services are generally provided over a contract term of one year or less. The arrangements contain fixed fees, which are generally prepaid by customers. Revenue is recognized over time as the services are performed using

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an input method based on costs to secure advertising space. The Company is the principal in these arrangements as it is primarily responsible for delivering the advertisements, and bears inventory risk; therefore, revenue is presented gross.
Creative Video Marketing
The Company provides customers with data driven video marketing capabilities through a creative performance platform. Customers generally access the Company’s SaaS creative performance platform through a fixed fee annual license model. Customers do not take possession of the platform’s underlying software. Revenue is recognized over time as the Company stands ready to provide access to the platform on a continuous basis over the contract term.
Customers may also choose to engage the Company and leverage the creative performance platform to create bespoke, scalable video marketing assets for campaigns. Campaigns are short-term in nature, covering a period of one year or less. Customers do not receive access to the platform, instead, taking control of the video marketing assets created by the Company upon delivery and acceptance. The Company recognizes revenue at the point in time at which control of the video marketing assets transfers to the customer.
Fan Engagement
The Company provides customers with a suite of technology solutions for digital fan engagement products and free to play (“F2P”) games. Customers subscribe to the products through a fixed fee annual license model, subject to certain variable components. The Customers do not take possession of the products and F2P games as they are accessed through a hosted service over a specified number of events or defined sporting season. Revenue is recognized over-time on a straight-line basis as customers receive and consume benefit of the products and F2P over the course of the number of events or defined sporting season.
Sports Technology and Services
Sports Technology
The Company provides technology that enables sports leagues and federations to capture, manage, and distribute their official sports data, along with other tools and services and updates and technical support. These software solutions are tailored for specific sports. Customers access the Company’s sports technology through the cloud in a hosting environment over the contract term. Customers typically do not have the ability take possession of the software. Depending on the service, the Company either stands ready to provide the hosting service on a continuous basis over the contract term or offers the hosting service for a specified number of events or defined sporting season.
In connection with these hosting services, the Company primarily receives noncash consideration in the form of official sports data and streaming rights, along with other rights. Because there is not a readily determinable fair value for these unique data rights, the Company estimates the fair value of noncash consideration by reference to the estimated standalone selling price of the services promised to the customer maximizing the use of observable inputs. Revenue is recognized either ratably over the contract term or as the services are provided by event or season, depending on the nature of the performance obligation.
In conjunction with the hosting service, the Company also provides customers with software updates and technical support. Revenue is recognized for the services on a consistent basis with the hosted service.

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GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also provides sports leagues and federations with integrity services inclusive of active bet monitoring solutions that flag suspicious betting activity, along with educational and other consultancy services. These services are often bundled in arrangements for other Sports Technology and Services where the Company receives noncash consideration. However, integrity services are also sold on a standalone basis in fixed fee arrangements. Revenue is recognized either ratably over the contract term or as the services are provided, depending on the nature of the performance obligation.
Tracking, Analytics and Video Augmentation
The Company provides sports teams and leagues with player tracking systems that capture and produce fast and accurate location data used to power new ways to understand, evaluate, improve and create content their game. Customers generally contract for the combined output of the tracking service and the tracking data platform under a fixed fee arrangement. Customers access the Company’s tracking data platform through the cloud in a hosting service over the contract term. Customers do not take possession of the underlying software for the tracking data platform. The Company stands ready to provide tracking services and access to the tracking data platform on a continuous basis through the hosted service over the contract term. The tracking equipment is generally leased to customers in an operating lease arrangement, with equipment rental income accounted for under the scope of ASC 840
Leases
rather than the ASC 606. Equipment rental income, if material, is disclosed separately as other revenue in Note 4 –
Revenue
.
Sports teams and leagues can purchase access to separate data analytics programs through a fixed fee annual license model. Customers access the Company’s data analytics programs through the cloud in a hosting service over the contract term. Customers do not take possession of the underlying software in the data analytics programs. The Company stands ready to provide access to the data analytics programs on a continuous basis over the contract term.
The Company provides sports leagues and media partners with real-time video augmentation services that allow for the production of informative and visually appealing content to drive fan engagement. Customers generally agree a fixed fee and a fixed number of matches for which augmented video streams will be provided. The video augmentation services are generally provided over a contract term of one year or less. Revenue is recognized over time using an output method based on video augmentations delivered.
Other Policies, Judgments, and Practical Expedients
Arrangements with Multiple Performance Obligations
The Company’s contracts for Betting Technology, Content and Services and Sports Technology and Services often involve multiple performance obligations. For these contracts, the Company applies judgment and accounts for individual goods or services separately if the customer can benefit from the good or service on its own or with other resources that are readily available to the customer and the good or service is separately identifiable from other promises in the arrangement. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling price of goods or services based on an observable standalone selling price when it is available, as well as other factors, including standalone sales of similar goods or services, cost plus a reasonable margin, the price charged to customers, discounting practices, and overall pricing objectives, while maximizing observable inputs.
Significant Financing Components
In certain contracts, the Company receives payment from a customer either before or after the performance obligation has been satisfied. In these instances where the timing of revenue recognition differs from the timing of payment, the expected timing difference between payment and satisfaction of performance obligations for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company’s contracts is generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. Any other differences between receipt of payment and satisfaction of performance obligations do not include a significant financing component because the primary purpose is not to receive or provide financing to customers.
Contract Modifications
The Company may modify contracts to offer customers additional goods or services. Each of the additional goods and services are generally considered distinct from those goods or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional goods and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional goods or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up
basis when the remaining goods and services are not distinct from the original items.
Judgments and Estimates
The Company applies judgment in determining whether it is the principal or agent in providing products and services to customers. The Company generally controls all products and services before transfer to customers as the Company is primarily responsible to deliver the products and services to customers, bears inventory risk, and has discretion in establishing prices.
Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of variable consideration or costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates, and records adjustments as needed.
In fixed fee Betting Technology, Content and Services arrangements the Company applies the expected value method to estimate variable consideration in the contract, primarily factoring its historical experience with similar contract-types and customer relationships, along with expected market activity and customer forecasts. In applying the constraint, the Company considers susceptibility of variable consideration to factors outside the Company’s control (i.e., market volatility and actions by customers). Additionally, the Company considers historical experience with similar contract types and customer relationships, as well as the broad range of possible consideration amounts associated with overages for a given customer contract.
For fixed fee Betting Technology, Content and Services arrangements with variable consideration associated with overages to the extent the Company’s estimate of the transaction price, including consideration of the constraint changes, the Company records a cumulative-effect adjustment to adjust revenue recognized to date. For those performance obligations for which revenue is recognized using an input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis
in the period in which the revisions to the estimates are made. The impact of application of catch-up adjustments
were immaterial in the periods presented.
Costs Capitalized to Obtain Contracts with Customers
The Company capitalizes incremental costs of obtaining contracts with customers. The Company has determined that certain internal sale force incentive programs meet the requirements to be capitalized. The Company applies the practical expedient to expense costs as incurred for costs to obtain contracts with customers when the

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amortization period would have been one year or less. Capitalized incremental costs are recognized over related contract terms. Capitalized amounts are recoverable through future revenue streams under all non-cancelable
customer contracts. The Company periodically evaluates whether there have been any changes in its business, the market conditions in which it operates or other events which would indicate that its amortization period should be changed or if there are potential indicators of impairment.
Capitalized costs to obtain contracts with customers are included in other assets in the accompanying consolidated balance sheets. Amortization of capitalized costs to obtain contracts with customers is included in sales and marketing expense in the accompanying consolidated statements of operations.
During the year-ended December 31, 2021, the Company capitalized $1.0 million of costs to obtain contracts with customers and amortized $0.8 million. During the year-ended December 31, 2020, the Company capitalized $0.7 million of costs to obtain contracts with customers and amortized $0.5 million. During the year ended December 31, 2019, the Company capitalized $1.3 million of costs to obtain contracts with customers and amortized $0.2 million. There were no impairments of costs to obtain contracts with customers for all periods presented in the accompanying consolidated financial statements.
Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of the Company’s products and services. These include but are not limited to expenses associated with data collection/procurement, third-party data rights, data production, server and bandwidth costs, client services, along with media and advertising costs directly associated with the Company’s media offerings. Cost of revenue also includes costs of inventory, costs associated with personnel salaries and benefits, stock-based compensation, sales commissions, depreciation of property and equipment, amortization of internal use software, and amortization of acquired data rights, technology, and marketing products.
Sales and Marketing
Sales and marketing expenses consist primarily of expenses associated with advertising, events sponsorship, association memberships, marketing subscriptions, consulting costs, amortization of contract costs, stock-based compensation and related personnel costs and benefits.
Research and Development
Research and development expenses consist primarily of costs incurred for the development of new products related to the Company’s platform and services, as well as improving existing products and services. The costs incurred include stock-based compensation, related personnel salaries and benefits, facility costs server and bandwidth costs consulting costs, and amortization of production software costs. To date, research and development expenses have been expensed as incurred and included in the consolidated statements of operations.
General and Administrative
General and administrative expenses consist of stock-based compensation, personnel salaries and benefits, legal-related costs, other professional service fees, rent expense and depreciation of property and equipment.
Transaction Expenses
Transaction expenses consist primarily of advisory, legal, accounting, valuation, and other professional or consulting fees in connection with the Company’s corporate development activities. Direct and indirect transaction expenses in a business combination are expensed as incurred when the service is received.

F-
21

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-based Compensation
The Company records stock-based compensation in accordance with ASC 718,
Compensation

—

Stock Compensation
(“ASC 718”). The Company measures the cost of stock-based awards including restricted shares and stock options granted to employees and directors based on the grant date fair value of the awards. For stock-based awards subject only to service conditions, the Company recognizes compensation cost for these awards on a straight-line basis over the requisite service period. For stock-based awards subject to market conditions, the Company recognizes compensation cost on a tranche-by-tranche
basis (the accelerated attribution method). The Company’s
equity-classified non-employee awards
are measured based on the grant date fair value of the awards and the Company recognizes compensation cost on a tranche-by-tranche
basis. The Company elects to recognize the effect of forfeitures in the period they occur.
Income Taxes
Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included in the deferred tax liability line in the consolidated balance sheets.
Net Loss Attributable Per Share to Common Shareholders
Basic net loss per share attributable to common shareholders is computed by dividing the Company’s net loss attributable to common shareholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common shareholders is computed by giving effect to all potentially dilutive securities, including stock options. Basic and diluted net loss per share attributable to common shareholders are the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss

F-
22

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-02
codified as ASC 842, Leases (“ASC 842”), which addresses the recognition and measurement of leases. Under the new guidance, for all leases (with the exception of short-term leases), at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and a right-of-use
(“ROU”) asset, which is an asset that represents the lessee’s right to control the use of a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. In July 2018, the FASB issued ASU
2018-11,
Targeted Improvements – Leases (Topic 842). This update provides an alternative transition method that allows entities to elect to apply the standard prospectively at its effective date, versus recasting the prior periods presented. In June 2020, the FASB issued ASU
2020-05,
deferring the effective date for one year for all other entities to annual periods beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. The Company plans to adopt ASC 842 using the alternative transition method for our annual reporting period beginning on January 1, 2022. The qualitative and quantitative effects of adoption of ASC 842 are still being analyzed, and the Company is in the process of evaluating the full effect, including the total amount of both financing and operating leases, the new guidance will have on the consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses
(Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes
(Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s consolidated financial statements and does not expect it to have a material impact on the consolidated financial statements.
Recently Adopted Accounting Guidance
In June 2018, the FASB issued ASU
No. 2018-07,
Compensation - Stock Compensation (Topic 718), to simplify the accounting for stock-based payments to non-employees
by aligning it with the accounting for stock-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee
awards will be initially measured on the grant date and
re-measured
only upon modification, rather than at each reporting period. Measurement will be based on an estimate of the fair value of the equity instruments to be issued. Refer to Note 1
5
–
Stock-based Compensation
for the impact of the standard on the Company’s consolidated financial statements, for non-employee
stock compensation.
In August 2018, the FASB issued ASU
2018-15,
Intangibles Goodwill and Other
Internal-Use
Software (Topic
350-40).
This ASU addresses users’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use
software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software (and hosting arrangements that include an
internal-use
software license). ASU
2018-15
is effective for fiscal years beginning January 1, 2021. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted the standard and the adoption had no material impact on the Company’s consolidated financial statements.
Note 2. Reverse Capitalization
On April 20, 2021, the Merger was consummated.
Pursuant to the Business Combination Agreement, at Closing, the Company underwent a pre-closing
reorganization wherein all existing classes of shares of Maven Topco (except for certain preference shares which were redeemed and cancelled as part of the reorganization) were exchanged for newly issued ordinary shares of the Company (“Genius ordinary shares”). Additionally, solely with respect to the Incentive Securities (defined below in Note 1
5
–
Stock-based Compensation
) of Maven Topco that were unvested prior to such reorganization and because the holders of such shares executed and delivered support agreements agreeing to the vesting and restrictions provisions therein, such shares were exchanged for the Company’s restricted shares. See Note 1
5
–
Stock-based Compensation
.
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, the following has occurred: (a) dMY’s issued and outstanding shares of Class B shares have converted automatically on a one-for-one
basis into Class A shares; and (b) Genius Merger Sub, Inc, a whole-owned subsidiary of the Company, has merged with and into dMY, with dMY continuing as the surviving company, as a result of which (i) dMY has become a wholly-owned subsidiary of the Company; (ii) each issued and outstanding unit of dMY, consisting of one Class A share and one-third
of one warrant were automatically detached, (iii) each issued and outstanding Class A share was converted into the right to receive one Genius ordinary share; (iv) each issued and outstanding dMY warrant to purchase a share of dMY Class A common stock have become exercisable for one Genius ordinary share. Additionally, pursuant to the Business Combination Agreement, certain dMY shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 1,296 shares of dMY common stock for gross redemption payments of $12,966.
Concurrently with the execution of the Business Combination Agreement, a number of accredited and institutional investors (the “PIPE Investors”) subscribed to purchase an aggregate of 33,000,000 Genius ordinary shares, for a purchase price of $10.00 per share, for an aggregate purchase price of $330,000,000, to be issued immediately prior to or substantially concurrently with the Closing (the “PIPE Investment”). The PIPE Investment was also consummated on April 20, 2021.
The Merger was accounted for as a reverse capitalization in accordance with US GAAP. Under this method of accounting, dMY was treated as the “acquired” company for financial reporting purposes and the Merger was treated as the equivalent of the Company issuing stock for the net assets of dMY, accompanied by a recapitalization. See “Basis of Presentation and Principles of Consolidation” in Note 1 —
Description of Business and Summary of Significant Accounting Policies
for further details. In connection with the Merger, the Company raised gross proceeds of $606.3 million including the contribution of $276.3 million of cash held in dMY’s trust account from its initial public offering and gross proceeds from PIPE Investment of $330 million less issuance costs of $13.2 million.
Pursuant to the Business Combination Agreement, with the proceeds raised, the Company paid for redemption of certain preference shares of Maven Topco of $292.7 million, repaid certain loans granted by Maven Topco of

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$96.9 million and made a
catch-up
payment of $15.7 million related to certain executive’s holdings of the Company’s Incentive Securities (net of proceeds from repayment of certain employee loan).
In connection with the Merger, the Company incurred direct and incremental transaction costs of approximately $20.2 million associated with equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in
capital as a reduction of proceeds in the consolidated statements of changes in temporary equity and shareholders’ deficit.
The number of Genius ordinary shares issued immediately following the consummation of the Merger was:

dMY Class A common stock outstanding prior to the Merger	27,600,000
Less: redemption of dMY shares	1,296

Genius ordinary shares issued to dMY Class A common stockholders	27,598,704
Genius ordinary shares issued to dMY Class B common stockholders	6,900,000
Genius ordinary shares issued to PIPE Investors	33,000,000

Total Genius ordinary shares issued in connection with the Merger and PIPE Investment	67,498,704
Genius ordinary shares converted from legacy Maven Topco shares (1)	100,137,777

Total Genius ordinary shares issued immediately after the Merger	167,636,481

(1)
Includes 79,587,346 Genius ordinary shares converted from existing classes of shares of Maven Topco and 20,550,431 Genius ordinary shares related to vested rollover Incentive Securities. See Note 15
–
Stock-based Compensation
fo
r further details.

Note 3. Business Combinations
Second Spectrum Acquisition

On June 15, 2021, the Company acquired all outstanding equity interests in Second Spectrum, Inc (“Second Spectrum”) for a total consideration of $198.3 million including $115.0 million in cash and $83.3 million in equity, reflecting a working capital adjustment of $1.1 million in the fourth quarter of fiscal year 2021. Second Spectrum is a leading provider of cutting-edge data tracking and visualization solutions that partners with elite football and basketball clubs, leagues, federations, and media organizations around the world. The financial results of Second Spectrum have been included in the Company’s consolidated statements of operations statements since the acquisition date of June 15, 2021.
Consideration Transferred
The summary computation of consideration transferred is presented as follows (in thousands):

Consideration Transferred

Cash for outstanding Second Spectrum capital stock (1)	$111,535
Fair value of Genius Sports Limited common stock issued for outstanding Second Spectrum capital stock (2)	83,291
Cash for vested outstanding Second Spectrum equity awards (3)	3,490

Total consideration transferred	$198,316

(1)	Includes cash consideration paid to former Second Spectrum shareholders totaling $111.5 million.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)
Represents the issuance of 4.7 million shares of the Company’s common stock at June 15
, 2021
closing price of $17.74 per share to the former Second Spectrum shareholders. See Note 16
–
Fair Value Measurements
for
details of additional shares issued in early 2022
.

(3)
Includes $3.5 million cash settlement of Second Spectrum’s vested outstanding stock options as of June 15
, 2021
associated with the
pre-acquisition
services provided by former Second Spectrum shareholders.

Purchase Price Allocation
Fair values are based on management’s analysis including work performed by third party valuation specialists. The following table summarizes the fair value of assets acquired and liabilities assumed on the acquisition date of June 15, 2021, with the excess recorded as goodwill (in thousands):

Fair value of net assets acquired
Cash and cash equivalents	$43,865
Accounts receivables, net	1,126
Prepaid expenses	252
Other current assets	1
Property and equipment, net	5,187
Intangible assets, net	83,800
Other assets	167
Goodwill (1)	101,411

Total assets acquired	$235,809

Accounts payable	273
Accrued expenses	13,961
Deferred revenue	6,670
Other current liabilities	454
Deferred tax liability	16,135

Total liabilities assumed	$37,493

Total consideration transferred	$198,316

(1)	Reflects a working capital adjustment of $1.1 million in the fourth quarter of fiscal year 2021
The following table sets forth the components of identifiable intangible assets acquired and their weighted average useful lives by major class of intangible assets as of the acquisition date of June 15, 2021 (in thousands):

	Useful Lives	As of June 15, 2021
	(years)	(in thousands)
Technology	3	$50,000
Marketing products (1)	3 – 15	33,800

Total intangible assets acquired subject to amortization		$83,800

(1)	Includes customer relationships of $31.0 million with a useful life of 3 years and trademarks of $2.8 million with an useful life of 15 years
Goodwill is primarily attributed to expected growth in new contracted customer contracts, new technologies anticipated from the acquisition and the assembled workforce of Second Spectrum. The goodwill acquired will not generate amortization deductions for income tax purposes.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December
31
,
2021
, the Company incurred transaction costs of $
5.7
 million in connection with the acquisition of Second Spectrum which was recorded in transaction expenses in the consolidated statements of operations.
The Company’s consolidated statements of operations for the year ended December 31, 2021 included revenue of $13.8 million and net loss of $12.0 million from Second Spectrum since the acquisition date of June 15, 2021.
Unaudited Pro Forma Information
The following unaudited pro forma financial information presents combined results of operations for the periods presented as if the acquisition of Second Spectrum had occurred on January 1, 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Pro forma revenue	$272,281	$167,002
Pro forma net loss	(588,284)	(88,484)
The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or the future consolidated results of operations of the Company. The pro forma financial information presented above has been derived from the historical consolidated financial statements of the Company and from the historical accounting records of Second Spectrum.
The unaudited pro forma results include certain pro forma adjustments to revenue and net loss that were directly attributable to the acquisition, assuming the acquisition had occurred on January 1, 2020, including the following:

(1)
Transaction costs of approximately $10.7 million are assumed to have occurred on January 1, 2020 and are recognized as if incurred in the first quarter of 2020. Of these transaction costs, $6.6 million are incurred by Second Spectrum and $4.1 million are incurred by the Company.

(2)
Payment of approximately $1.6 million related to the acceleration of Second Spectrum’s historical unvested stock options as a result of the acquisition is assumed to have occurred on January 1, 2020 and is recognized as if incurred in the first quarter of 2020.

Oppia Acquisition
On July 31, 2019, the Company acquired all outstanding equity interests in Oppia Performance BVBA (“Oppia”) for cash and contingent consideration of approximately $2.9 million. Oppia provides proprietary technology which delivers low cost automated streaming content. The Company included the financial results of Oppia in the consolidated financial statements from the date of the acquisition. The acquisition was not material to the Company’s consolidated financial statements. Also, transaction costs were not material to the Company’s consolidated financial statements. In allocating consideration transferred based on estimated fair values, the Company recorded $2.6 million of goodwill. The goodwill is not deductible for U.S. income tax purposes. In the year ended December 31, 2021 and 2020, the Company recorded $1.6 million and
$0.3
million income from gain on fair value remeasurement of contingent consideration, respectively.
Sportzcast Acquisition
On December 10, 2020, the Company acquired all outstanding equity interests in Sportzcast, Inc. (“Sportzcast”) for cash of approximately $4.4 million. Sportzcast focuses on providing devices and solutions to translate very

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

low
latency official sports data feeds directly from sporting arenas and stadiums into a standard data format. The Company included the financial results of Sportzcast in the consolidated financial statements from the date of the acquisition. The Company incurred transaction costs of $0.2 million in connection with the acquisition of Sportzcast which was recorded in transaction expenses in the consolidated statements of operations. In allocating consideration transferred based on estimated fair values, the Company recorded $1.8 million of newly acquired intangible assets including Technology and Marketing Products and $2.2 million of goodwill. The goodwill is not deductible for U.S. income tax purposes. The acquisition was not material to the Company’s consolidated financial statements.

FanHub Acquisition
On June 9, 2021, the Company acquired all outstanding equity interests in Fan Hub Media Holdings Pty Limited (“FanHub”) for cash of approximately $13.2 million and equity of approximately $19.0 million. FanHub is a leading provider of free-to-play
(F2P) games and fan engagement solutions and provides a suite of technology solutions built around three core service offerings: games, betting and social activation. The Company included the financial results of FanHub in the consolidated financial statements from the date of the acquisition. The Company incurred transaction costs of $0.4 million in connection with the acquisition of FanHub which was recorded in transaction expenses in the consolidated statements of operations. In allocating consideration transferred based on estimated fair values, the Company recorded $13.0 million of newly acquired intangible assets including Technology and Marketing Products and $20.5 million of goodwill. The goodwill is not deductible for U.S. income tax purposes. The acquisition was not material to the Company’s consolidated financial statements.
Spirable Acquisition
On August 17, 2021, the Company acquired all outstanding equity interests in Photospire Limited (“Spirable”) for an aggregate consideration transferred of $43.5 million including cash, equity and contingent consideration of $27.2 million, $9.7 million and $6.6 million, respectively. Spirable, based in London, United Kingdom, is a leading creative performance platform that allows brands, agencies and rights holders to create, automate and optimize highly personalized content. The Company incurred transaction costs of $2.8 million in connection with the acquisition of Spirable which was recorded in transaction expenses in the consolidated statements of operations. In allocating consideration transferred based on estimated fair values, the Company recorded $13.8 million of newly acquired intangible assets including Technology and Marketing Products and $30.5 million of goodwill. The goodwill is not deductible for U.S. income tax purposes. The acquisition is not material to the Company’s consolidated financial statements.

In the year ended December 31, 2021, the Company recorded $0.8 million expense from loss on fair value remeasurement of contingent consideration.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Revenue
Disaggregation of Revenues
Revenue by Major Product Group
The Company’s product offerings primarily deliver a service to a customer satisfied over time, and not at a point in time. Point in time revenues were immaterial for all periods presented in the consolidated statements of operations. Revenue for the Company’s major product groups consists of the following (in thousands):

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019
Revenue by Product Group
Betting Technology, Content and Services	$177,201	$110,618	$88,370
Media Technology, Content and Services	48,312	23,055	11,883
Sports Technology and Services	37,222	16,066	14,367

Total	$262,735	$149,739	$114,620

Revenue by Geographic Market
Geographical regions are determined based on the region in which the customer is headquartered or domiciled. Revenues by geographical market consists of the following (in thousands):

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019
Revenue by geographical market:
Europe	$175,731	$119,393	$90,453
Americas	69,278	20,419	15,699
Rest of the world	17,726	9,927	8,468

Total	$262,735	$149,739	$114,620

In the year ended December 31, 2021, the United States of America, Malta, Gibraltar and the United Kingdom represented 20%, 14%, 13% and 13% of total revenue, respectively. In the year ended December 31, 2020, Malta, Gibraltar and the United Kingdom represented 16%, 15% and 13% of total revenue, respectively. In the year ended December 31, 2019, Gibraltar and Malta represented 16% and 12% of total revenue, respectively.

Revenues by Major Customers
No customers accounted for 10% or more of revenue in the years ended December 31, 2021, 2020 and 2019 respectively.
Revenue from other sources
For the year ended December 31, 2021, revenue for the Sports Technology and Services product group includes an immaterial amount of revenue from other sources in relation to equipment rental income.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods and excludes constrained variable consideration. The Company has excluded contracts with an original expected term of one year or less and variable consideration allocated entirely to wholly unsatisfied promises that form part of a single performance obligation from the disclosure of remaining performance obligations.
Revenue allocated to remaining performance obligations was $379.5 million as of December 31, 2021. The Company expects to recognize approximately 42% in revenue within one year, and the remainder in the next 13 –120 months.
During the year-ended December 31, 2021, the Company recognized revenue of $38.9 million for variable consideration related to revenue share contracts for Betting Technology, Content and Services.
Contract Balances
The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables (see Note 5 –
Accounts Receivable, Net)
, contract assets, or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to the right to invoice or deferred revenue when revenue is recognized subsequent to invoicing. Contract assets are transferred to receivables when the rights to invoice and receive payment become unconditional.
As of December 31, 2021, the Company had $21.8 million of contract assets and $29.9 million of contract liabilities, recognized as deferred revenue. As of December 31, 2020, the Company had $10.1 million of contract assets and $26.0 million of contract liabilities, recognized as deferred revenue. As of December 31, 2019, the Company had $5.7 million contract assets and $16.0 million of contract liabilities, recognized as deferred revenue.
The $11.7 million increase in contract assets as compared to the balance of $10.1 million as of December 31, 2020 is due to the acquisition of Second Spectrum. The $3.9 million increase in deferred revenue as compared to the balance of $26.0 million as of December 31, 2020 is primarily due to cash payments received or due in advance of satisfying performance obligations, which were in the ordinary course of business.

Substantially all of the deferred revenue beginning balance as of each period presented has been recognized in the years ended December 31, 2021 and 2020.
COVID-19
Due to
COVID-19,
sporting events were suspended, postponed or cancelled during 2020 and early 2021, resulting in service issues related to certain customer contracts for Betting Technology, Content and Services as there was a lack of available official sports data for higher-tiered sporting events, and customers entered into these contracts with the expectation they would have access to official sports data for higher-tiered sporting events. As a result, the Company entered into contract modifications with certain customers in the second and third quarter of 2020 to provide one-time
discounts on fixed fees in connection with Betting Technology, Content & Services, as compensation for the service issues, resulting in a reduction in revenue in the periods impacted. While the Company did not experience any service issues as a result of
COVID-19
for the year ended December 31, 2021, the extent of the ongoing and future effects of
COVID-19
and its variants on the Company’s business is uncertain.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Accounts Receivable, Net
As of December 31, 2021, accounts receivable, net consisted of accounts receivable of $50.1 million less allowance for doubtful accounts of $1.3 million. As of December 31, 2020, accounts receivable, net consisted of accounts receivable of $26.1 million less allowance for doubtful accounts of $1.3 million.
Allowance for doubtful accounts is as follows (in thousands):

	As of December 31, 2021	As of December 31, 2020
Balance, beginning of period	$1,270	$760
Increase (decrease) in provision	1,726	582
Write-offs, net of recoveries	(1,672)	(122)
Foreign currency translation adjustments	(12)	50

Balance, end of period	$1,312	$1,270

Note 6. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	As of December 31,	As of December 31,
	2021	2020
Buildings	$2,451	$2,434
IT Equipment	20,571	9,695
Furniture and fixtures	1,821	1,700
Other equipment	38	38

Total property and equipment	$24,881	$13,867

Less: accumulated depreciation	10,436	8,865

Property and equipment, net	$14,445	$5,002

Depreciation expense related to property and equipment was $3.0 million, $1.6 million, and $1.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Note 7. Goodwill
Changes in the carrying amount of goodwill for the periods presented in accompanying consolidated financial statements are as follows (in thousands):

Balance as of December 31, 2019	$192,980
Goodwill acquired	2,211
Effect of currency translation remeasurement	5,433

Balance as of December 31, 2020	$200,624
Goodwill acquired (1)	152,421
Effect of currency translation remeasurement	(6,627)

Balance as of December 31, 2021	$346,418

(1)	Includes a working capital adjustment of $1.1 million in the fourth quarter of fiscal year 2021 for the Second Spectrum acquisition

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2021, the carrying amount of goodwill increased by $20.5 million due to the FanHub acquisition, $101.4 million due to the Second Spectrum acquisition, $30.5 million due to the Spirable acquisition. For the year ended December 31, 2020 the carrying amount of goodwill increased by $2.2 million due to the Sportzcast acquisition. (See Note 3 –
Business Combinations.
)
No impairment of goodwill was recognized for the years ended December 31, 2021, 2020 and 2019.
Note 8. Intangible Assets, Net
Intangible assets subject to amortization as of December 31, 2021 consist of the following (in thousands, except years):

	Weighted Average Remaining Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(years)
Data rights	7	$71,266	$23,625	$47,641
Marketing products	6	62,803	12,786	50,017
Technology	2	112,698	54,811	57,887
Capitalized software	2	70,494	34,820	35,674

Total intangible assets		$317,261	$126,042	$191,219

Intangible assets subject to amortization as of December 31, 2020 consist of the following (in thousands, except years):

	Weighted Average Remaining Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(years)	(in thousands)
Data rights	8	$71,797	$16,621	$55,176
Marketing products	12	24,757	4,548	20,209
Technology	1	44,720	32,625	12,095
Capitalized software	2	44,374	17,312	27,062

Total intangible assets		$185,648	$71,106	$114,542

Amortization expense
was $56.3 million, $33.4 million, and $26.3 million for the years ended December 31
, 2021
, 2020
and 2019
, respectively.
As of December
 31, 2021, expected amortization of intangible assets for each of the five succeeding fiscal years and thereafter is as follows:

Fiscal Years	(in thousands)
2022	$62,929
2023	55,558
2024	27,112
2025	8,859
2026	8,859
Thereafter	27,902

Total	$191,219

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note  9.     Other Assets
Other assets (current and long-term) as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31, 2021	December 31, 2020
Other current assets:
Non-trade receivables	$6,767	$3,448
Deferred offering costs	—	2,093
Executive note receivable	—	4,659
Inventory	530	384

Total other current assets	$7,297	$10,584

Other assets:
Security deposit	$4,059	$3,622
Corporate tax receivable	3,886	1,256
Sales tax receivable	623	3,042
Contract costs	1,751	1,576

Total other assets	$10,319	$9,496

Note  10. Debt
The following table summarizes outstanding debt balances as of December 31, 2021 and 2020 (in thousands):

Instrument	Date of Issuance	Maturity Date	Effective interest rate	December 31, 2021	December 31, 2020
Investor Loan Notes	September 2018 to December 2019	April 2021	10%	$—	$82,631
Genius Sports Italy Srl Mortgage	December 2010	December 2025	1%	88	116
Related party loan	December 2020	April 2021	4%	—	10,248

				$88	$92,995
Less current portion of debt				(23)	(10,272)

Non-current portion of debt				$65	$82,723

Investor Loan Notes
On September 7, 2018, the Company issued to Maven TopHoldings SARL, a subsidiary of a fund advised by Apax and other shareholders $56.2 million aggregate principal amount of unsecured investor loan notes with interest of 10% per annum and $5.2 million aggregate principal amount of unsecured manager loan notes with interest at 10% per annum (collectively the “Investor Loan Notes”). During September and December 2019, supplemental deeds to the Investor Loan Notes were entered into by the Company, providing for the issuance of additional Investor Loan Notes with an aggregate principal amount of $1.4 million. See Note 20 –
Related Party Transactions
. The Company repaid the Investor Loan Notes in full upon the consummation of the Merger.
Genius Sports Italy Srl Mortgage
On December 1, 2010, Genius Sports entered into a loan agreement in Euros for the equivalent of $0.3 million to be paid in accordance with the quarterly floating rate amortization schedule over the course of the loan.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Related Party Loan
On December 8, 2020, certain investment funds affiliated with Apax entered into a loan agreement with a subsidiary of the Company (the “Related Party Loan”) for an aggregate amount of $10.0 million in order to fund cash consideration payable with respect to acquisition of business, properties or assets, as well as to fund general corporate expenses, including working capital. The Related Party Loan carries an interest rate of 4.00% per annum. See Note 20 –
Related Party Transactions
. The Company repaid the Related Party Loan in full upon the consummation of the Merger.
Secured Overdraft Facility
The Company has access to short-term borrowings and lines of credit. The Company’s main facility is a secured overdraft facility with Barclays Bank PLC, which incurs a variable interest rate of 4.00% over the Bank of England rate. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under its lines of credit.
As of December 31, 2021 and 2020, the Company was in compliance with all applicable covenants related to its indebtedness.
Interest Expense
Interest expense was $3.4 million, $8.0 million and $6.9 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Debt Maturities
Expected future payments for all borrowings as of December 31, 2021 are as follows:

Fiscal Period:	(in thousands)

2022	$23
2023	22
2024	23
2025	20
2026	—
Thereafter	—

Total payment outstanding	$88

Note 11. Derivative Warrant Liabilities
As part of dMY’s initial public offering (“IPO”) in 2020, dMY issued 9,200,000 warrants to third party investors, and each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, dMY completed the private sale of 5,013,333 warrants to dMY’s sponsor (“Private Placement Warrants”) and each Private Placement Warrant allows the sponsor to purchase one share of the Company’s Class A common stock at $11.50 per share.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will become

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exercisable
on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In the year ended December 31, 2021, 1,531,591 Public Warrants were exercised at a price of $11.50 per share, resulting in proceeds of $17.6 million, and the issuance of 1,531,591 shares of Common Stock. As of December 31, 2021, 7,668,381 Public Warrants remained outstanding.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. On September 15, 2021, the Private Placement Warrants were exercised in full on a cashless basis, resulting in the issuance of 2,282,759 shares of Common Stock. None of the Private Placement Warrants remain outstanding as of December 31, 2021.
The Company accounts for Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (ASC 480) and ASC 815, Derivatives and Hedging (ASC 815). Specifically, the Public and Private Placement Warrants meet the definition of a derivative but do not qualify for an exception from derivative accounting since the warrants are not indexed to the Company’s stock and therefore, are precluded from equity classification. Since the Public and Private Placement Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Merger, with subsequent changes in their respective fair values recognized in the consolidated statement of operations. For the year ended December 31, 2021, a loss of $11.4 million was recognized from the change in fair value of the Public and Private Placement Warrants in the Company’s consolidated statements of operations.

Note 12. Other Liabilities
Other liabilities (current and long-term) as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31, 2021	December 31, 2020
Other current liabilities:
Other payables	$2,839	$3,576
Deferred consideration	5,675	—
Contingent consideration	21,840	138

Total other current liabilities	$30,354	$3,714

Other liabilities:
Deferred consideration	$4,595	$—
Contingent consideration	6,532	2,164
Incentive securities	—	1,425

Total other liabilities	$11,127	$3,589

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Common Shares
Ordinary Shares
Holders of Ordinary Shares are entitled to receive notice of, attend and speak at a general meeting of the Company and to vote on resolutions on a one vote per ordinary share basis, exercised by a show of hands, on a poll or on a written resolution. The holders of ordinary shares are entitled to such dividends as may be declared by the Genius Board, subject to all applicable laws, including but not limited to the Guernsey Companies Law and the Genius Governing Documents. Dividends and other distributions authorized by the Genius Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with the Genius Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis.
As of December 31, 2021, the Company had unlimited Common Shares authorized and 193,585,625 shares issued and outstanding. As of December 31, 2020, the Company had 70,040,242 Common Shares authorized, issued and outstanding.
B Shares
Holders of B Shares are entitled to receive notice of, attend and speak at a general meeting of the Company and to vote on resolutions. On a show of hands, on a poll or on a written resolution each holder of B Shares is entitled to exercise one tenth of a vote per B Share held. The B shares do not entitle holders to dividends or distributions, or to participate in any other distribution of the assets of the Company whether on a winding up or otherwise.
As of December 31, 2021, the Company had 22,500,000 B Shares authorized and 18,500,000 B Shares issued and outstanding. As of December 31, 2020, the Company had no B Shares authorized, issued and outstanding.
Note 14. Loss Per Share
The Company uses the
two-class
method to calculate net loss per share and apply the more dilutive of the two-class
method, treasury stock method or
if-converted
method to calculate diluted net loss per share. Undistributed earnings for each period are allocated to participating securities, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for Preference Shares outstanding in the periods to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. Additionally, the B Shares, issued in connection with the License Agreement (defined below), are not included in the loss per share calculations below as they are non-participating
securities with no rights to dividends or distributions. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.
The computation of loss per share and weighted average shares of the Company’s common stock outstanding for the years ended December 31, 2021, 2020 and 2019 is as follows (in thousands except share and per share data):

	Year ended December 31,
	2021	2020	2019
Net loss attributable to common stockholders – basic and diluted	$(592,753)	$(30,348)	$(40,207)
Basic and diluted weighted average common stock outstanding	150,912,333	70,040,242	68,414,830

Loss per share attributable to common stockholders – basic and diluted	$(3.93)	$(0.43)	$(0.59)

F-
36

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The shares and net loss per common share, prior to the Business Combination, have been retroactively restated as shares reflecting the Exchange Ratio of approximately 37.38624 shares of the Company per one share of Maven Topco as established in the Merger.
The following table presents the potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year ended December 31,
	2021	2020	2019
Stock options to purchase common stock	436,238	—	—
Unvested restricted shares	8,889,155	—	—
Public Warrants to purchase common stock	7,668,381	—	—
Warrants issued to NFL to purchase common stock	18,500,000	—	—
Preference shares	—	218,561,319	218,561,319
Incentive Securities	—	31,168,684	28,465,659

Total	35,493,774	249,730,003	247,026,978

Note 15. Stock-based Compensation
Restricted Shares
2021 Restricted Share Plan
On October 27, 2020, in anticipation of the Merger, the Board of Directors approved a Management Equity Term Sheet (“Term Sheet”) which modified the terms of Maven Topco’s legacy Incentive Securities (defined below) and allowed for any unvested Incentive Securities at Closing to be converted to restricted shares under the 2021 Restricted Share Plan, using the Exchange Ratio established during the Merger. See Note 2 –
Reverse Capitalization
.
Specifically, historical unvested Class B and Class C Incentive Securities were converted to restricted shares subject only to service conditions (“Time-Vesting Restricted Shares”) and subject to graded vesting over four years. Historical Class D unvested Incentive Securities were converted to restricted shares with service and market conditions (“Performance-Vesting Restricted Shares”), subject to graded vesting over three years based on a market condition related to volume weighted average trading price performance of the Company’s common stock.
The Company determined that a modification to the terms of Maven Topco’s legacy Incentive Securities occurred on October 27, 2020 (“October Modification”) because the Company removed the Bad Leaver provision (discussed below in “Incentive Securities” section) for vested awards, contingent upon the Closing, representing a change in vesting conditions. The Company further determined that another modification occurred on April 20, 2021 (“April Modification”) since the Incentive Securities, which are private company awards, were exchanged for restricted shares, which are public company awards, representing a change in vesting conditions.
No compensation cost was recognized as a result of the October Modification because the awards were improbable of vesting both before and after the modification date as of October 27, 2020. Upon Closing, the Company recognized total compensation cost of $183.2 million to account for the vesting of the historical

F-
37

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Incentive Securities upon removal of the Bad Leaver provision. The Company measured the awards based on their fair values as of October 27, 2020, which is considered to be the grant date fair value of the awards, adjusted for any incremental compensation cost resulting from the April Modification, which is determined to be immaterial.
The estimated October Modification date fair values of the Company’s restricted shares under the 2021 Restricted Shares Plan were calculated based on the following assumptions:

Common share and equivalents price - marketable (1)	$10.26
Discount for lack of marketability (“DLOM”) (2)	16.0%
*Term (3)	4.5	years
*Volatility (4)	83.3%
*Risk-free rate (5)	0.3%

(1)	Represents the publicly traded common stock price of dMY as of the modification date on October 27, 2020
(2)
Represents the discount for lack of marketability of the historical Incentive Securities as of the modification date on October 27, 2020 (subsequently converted to restricted shares upon Closing), calculated using the Finnerty Method

(3)	Represents the sum of the expected term from the modification date to Closing (6 months) and the vesting period of 4 years for Performance-Vesting Restricted Shares
(4)	Calculated based on comparable companies’ historical volatilities over a matching term of 4.5 years
(5)	Based on the U.S. Constant Maturity Treasury yield curve as of the modification date over a matching term of 4.5 years
*	Only used to estimate the modification date fair value of historical Class D Incentive Securities (subsequently converted to Performance-Vesting Restricted Shares) under Monte Carlo simulations

Second Spectrum Restricted Shares
On June 15, 2021, as part of the Company’s acquisition of Second Spectrum (See Note 3 –
Business Combinations
), the Company granted 518,706 restricted shares to the founders of Second Spectrum, with 50% to be vested on December 31, 2021 and 2022 (“Second Spectrum Restricted Shares”). The grant date fair value of the Second Spectrum Restricted Shares is estimated to be equal to the closing price of the Company’s common stock of $17.74 as of the grant date on June 15, 2021.
A summary of the Company’s overall restricted shares activities for the year ended December 31, 2021 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested restricted shares as of December 31, 2020	—
Granted	10,995,112	$8.70
Forfeited	(5,842)	$8.62
Vested	(2,100,115)	$9.76

Unvested restricted shares as of December 31, 2021	8,889,155	$8.44

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The
compensation cost recognized for the restricted shares during the year ended December 31, 2021 was $244.8 million, and zero for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2021, total unrecognized compensation cost related to the restricted shares was $49.6 million and is expected to be recognized over a weighted-average service period of 1.2 years.
Stock Options
2021 Option Plan
On April 20, 2021 (“Grant Date”), as part of the Merger, the Board of Directors adopted the 2021 Option Plan and granted employees options to purchase the Company’s common stock via an employee benefit trust including 1) options which shall immediately vest upon Closing (“Immediate-Vesting Options”), 2) options subject only to service conditions (“Time-Vesting Options”) and 3) options with service and market conditions (“Performance-Vesting Options”). Immediate-Vesting Options became fully vested and exercisable immediately following the Closing, which aligns with the Grant Date. Time-Vesting Options are subject to graded vesting over the four years following the Grant Date. Performance-Vesting Options are subject to graded vesting over the three years from the Grant Date, subject to a market condition related to volume weighted average trading price performance of the Company’s common stock.
The estimated Grant Date fair value of the Company’s options under the 2021 Option Plan was calculated using a combination of the Black Scholes Option Pricing Model and Monte Carlo simulations based on the following assumptions:

Time to maturity (1)	5.0	years
Common stock price (2)	$16.21
Volatility (3)	90.1%
Risk-free rate (4)	0.8%
Strike price (1)	$10.00
Dividend yield (5)	0.0%

(1)	Based on contractual terms
(2)	Represents the publicly traded common stock price as of the Grant Date
(3)	Calculated based on comparable companies’ historical volatilities over a matching term of 5 years
(4)	Based on the U.S. Constant Maturity Treasury yield curve as of the valuation date over a matching term over 5 years
(5)	Assumes a dividend yield of zero as the Company has no plans to declare dividends in the foreseeable future
A summary of the Company’s options activity for the year ended December 31, 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2020	—
Granted	445,868	$10.00
Forfeited	(9,630)	$10.00

Outstanding as of December 31, 2021	436,238	$10.00	4.30	$—
Exercisable as of December 31, 2021	58,053

Unvested as of December 31, 2021	378,185

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The compensation cost recognized for options during the year ended December 31, 2021 was $1.4 million. The weighted-average grant date fair value per share of options granted during the year ended December 31, 2021 was $10.11. The total fair value of options that vested during the year ended December 31, 2021 was $0.5 million.
As of December 31, 2021, the Company had $3.0 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 3.00 years.
NFL Warrants
On April 1, 2021, the Company entered into a new multi-year strategic partnership with NFL Enterprises LLC (“NFL”) (the “License Agreement”). Under the terms of the License Agreement, the Company obtains the right to serve as the worldwide exclusive distributor of NFL official data to the global regulated sports betting market, the worldwide exclusive distributor of NFL official data to the global media market, the NFL’s exclusive international distributor of live digital video to the regulated sports betting market (outside of the United States of America where permitted), and the NFL’s exclusive sports betting and
i-gaming
advertising partner. The License Agreement contemplates a
six-year
period (the “Term”), with an initial four-year period commencing April 1, 2021 and years five and six renewable by NFL in one year increments. Pursuant to the License Agreement, the Company, agreed to issue the NFL an aggregate of up to 18,500,000 warrants and 2,000,000 additional warrants for each annual extension, with each warrant entitling NFL to purchase one ordinary share of the Company for an exercise price of $0.01 per warrant share. The warrants will be subject to vesting over the six-year
Term. Additionally, each warrant is issued with one share of redeemable B Share with a par value of $0.0001. The B Shares, which are not separable from the warrants, are voting only shares with no economic rights to dividends or distributions. Pursuant to the License Agreement, when the warrants are exercised, the Company shall purchase or, at its discretion, redeem at the par value an equivalent number of B Shares, and any such purchased or redeemed B Shares shall thereafter be cancelled.
The Company accounts for the License Agreement as an executory contract for the ongoing Data Feeds and the warrants will be accounted for as share-based payments to non-employees.
The awards are measured at grant date fair value when all key terms and conditions are understood by both parties, including for unvested awards and are expensed over the term to align with the data services to be provided over the periods.
The grant date fair value of the warrants is estimated to be equal to the closing price of dMY’s common stock of $15.63, as of the grant date on April, 1, 2021. The Company used dMY’s stock price to approximate the fair value of the Company as the grant date was before the Merger was consummated.
A summary of the Company’s warrants activity for the year ended December 31, 2021 is as follows:

	Number of Warrants	Weighted Averaged Exercise Price
Outstanding as of December 31, 2020	—
Issued	18,500,000	$0.01

Outstanding as of December 31, 2021	18,500,000

The cost recognized for the warrants during the year ended December 31, 2021 was $243.2 million, and zero for the years ended December 31, 2020 and 2019. As of December 31, 2021, the Company had $46.0 million of unrecognized stock-based compensation expense related to the warrants. The warrants vest over a three year period and the cost is expected to be recognized over a weighted-average period of 0.89 years. 11,250,000 warrants were vested in the year ended December 31, 2021.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Incentive Securities
Prior to the Merger, the Company maintained an equity incentive arrangement providing employees options to purchase historical Maven Topco’s common stock (the “Incentive Securities”) consisting of B Ordinary Shares (“Class B Incentive Securities”), C Ordinary Shares, C1 Ordinary Shares, C2 Ordinary Shares (collectively, “Class C Incentive Securities”), D1 Ordinary Shares, and D2 Ordinary Shares (collectively, “Class D Incentive Securities”), with each share having a par value of $0.01, except for the Class C Incentive Securities, which had a par value of $0.21. In connection with the Merger, any Incentive Securities that remained unvested immediately prior to the Closing were exchanged for restricted shares issued under the 2021 Restricted Share Plan (discussed above in “2021 Restricted Shares Plan” section).

Pursuant
to the Business Combination Agreement, a
catch-up
payment of $
20.4
 million was made to the holders of Class B Incentive Securities (“Incentive Securities
Catch-Up
Payment”) in relation to their rights to distribution upon liquidation events as contemplated in Maven Topco’s Articles of Incorporation. The Incentive Securities
Catch-Up
Payment was recognized as stock-based compensation expense upon Closing.
Based on the forfeiture provisions discussed below, although the Incentive Securities were legally issued, they were not considered outstanding from an accounting perspective.
The Incentive Securities were subject to a repurchase feature, which in most instances was essentially a forfeiture provision. The Company had a call option to any or all of the Incentive Securities and the call option price depended on whether the Incentive Securities holder who left the Company was classified as a “Good Leaver” or a “Bad Leaver”. The repurchase price for a Good Leaver’s vested Incentive Securities was the fair value of the vested Incentive Securities. The repurchase price for any Bad Leaver’s Incentive Securities, and any Incentive Securities a Good Leaver held which remained unvested, was the lower of fair value or the original cost, akin to a forfeiture provision.
Outside of retirement from the Company at the statutory retirement age and any other circumstance in which the Company’s remuneration committee exercised its discretion to deem an individual to be a Good Leaver, any voluntary termination by a holder of Incentive Securities would entitle the Company to require the forfeiture of the Incentive Securities. The Company determined that it was not probable that any participants would reach the statutory retirement age while employed by the Company. Due to the repurchase feature, the Company estimated that holders of Incentive Securities would forfeit all of their Incentive Securities. As such, the Company did not recognize any compensation cost for the Incentive Securities for the period from January 1, 2021 to the Closing on April 20, 2021 and for the year ended December 31, 2020.
As the stated vesting provisions for the Incentive Securities were deemed non-substantive
for accounting purposes any payments made by employees to purchase the Incentive Securities were recorded by the Company as deposit liabilities. Should any of the awards vest, the deposit would be reclassified to equity and the requisite cost would be recognized. The balance of deposit liabilities as of December 31, 2021 and December 31, 2020 is zero and $1.4 million, respectively.
There were no Incentive Securities granted during the period from January 1, 2021 to April 20, 2021. On April 20, 2021, all Incentive Securities were converted to restricted shares pursuant to the Business Combination Agreement. There were no Incentive Securities outstanding as of December 31,
2021.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A

summary of the Company’s Incentive Securities activity for the year ended December
31
,
2021
is as follows (awards outstanding are recalculated based on the Exchange Ratio established during the Merger as the result of the reverse capitalization. See Note
2
–
Reverse Capitalization
for
details):

	Awards Outstanding	Weighted Averaged Exercise Price	Aggregate Intrinsic Value
			(in thousands)

Unvested awards December 31, 2020	31,168,684	$1.60	$16,243
Converted	(31,168,684)	$1.39

Outstanding as of December 31, 2021	—		$—

Stock-based Compensation Summary
The Company’s total stock-based compensation expense was summarized as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019

Cost of revenue	$243,512	$—	$—
Sales and marketing	3,546	—	—
Research and development	4,670	—	—
General and administrative	237,746	—	—

Total	$489,474	$—	$—

Note 16. Fair Value Measurements
The Public Warrants are classified as Level 1 financial instruments. The fair value of Public Warrants has been measured based on the listed market price of such warrants.
The Private Placement Warrants are classified as Level 3 financial instruments. The Company estimated the fair value of the Private Placement Warrants using a Black Scholes Pricing Model. Inherent in a Black Scholes Pricing Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The

following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December
31
,
2021
(in
thousands):

Description	Level 1	Level 2	Level 3	Total

Liabilities:
Public Warrants	$16,794	$—	$—	$16,794
Contingent Consideration	—	20,532	7,840	28,372

Total liabilities	$16,794	$20,532	$7,840	$45,166

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The

following assumptions were used for the valuation of the Private Placement Warrants as of September 15, 2021 (the exercise date) and April 20,

2021:

	As of September 15, 2021		As of April 20, 2021

Exercise price	$11.50		$11.50
Stock price	$20.05		$16.21
Volatility	65.90%		26.60%
Term	4.60	years	5.00	years
Risk-free rate	0.73%		0.82%
Dividend yield	0.00%		0.00%
The change in the fair value of the derivative warrant liabilities (Public Warrants and Private Placement Warrants) from April 20, 2021 to December 31, 2021 is summarized as follows (in thousands):

	Public Warrants	Private Placement Warrants	Total

Initial measurement at April 20, 2021	$52,638	$32,026	$84,664
Change in fair value	(22,733)	34,145	11,412
Exercise of warrants	(12,928)	(65,876)	(78,804)
Foreign currency translation adjustments	(183)	(295)	(478)

Derivative warrant liabilities at December 31, 2021	$16,794	$—	$16,794

Contingent consideration is classified as Level 2 and Level 3 financial instruments. The fair value of the Level 2 contingent consideration has been measured based on the underlying stock price of the Company. The fair value of the Level 3 contingent consideration is determined based on significant unobservable inputs including discount rate, estimated revenue of the acquired business, and estimated probabilities of achieving specified technology development and operational milestones. Significant judgment is employed in determining the appropriateness of the inputs described above. Changes to the inputs could have a material impact on the company’s financial position and results of operations in any given period.
The change in the fair value of the contingent consideration is summarized as follows (in thousands):

	2021	2020

Beginning balance – January 1	$2,302	$2,520
Additions (1)	6,615	—
(Gain) loss on fair value remeasurement of contingent consideration (2)	19,405	(271)
Foreign currency translation adjustments	50	53

Ending balance – December 31	$28,372	$2,302

(1)
Additions during the year ended December 31, 2021 represent contingent consideration liabilities arising from the Spirable acquisition (refer to Note 3 –
Business Combinations
) in the third quarter of 2021.

(2)
(Gain) loss on fair value remeasurement of contingent consideration mainly consist of an increase in the obligation to the former management shareholders of Second Spectrum as the lock-up
period expired on December 31, 2021. Pursuant to the terms and conditions of the business combination agreement with Second Spectrum, the Company will issue an additional 2,701,576 shares of the Company’s common stock to the former Second Spectrum shareholders in early 2022.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

With

the respect to the contingent consideration obligation arising from the Spirable acquisition, the Company estimates the fair value at each subsequent reporting period using a probability weighted discounted cash flow model for contingent milestone payments and Monte Carlo simulation for contingent revenue payments.
As of December 31, 2021, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.
Note 17. Income Taxes
The U.K. and foreign components of the Company’s loss before provision for income taxes consisted of the following (in thousands):

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019

U.K.	$(326,206)	$(26,846)	$(43,199)
Foreign	(278,248)	(1,689)	(2,374)

Loss before income taxes	$(604,454)	$(28,535)	$(45,573)

The components of the Company’s income tax (benefit) expense consisted of the following (in thousands):

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019

Current:
U.K.	$—	$—	$—
Foreign	1,708	47	114

Current tax expense	1,708	47	114

Deferred:
U.K.	(13,618)	1,650	(5,374)
Foreign	209	116	(106)

Deferred tax expense (benefit)	(13,409)	1,766	(5,480)

Total	$(11,701)	$1,813	$(5,366)

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 19.0% is as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019

U.K. provision at statutory rate	19.0%	19.0%	19.0%
Expenses not deductible for tax purposes	(1.6)	0.9	(3.6)
Return to provision	(0.4)	—	—
Non-deductible interest expense	—	(3.6)	—
Income not taxable	—	—	0.8
Stock based compensation	(19.7)	2.6	1.5
Chargeable gains/(losses)	—	—	—
Remeasurement of warrant liability	—	—	—
Transaction cost adjustment	—	(1.4)	—
Tax rate change	0.3	—	(0.4)
Foreign rate difference	5.3	—	(1.5)
Change in valuation allowance	(0.9)	(21.6)	(4.0)

Effective tax rate	2.0%	(4.1)%	11.8%

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The

Company’s effective tax rates differ from the U.K. statutory rate primarily due to the change in valuation allowance, and expenses not deductible for tax purpose.
The Company’s deferred income tax assets and liabilities as of December 31, 2021 and 2020 are as follows (in thousands):

	Year Ended December 31,	Year Ended December 31,
	2021	2020

Deferred tax assets:
Net operating loss carry forward	$48,031	$26,498
Property and equipment	(78)	159
Other	180	187

Deferred tax assets before valuation allowance	48,133	26,844
Valuation allowance	(19,059)	(11,240)

Deferred tax assets, net of valuation allowance	29,074	15,604

Deferred tax liabilities:
Outside basis difference	2,034	1,913
Intangible assets	43,942	21,783

Deferred tax liabilities	45,976	23,696

Net deferred tax assets (liabilities)	$(16,902)	$(8,092)

The

Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years, the Company believes it is not more likely than not that all of the deferred tax assets can be realized in certain jurisdictions. Accordingly, the Company established and recorded a valuation allowance on its net deferred tax assets of $
19.1
 million as of December
31
,
2021
and a valuation allowance on its net deferred tax assets of $
11.2
 million as of December
31
,
2020
.
As of December 31, 2021, the Company had $164.9 million of U.K. net operating loss carryforwards available to reduce future taxable income. All of the U.K. net operating losses will be carried forward indefinitely for U.K. tax purposes.
The Company had no uncertain tax positions for the years ended December 31, 2021 and 2020.
Note 18. Commitments and Contingencies
Leases
The Company leases office space under various
non-cancellable
operating leases expiring at various dates through August 10, 2025. The Company also leases miscellaneous office equipment under noncancelable operating leases. Rent expense related to operating leases was $5.1 million, $2.9 million, and $3.6 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company also subleases certain property under operating leases. Sublease income was $2.2 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively. Sublease income for the year ended December 31, 2019 was immaterial.
In September 2019, the Company legally assigned its rights and obligations in a London, England office lease to a third party. Historically, the Company accounted for the lease as an operating lease under US GAAP.
In

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

connection

with the legal assignment to the third party, the Company was relieved of its primary obligation under the original lease, and the transaction was accounted for as a lease termination. In connection with the lease termination, the Company recognized a loss on termination of the original lease of $
1.1
 million in the year ended December
31
,
2019
inclusive of amounts paid to the third party to assume the original lease. The loss was recognized in general and administrative expense in the Company’s consolidated statement of operation.
As of December 31, 2021, future minimum rental payments under noncancelable operating leases are as follows (in thousands):

Years Ended December 31	(in thousands)

2022	$6,870
2023	5,757
2024	4,466
2025	1,366
2026	—
Thereafter	—

Total	$18,459

Sports Data License Agreements
The Company enters into certain license agreements with sports federations and leagues primarily for the right to supply data and/or live video feeds to the betting industry. These license agreements may include rights to live and past game data, live videos and marketing rights. The license agreements entered into by the Company are complex and deviate in the specific rights granted, but are generally for a fixed period of time, with payments typically made in installments over the length of the contract. As of December 31, 2021, future minimum commitments under the Company’s data rights license agreements accounted for as executory contracts are as follows (in thousands):

Years Ended December 31	(in thousands)

2022	$113,218
2023	133,439
2024	124,876
2025	38,050
2026	14,464
Thereafter	27,901

Total	$451,948

Purchase Obligations
The Company purchases goods and services from vendors in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company’s long-term purchase obligations primarily include service contracts related to cloud-based hosting arrangements. Total purchase obligations under these services contracts are $28.3 million as of December 31, 2021, with approximately $14.9 million due within one year and the remaining due by 2025.

F-
46

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

General Litigation
From time to time, the Company is or may become subject to various legal proceedings arising in the ordinary course of business, including proceedings initiated by users, other entities, or regulatory bodies. Estimated liabilities are recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many instances, the Company is unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from a matter may differ from the amount of estimated liabilities the Company has recorded in the audited consolidated financial statements covering these matters. The Company reviews its estimates periodically and makes adjustments to reflect negotiations, estimated settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular matter.
Couchmans LLP Settlement
An agreement was signed on February 25, 2014 with Couchmans LLP and Couchmans Data Services Limited (together “Claimants”) for the supply of basketball data to Betgenius, Ltd. (“Betgenius”) in exchange for revenue share payments. On February 9, 2017 Betgenius received notice from Travers Smith LLP, the legal counsel to the Claimants, regarding an alleged breach of contract. On April 30, 2019, a settlement agreement was signed with the Claimants in relation to the non-payment
of revenue shares owed to the Claimants by the Company from the signed 2014 agreement. Per the terms of the settlement agreement, the Company would pay a sum totaling $1.4 million to the Claimants, due in tranches. The Company paid its final tranche of approximately $0.1 million in the first quarter of 2020.
BetConstruct Litigation
On September 6, 2019, the Company sent a letter to Soft Construct (Malta) Limited (d/b/a BetConstruct) (“BetConstruct”) stating that BetConstruct has infringed on the Company’s database rights by copying and using the contents of the Company’s databases. In March 2020, the Company filed a claim against BetConstruct and its affiliates, Royal Panda Limited and Vivaro Limited, in the High Court of England and Wales with respect to their infringement of the Company’s database rights. The Company is seeking injunctive and monetary relief against BetConstruct in connection with the alleged infringement. The claim has been amended to address the effects of Brexit. BetConstruct, having filed a defense, has now filed an amended defense and issued a counterclaim relating to competition law. Procedural steps in relation to the amended claim and amended defense and counterclaim on-going.
Future timetable to be agreed. This litigation is currently
on-going
and the Company can provide no assurances regarding the outcome of these proceedings and the impact that they may have on the Company’s business or reputation.
Sportradar Litigation
On February 28, 2020, Sportradar AG and Sportradar UK Limited (collectively, “Sportradar”) filed a claim with the Registrar of the Competition Appeal Tribunal (“CAT”) against Football DataCo Limited (“Football DataCo”), Betgenius Limited (“Betgenius”), a subsidiary of the Company, and the Company. Sportradar is claiming that the Company has breached Article 101 of the Treaty on the Functioning of the European Union and Chapter I of the Competition Act 1998 in connection with the Company’s exclusive official live data agreement (the “Football DataCo Agreement”) with Football DataCo.
Sportradar is seeking injunctive and monetary relief against the Company and Football DataCo in connection with the Football DataCo Agreement. The Company is currently defending the claim and Football DataCo (supported by the Company) made an application to transfer the claim from the Competition Appeal
Tribunal to

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the

U.K. High Court on June
29
,
2020
. In addition, the Company and Football DataCo have issued claims against Sportradar for matters including conspiracy to injure by unlawful means and breach of confidence in relation to Sportradar’s unauthorized data collection activities at football club grounds where the Company has an exclusive right to collect official live data, which will be heard in the U.K. High Court (the foregoing litigation, the “Sportradar Litigation”), and seeks injunctive and monetary relief pursuant to such claims. A defense has been filed and served. Single trial listed to take place in autumn
2022
. The outcome of the litigation is uncertain, and therefore, the Company is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome. This litigation is currently on-going
and the Company can provide no assurances regarding the outcome of these proceedings and the impact that they may have on the Company’s business or reputation.
Bank Letters of Credit
In the normal course of business, the Company provides standby letters of credit or other guarantee instruments to certain parties initiated by either the Company or its subsidiaries. The Company has bank guarantees with Barclays Bank PLC totaling approximately $40.6 million outstanding as of December 31, 2021.

The Company has not recorded any liability in connection with these bank guarantee arrangements. Based on historical experience and information currently available, the Company does not believe it will be required to make any payments under the bank guarantee arrangements. The Company has recorded $0.8 million, $0.8 million, and $0.7 million in interest expense in the years ended December 31, 2021, 2020, and 2019, respectively.
Note 19. Employee Benefit Plan
The Company operates a defined contribution plan for its employees. This plan is a qualified retirement savings plan under which the Company pays fixed contributions. The Company’s contributions were $1.2 million, $0.8 million, and $0.9 million in the years ended December 31, 2021, 2020 and 2019, respectively.
Note 20. Related Party Transactions
The Company extended a $4.1 million loan to one of its executives on September 7, 2018. The executive notes receivable carried a 2.5% annual interest rate and was a full-recourse loan. As of December 31, 2020, the outstanding balance on the loan receivable, inclusive of interest, was $4.7 million. On April 20, 2021 upon the successful consummation of the Merger the Company made a catch-up
payment of $15.7 million related to certain executive’s holdings of the Company’s Incentive Securities (net of proceeds from repayment of certain employee loan).
On September 7, 2018, during September and December of 2019, the Company issued investor loan notes to Apax and other shareholders. On December 8, 2020, certain investment funds affiliated with Apax entered into a Related Party Loan agreement with a subsidiary of the Company. The Company repaid the investor loan notes and the Related Party Loan in full upon the consummation of the Merger. See Note 10 –
Debt
.
The Company made payments of $9.7 million and $2.0 million to Oakvale Capital in respect to success fees relating to the Merger and acquisition of Second Spectrum respectively for year ended December 31, 2021. A director of the Company is a founder and managing partner of Oakvale Capital.
The Company made payments of $0.3 million, $0.2 million and $0.2 million to Carbon Group Limited in respect to consultancy services provided by a director and shareholder of the Company for the years ended December 31, 2021, 2020 and 2019, respectively.

GENIUS SPORTS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain

investment funds affiliated with Apax have provided the Company with a commitment letter in support of a guarantee issued by the Company to Barclays Bank PLC in connection with a letter of credit that Barclays provided to Football DataCo Limited for and on behalf of the Company for an aggregate amount of up to £
30,000,000
(approximately $
40.6
 million as of December 31, 2021) (the “Commitment Letter”), upon the occurrence of certain events. See Note 18 –
Commitments and Contingencies
.
In the year ended December 31, 2021, the Company issued 42,242 restricted shares to two independent members of the board of directors, vesting between April 2022 and April 2024. Related to the issuance, the Company recognized compensation cost of $0.2 million during the years ended December 31, 2021, in general and administrative expense in the consolidated statements of operations.
Note 21. Subsequent Events
In preparing the consolidated financial statements as of December 31, 2021 and 2020, the Company has evaluated subsequent events through March 18, 2022, which is the date the consolidated financial statements were issued.
Canadian Football League Partnership
On December 10, 2021, the Company announced a landmark strategic partnership with the Canadian Football League (“CFL” or “the League”), the second largest football league globally with over 100 years of history. As part of the agreement, Genius Sports will have the exclusive rights to commercialize the CFL’s official data worldwide and video content with sportsbooks in international markets, replicating the global distribution and success of its official betting products for the EPL and NFL, among others. In connection with the partnership, in addition to the official data rights agreement, Genius Sports and the CFL have also agreed that Genius Sports will acquire a minority stake in CFL Ventures, the new commercial arm of the League, allowing the Company to benefit strategically and financially from the CFL’s growth. The transaction became effective in January 2022.
Second Spectrum Additional Share Consideration
On June 15, 2021, the Company acquired all outstanding equity interests in Second Spectrum for a total consideration of $198.3 million including $115.0 million in cash and $83.3 million in equity, reflecting a working capital adjustment of $1.1 million in the fourth quarter of fiscal year 2021.
On February 2, 2022, the Company issued 2,701,576 additional ordinary shares to the sellers that received equity consideration, pursuant to the terms and conditions of the business combination agreement.

6,624,939 Ordinary Shares

Preliminary Prospectus

            , 2022

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers
Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.
We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities
Set forth below is information regarding share capital issued by us since our inception that were not registered under the Securities Act. These sales were exempt from registration under Section 4(a)(2) of the Securities Act, Rule 701, Regulation D and/or Regulation S under the Securities Act.
PIPE Investment
Concurrently with the execution of the Business Combination Agreement, Genius and dMY entered into certain Subscription Agreements, each dated October 27, 2020, with the PIPE Investors, including the Caledonia US Funds, pursuant to which such PIPE Investors subscribed to purchase an aggregate of 33,000,000 Genius ordinary shares, for a purchase price of $10.00 per share, for an aggregate purchase price of $330,000,000, to be issued immediately prior to or substantially concurrently with the Closing. The PIPE Investment closed on April 20, 2021.
Reorganization
Pursuant to the Business Combination Agreement, at the closing of the Business Combination on April 20, 2021, Genius underwent a pre-closing
reorganization (the “Reorganization”) wherein all existing classes of shares of TopCo (except for certain preference shares of TopCo which were redeemed and cancelled as part of the Reorganization) were exchanged for newly issued Genius ordinary shares. As described in the Business Combination Agreement, solely with respect to the shares of TopCo that were unvested prior to such reorganization and because the holders of such shares have executed and delivered support agreements agreeing to the vesting and restrictions provisions therein, such shares were exchanged for Genius ordinary shares but are still subject to the vesting and restrictions as set forth therein (“Restricted Shares”). In the Reorganization, the shareholders of TopCo were issued an aggregate of 111,013,653 Genius ordinary shares, of which 10,875,876 are Restricted Shares.
Private Placement Warrants
Pursuant to the Business Combination Agreement and the Warrant Assumption Agreement, dated as of April 20, 2021 (the “Warrant Assumption Agreement”), by and between dMY, Genius and Continental, each of 5,013,333 issued and outstanding private placement warrants of dMY issued to the Sponsor in a private placement simultaneously with the closing of the IPO, with each such warrant entitling the holder thereof to purchase one Class A Share of dMY at a price of $11.50 per share, became exercisable for one Genius ordinary share upon 12 months from the closing of the IPO (i.e., August 18, 2021). On September 15, 2021, private placement warrants were exercised in full on a cashless basis, resulting in the issuance of 2,282,759 ordinary shares, and as a result, no private placement warrants remain outstanding.
NFL License Agreement
On April 26, 2021, Genius and NFL Enterprises LLC (“NFL Enterprises”) entered into a multi-year License Agreement, pursuant to which Genius obtains the right to serve as (a) the worldwide exclusive distributor of NFL official data to the global regulated sports betting market; (b) the worldwide exclusive distributor of NFL official data to the global media market; (c) the NFL’s exclusive international distributor of live digital video to the regulated sports betting market (outside of the United States where permitted); and (d) the NFL’s exclusive sports betting and
i-gaming
advertising partner. The License Agreement contemplates a
six-year
period (the “Term”), with an initial four-year period commencing April 1, 2021 and years five and six renewable by NFL Enterprises in one year increments. Pursuant to the License Agreement, Genius will issue to NFL Enterprises an aggregate of up to 22,500,000 warrants (each, a “NFL Warrant” and, collectively, the “NFL Warrants”), with each NFL Warrant entitling NFL Enterprises to purchase one ordinary share of Genius (each, a “NFL Warrant Share”) for an exercise price of $0.01 per NFL Warrant Share. The NFL Warrants will be subject to vesting over the six-year
Term. 18,500,000 NFL Warrants were issued on April 26, 2021, of which 11,250,000 were vested immediately upon issuance and 4,250,000 were vested on April 1, 2022. The balance of the NFL Warrants will vest over the remaining Term or upon certain limited specified events and on customary terms. Each NFL Warrant will be issued along with, and be stapled to, one share of a new class of shares of Genius, $0.0001 par value (each, a “B share”), with each B share representing an economic value equal to the $0.0001 par value per share, and entitling the holder thereof to vote with the holders of the ordinary shares of Genius on the basis of 1/10 of a vote per B share. Upon each purchase of a NFL Warrant Share pursuant to the exercise of a NFL Warrant, each B share attached to such NFL Warrant shall automatically be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Genius governing documents.
Acquisition of FanHub
On May 3, 2021, the Company announced it had entered into a definitive agreement to acquire FanHub Media Holdings Pty Ltd (“FanHub”). This transaction closed on June 9, 2021. The sellers of FanHub received a combination of cash and 911,149 Genius ordinary shares in the transaction.
Acquisition of Second Spectrum
On May 6, 2021, the Company announced that it had entered into a definitive agreement to acquire Second Spectrum, Inc. (“Second Spectrum”), subject to customary adjustments. This transaction closed on June 15, 2021. The purchase price was paid in cash and 5,213,792 shares of Genius’s ordinary shares at the closing and additional 2,701,576 shares of Genius’s ordinary shares on February 2, 2022.
Spirable Acquisition
On August 17, 2021, the Company announced that it has entered into a definitive agreement to acquire Photospire Limited (“Spirable”). This transaction closed on August 17, 2021. The purchase price was paid at the closing in cash and 499,998 shares of Genius’s ordinary shares.

Item 8.	Exhibits and Financial Statement Schedules
(a)    The following documents are filed as part of this registration statement:

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of October 27, 2020, by and among dMY Technology Group, Inc. II, Maven TopCo Limited, Maven MidCo Limited, Genius Sports Limited, Genius Merger Sub, Inc. and dMY Sponsor II, LLC (incorporated by reference to Exhibit 2.1 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020). +

3.1	Amended and Restated Genius Sports Limited Memorandum of Incorporation (incorporated by reference to Exhibit 1.1 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

3.2	Amended and Restated Genius Sports Limited Articles of Incorporation (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

4.1	Specimen Warrant Certificate of dMY Technology Group, Inc. II (incorporated by reference to Exhibit 4.3 of dMY Technology Group, Inc. II’s Registration Statement on Form S-1 (File No. 333-239508) filed with the SEC on August 3, 2020).

4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and dMY Technology Group, Inc. II (incorporated by reference to Exhibit 4.1 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on August 18, 2020).

4.3	Warrant Assumption Agreement among dMY Technology Group, Inc. II, Genius Sports Limited and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to Exhibit 2.3 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

4.4	Warrant Certificate of Genius Sports Limited in favor of NFL Enterprises LLC. (incorporated by reference to Exhibit 2.4 of the Company’s Shell Company Report on 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

5.1	Opinion of Carey Olsen (Guernsey) LLP as to the validity of Genius Sports Limited’s ordinary shares.**

10.1	Amended & Restated Investor Rights Agreement (incorporated by reference to Exhibit 4.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

10.2	Founder Holders Forfeiture Agreement, dated as of October 27, 2020, by and among the Founders, Genius and dMY (incorporated by reference to Exhibit 10.1 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020).

10.3	Founder Holders Consent Letter, dated October 27, 2020, by and among the Founders, Genius and dMY Technology Group, Inc. II (incorporated by reference to Exhibit 10.2 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020).

10.4	Form of Transaction Support Agreement (incorporated by reference to Exhibit 10.4 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020).

10.5	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 of dMY Technology Group, Inc. II’s Current Report on Form 8-K filed with the SEC on October 27, 2020).

10.6	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.9 the Company’s Registration Statement on Form F-4 (File No. 333-252179) filed with the SEC on March 11, 2020).

Exhibit No.	Description

10.7	Genius Sports Limited 2021 Restricted Share Plan (incorporated by reference to Exhibit 4.8 of the Company’s Shell Company Report on Form 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

10.8	Form of Restricted Share Agreement under the Galileo S Limited 2021 Restricted Share Plan (incorporated by reference to Exhibit 4.9 of the Company’s Shell Company Report on Form 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

10.9	Genius Sports Limited 2021 Option Plan (incorporated by reference to Exhibit 4.10 of the Company’s Shell Company Report on Form 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

10.10	Form of Director Agreement (incorporated by reference to Exhibit 4.11 of the Company’s Shell Company Report on Form 20-F (File No. 001-40352) filed with the SEC on April 27, 2021).

10.11	Genius Sports Limited 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-8 (File No. 001-264254) filed with the SEC on April 12, 2022)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F (File No. 001-40352) filed with the SEC on March 18, 2022).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Genius Sports Limited.*

23.3	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).**

24.1	Powers of Attorney (included on signature page to the registration statement)**

101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	Previously filed.
+	Certain schedules and similar attachments to the exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).
(b)    Financial Statement Schedules:
None.

Item 9.	Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:
Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form
20-F”
at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form
20-F
if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    If the registrant is relying on Rule 430B:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)    The undersigned registrant hereby undertakes:
(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
F-1
and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on April 26, 2022.

GENIUS SPORTS LIMITED

By:	/s/ Mark Locke
Name:	Mark Locke
Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 26, 2022 in the capacities indicated:

Name	Title

/s/ Mark Locke Mark Locke	Chief Executive Officer and Director (Principal Executive Officer)

* Nicholas Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)

* David Levy	Chairman

* Albert Costa Centena	Director

* Gabriele Cipparrone	Director

* Niccolo de Masi	Director

* Harry L. You	Director

* Daniel Burns	Director

* Kimberly Williams-Bradley	Director

* Roxana Mirica	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

* /s/ Mark Locke
Mark Locke Attorney-in-Fact